     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 26, 1999


                                                      REGISTRATION NO. 333-72209
________________________________________________________________________________
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------
                   NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             NEW YORK                             8090                            11-2581812
   (STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                              26 HARBOR PARK DRIVE
                        PORT WASHINGTON, NEW YORK 11050
                           TELEPHONE: (516) 626-0007
         (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                                BERT E. BRODSKY
                            CHIEF EXECUTIVE OFFICER
                   NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.
                              26 HARBOR PARK DRIVE
                        PORT WASHINGTON, NEW YORK 11050
                           TELEPHONE: (516) 626-0007
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

            STEVEN J. KUPERSCHMID, ESQ.                           DENNIS N. BERMAN, ESQ.
        CERTILMAN BALIN ADLER & HYMAN, LLP                     SONNENSCHEIN NATH & ROSENTHAL
                 90 MERRICK AVENUE                        1221 AVENUE OF THE AMERICAS, 24TH FLOOR
               EAST MEADOW, NY 11554                                NEW YORK, NY 10020
             TELEPHONE: (516) 296-7000                           TELEPHONE: (212) 768-6737

                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                                             (cover continued on following page)
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
________________________________________________________________________________

(cover continued from previous page)

                        CALCULATION OF REGISTRATION FEE


                                                       PROPOSED
                                                       MAXIMUM         PROPOSED MAXIMUM    AMOUNT OF
      TITLE OF EACH CLASS         NUMBER OF SHARES    OFFERING PRICE     AGGREGATE         REGISTRATION
OF SECURITIES TO BE REGISTERED    TO BE REGISTERED    PER SHARE(1)     OFFERING PRICE(1)        FEE

Common Stock(2)................  2,300,000  Shares        $ 8.00          $18,400,000         $5,116
Representatives' Warrants to
  Purchase Common Stock(3).....    200,000  Warrants      $ .001          $       200         --
Common Stock underlying the
  Representatives'
  Warrants(4)..................    200,000  Shares        $ 9.60          $ 1,920,000         $  534
          Total Registration
            Fee................          --               --              $20,320,200         $5,650(5)

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended (the 'Securities Act').

(2) Includes 300,000 shares of common stock that may be issued upon exercise of a 45-day option granted to the underwriters solely to cover over-allotments, if any.

(3) No fee required pursuant to Rule 457(g) under the Securities Act.

(4) Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers such additional shares as may become issuable as a result of the anti-dilution provisions contained in the Representatives' Warrants.

(5) Paid previously.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JULY 26, 1999


PROSPECTUS

                                2,000,000 SHARES

                                     [LOGO]
                                  COMMON STOCK


     National Medical Health Card Systems, Inc. is offering 1,600,000 shares of its common stock. The selling stockholder identified in this prospectus is offering an additional 400,000 shares. There is currently no public market for Health Card's shares. Upon consummation of this offering, we will receive 73% of the proceeds from the sale of shares by the selling stockholder, net of underwriting discounts and commissions and certain fees payable to the representatives, as partial repayment of certain indebtedness owed by certain affiliates of the selling stockholder to us. The net proceeds to be received by us from the sale of the 400,000 shares of common stock offered by the selling stockholder are estimated to be $1,992,900 based on an assumed offering price of $7.50 per share. See 'Certain Transactions.' Our shares have been conditionally approved for quotation on the Nasdaq National Market under the symbol 'NMHC.' We anticipate that the public offering price will be between $7.00 and $8.00 per share.

                             ------------------------
                THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
                    SEE 'RISK FACTORS,' BEGINNING ON PAGE 5.
                             ------------------------
>
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
 COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED
  IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                                              PER SHARE     TOTAL
                                                              ---------     -----
Public Offering Price.......................................   $          $
Underwriting Discounts and Commissions......................   $          $
Proceeds to Health Card.....................................   $          $
Proceeds to Selling Stockholder.............................   $          $

     Health Card has granted the underwriters an option to purchase additional shares to cover over-allotments. It is expected that delivery of the shares will
be made to investors on or about                , 1999.

            [Logo]                               [Logo]

                            ------------------------

                                            , 1999

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    5
Forward-Looking Statements..................................   13
Use of Proceeds.............................................   14
Dividend Policy.............................................   14
Dilution....................................................   15
Capitalization..............................................   16
Selected Consolidated Financial Information.................   17
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   18
Business....................................................   26
Management..................................................   54
Certain Transactions........................................   60
Principal and Selling Stockholders..........................   66
Description of Capital Stock................................   67
Shares Eligible for Future Sale.............................   69
Underwriting................................................   70
Legal Matters...............................................   72
Experts.....................................................   72
Available Information.......................................   72
Index to Financial Statements...............................  F-1


                            ------------------------
     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. This prospectus may only be used where it is legal to sell these securities. The information contained in this prospectus may only be accurate on the date of this prospectus.

     Until   , 1999 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

     THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE DECIDING TO INVEST IN OUR SHARES. WE URGE YOU TO READ THIS ENTIRE PROSPECTUS CAREFULLY INCLUDING THE 'RISK FACTORS' SECTION, WHICH BEGINS ON PAGE 5, AND THE CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS. AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK.

     IN THIS 'PROSPECTUS SUMMARY' SECTION, 'WE,' 'OUR' AND 'OURS' REFER TO HEALTH CARD, AND 'YOU,' 'YOUR' AND 'YOURS' REFER TO A PURCHASER OF THE SHARES OF HEALTH CARD AND THE SELLING STOCKHOLDER OFFERED BY THIS PROSPECTUS.

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.

     We are an independent company, established in 1981, providing comprehensive prescription benefit management services. Our programs are designed to assist prescription benefit plan sponsors by:

      containing the cost of prescription drugs,

      monitoring the cost and quality of prescription services,

      providing sophisticated consulting services, and

      providing disease information services.

     Sponsors of prescription benefit plans managed by us include managed care organizations, local governments, unions, corporations and third party health care plan administrators. We focus our marketing efforts on prospective sponsors with plans covering up to 100,000 participants, although we also seek and service sponsors with plans covering less or significantly more plan participants. As of May 1, 1999, plans managed by us covered over 515,000 eligible employees, retirees, members and their dependents. See 'Business.'

     We began our business as a provider of computerized prescription claims processing services to sponsors and subsequently, increased our capabilities to become a provider of comprehensive prescription benefit management services. In 1995, our management began to redirect the focus of our business, with the goal of becoming a leading national independent company providing comprehensive prescription benefit management services. In particular, we concentrated on (a) attracting a management team with significant industry experience, (b) implementing a nationwide marketing effort and (c) enhancing our information systems.

     During the period July 1, 1995 to May 1, 1999, our network of participating pharmacies grew to over 44,000. During the same period, the number of plan participants covered by our sponsors' plans grew approximately 115% from approximately 240,000 to over 515,000. Revenues for the fiscal year ended June 30, 1998 increased approximately 40% as compared to revenues for the fiscal year ended June 30, 1997. Revenues for the nine months ended March 31, 1999 increased approximately 39% as compared to revenues for the nine months ended March 31, 1998.

OUR STRATEGY

     Our goal is to become a leading national independent prescription benefit manager. To achieve this goal we intend to:

      acquire complementary companies and other strategic assets,

      expand our sponsor base,

      improve our information systems,

      expand our consulting and disease information services, and establish strategic relationships.

See 'Risk Factors' and 'Business.'

OUR INDUSTRY

     An industry source estimates that 1997 U.S. purchases of prescription drugs totaled approximately $83 billion, of which purchases from retail outlets were approximately $53 billion and purchases from mail order were approximately $9 billion. Such industry source indicates that prescriptions managed by prescription benefit management companies represent an increasing proportion of such purchases. Despite cost containment efforts in the health care industry, continued advances in medical technology, new drug development and increasing drug utilization have led to significant increases in related health care costs, creating a need for more efficient systems. Prescription benefit management companies evolved to address the need for efficient, cost-effective drug delivery. The health care industry in general, and the prescription benefit management business in particular, encompass many activities that are highly regulated by state and federal government agencies. See 'Risk Factors' for a discussion of how government regulation can affect businesses in our industry.

     We believe that the foregoing trends in the pharmaceutical industry will foster greater consolidation within our industry, as many of the smaller prescription benefit management companies will find it increasingly difficult to address the sophisticated needs of health plan sponsors. We also believe there is an increasing demand among these sponsors for comprehensive plan consulting services and disease information services, as cost containment becomes more dependent on improvements in the quality of care. Our consulting and disease information services are continuing to be developed to address these demands, through the use of traditional prescription benefit management services combined with an outcome-oriented focus and sophisticated information systems. See 'Business -- Services -- Consulting Services and Disease Information Services.'

     Our executive offices are located at 26 Harbor Park Drive, Port Washington, New York 11050 and our telephone number is (516) 626-0007.

                         ------------------------
     The information contained in this prospectus gives effect to the following events, each of which happened in May 1999:

     (a) a 0.1278447-for-one reverse split in our common stock;

     (b) a reduction in the number of shares of common stock that we will have authority to issue from 200,000,000 to 25,000,000; and

     (c) our election to be governed by certain recently enacted provisions of the New York Business Corporation Law.

     In addition, the information in this prospectus is based on the assumption that certain other events do not happen. It is assumed throughout this prospectus that:

     (a) the underwriters do not exercise an over-allotment option, which gives them the right to buy up to 300,000 shares from us;

     (b) the underwriters' representatives do not exercise the warrants to be granted to them to purchase up to an aggregate of 200,000 shares of common stock; and

     (c) no options are granted under our 1999 Stock Option Plan.

                                  THE OFFERING

Common Stock Offered by Health Card.............  1,600,000 shares
Common Stock Offered by the Selling
  Stockholder...................................  400,000 shares
Common Stock Outstanding After the Offering.....  6,912,496 shares(1)
Use of Proceeds.................................  Future acquisitions, enhancement of information systems, working capital including expansion of our
                                                  sales and marketing efforts, and general corporate
                                                  purposes. See 'Use of Proceeds.'
Risk Factors....................................  This offering involves a high degree of risk and immediate and substantial dilution. See 'Risk
                                                  Factors' and 'Dilution.'
Proposed Nasdaq National Market Symbol..........  'NMHC'

------------

(1) Assumes no options are granted under our 1999 Stock Option Plan. This figure also excludes 200,000 shares issuable upon the exercise of the representatives' warrants and 300,000 shares issuable upon the exercise of the underwriters' over-allotment option. See 'Underwriting.'

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

INCOME STATEMENT DATA:


                                                                              NINE MONTHS ENDED
                                         YEARS ENDED JUNE 30,                     MARCH 31,
                                ---------------------------------------   -------------------------
                                   1996          1997          1998          1998          1999
                                -----------   -----------   -----------   -----------   -----------
                                                                                 (UNAUDITED)
Revenues......................  $54,308,872   $70,405,168   $98,528,384   $69,753,602   $96,754,613
Cost of claims................   48,843,261    63,293,699    89,770,402    63,324,692    87,518,657
                                -----------   -----------   -----------   -----------   -----------
Gross profit..................    5,465,611     7,111,469     8,757,982     6,428,910     9,235,956
Selling, general and
  administrative expenses*....    4,216,259     5,855,282     7,192,027     4,896,612     7,482,553
                                -----------   -----------   -----------   -----------   -----------
Operating income..............    1,249,352     1,256,187     1,565,955     1,532,298     1,753,403
Other income (expense)........       21,530        42,595      (180,507)       59,267       436,834
                                -----------   -----------   -----------   -----------   -----------
Income before income taxes....    1,270,882     1,298,782     1,385,448     1,591,565     2,190,237
Provision for income taxes
  (benefit)...................     (185,275)     (189,984)      569,000       663,000       731,000
                                -----------   -----------   -----------   -----------   -----------
Net income....................  $ 1,456,157   $ 1,488,766   $   816,448   $   928,565   $ 1,459,237
                                -----------   -----------   -----------   -----------   -----------
                                -----------   -----------   -----------   -----------   -----------
Earnings per common share:
     Basic....................  $      0.47   $      0.46   $      0.16   $      0.19   $      0.28
                                -----------   -----------   -----------   -----------   -----------
                                -----------   -----------   -----------   -----------   -----------
     Diluted..................  $      0.35   $      0.37   $      0.16   $      0.19   $      0.28
                                -----------   -----------   -----------   -----------   -----------
                                -----------   -----------   -----------   -----------   -----------
Weighted average shares
  outstanding:
     Basic....................    3,093,085     3,258,459     4,966,885     4,965,326     5,169,411
     Diluted..................    4,182,909     4,008,481     4,969,166     4,967,407     5,169,411
------------
*Includes amounts charged by
  affiliates aggregating:.....  $ 2,868,974   $ 4,511,144   $ 4,904,514   $ 3,672,165   $ 2,361,913


BALANCE SHEET DATA:

                                                                           AS OF MARCH 31, 1999
                                                           AS OF       ----------------------------
                                                       JUNE 30, 1998     ACTUAL      AS ADJUSTED(1)
                                                       -------------   -----------   --------------
                                                                               (UNAUDITED)
Cash and cash equivalents............................   $ 1,305,792    $ 2,037,150    $12,595,100
Working capital (deficit)............................    (8,658,324)    (6,538,632)     4,281,292
Total assets.........................................    18,343,900     25,300,711     34,958,737
Long-term debt (including current portion)...........         9,742          4,691          4,691
Total stockholders' equity (deficit).................    (2,006,282)     1,578,380     11,498,380

------------


(1) The 'As Adjusted' data reflects the application of net proceeds as discussed in Use of Proceeds. In addition, the 'As Adjusted' data reflects the net proceeds from the sale of 400,000 shares by the selling stockholder as partial repayment of certain indebtedness due to the Company from affiliates of the selling stockholder.


SUPPLEMENTAL DATA(1):

                                                                                NINE MONTHS ENDED
                                                 YEAR ENDED JUNE 30,                MARCH 31,
                                          ---------------------------------   ---------------------
                                            1996        1997        1998        1998        1999
                                          ---------   ---------   ---------   ---------   ---------
Retail pharmacy claims processed........  1,675,490   1,990,976   2,405,627   1,731,640   2,199,590
Mail pharmacy claims processed..........     28,238      62,413     131,611      90,518     126,874
Estimated plan participants (at period
  end)..................................    271,784     291,446     401,226     400,604     417,649

------------

(1) This data has not been audited. See 'Prospectus Summary,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Business.'

                                  RISK FACTORS

     You should carefully consider the following risk factors before deciding to purchase shares of our common stock. We have separated the risks into two categories:

      business risks inherent in our operations and our industry, and risks relating to this offering.

           BUSINESS RISKS INHERENT IN OUR OPERATIONS AND OUR INDUSTRY

THE MAJORITY OF OUR REVENUES ARE ATTRIBUTABLE TO A FEW SPONSORS. THE LOSS OF ONE OF THESE SPONSORS COULD ADVERSELY AFFECT OUR BUSINESS. We depend on a small number of sponsors for a significant portion of our revenues. See
'Business -- Sponsors.' The following sponsors accounted for the percentage of revenues and approximate number of participants for the periods indicated in the following table:


                                              PERCENT OF REVENUES               NUMBER OF PARTICIPANTS
                                       ---------------------------------   ---------------------------------
                                        YEAR ENDED     NINE MONTHS ENDED    YEAR ENDED     NINE MONTHS ENDED
               SPONSOR                 JUNE 30, 1998    MARCH 31, 1999     JUNE 30, 1998    MARCH 31, 1999
               -------                 -------------    --------------     -------------    --------------
Vytra Health Plans Long Island,
  Inc................................       44%               40%             166,840           157,104
Suffolk County.......................       16                14               38,893            39,617
Operating Engineers Trust Funds......        8                12               40,070            41,451


     Our arrangements with these sponsors are either oral, short-term, terminable by the sponsor or subject to continuing negotiation. Under one of our arrangements with Vytra, the written agreement sets forth a formula which determines our financial commitment with respect to the price of covered drugs. We sometimes pay less than the prices determined by this formula. We cannot assure you that Vytra will not object in the future to the prices paid in the past, currently, or in the future by us nor can we assure you that its objection will not result in our losing the contractual relationship with Vytra under this arrangement, or all of its business. If we were to lose Vytra, Suffolk or Operating Engineers as a sponsor, or lose a significant portion of any such sponsor's business or if the terms of these arrangements were to change it would have a material adverse effect on our business, operating results and financial condition. If we were to lose any of these sponsors, we cannot assure you that we will be able to replace them with additional sponsors.

WE HAVE A HISTORY OF WORKING CAPITAL DEFICITS, WHICH COULD ADVERSELY AFFECT OUR BUSINESS. The following table sets forth our working capital deficits and stockholders' deficits for the periods indicated in the first column.

                     DATE                        WORKING CAPITAL (DEFICIT)   STOCKHOLDERS' EQUITY (DEFICIT)
                     ----                        -------------------------   ------------------------------
June 30, 1996...................................         $(7,530,351)                  $(3,663,125)
June 30, 1997...................................          (7,436,095)                   (2,343,671)
June 30, 1998...................................          (8,658,324)                   (2,006,282)
March 31, 1999 (unaudited)......................          (6,538,632)                    1,578,380

     We believe that the net proceeds of the offering, together with our existing capital resources and anticipated revenues from operations, will enable us to maintain our current and planned operations for at least 24 months after consummation of the offering. If our plans or assumptions change or prove to be inaccurate, or if the net proceeds of the offering or cash flow prove to be insufficient, we may seek to minimize cash expenditures and/or obtain additional financing in order to support our plan of operations. However, we cannot assure you that additional financing will be available when needed or on terms acceptable to us, if at all. See 'Risk Factors -- If we do find a suitable acquisition, it may be difficult for us to get financing' and 'Use of Proceeds.' Our history of working capital deficits may decrease our ability to attract new investors or to raise additional capital.

OUR POSSIBLE INABILITY TO PAY PHARMACIES COULD ADVERSELY AFFECT OUR BUSINESS. Our agreements with many pharmacies in our network do not require us to make payments within a specified period. However, we know from experience that they expect timely payment. We try to process pharmacy claims promptly while still obtaining funds from sponsors before making payment to the participating pharmacies. We cannot assure you that the sponsors will pay us in a timely fashion. See 'Business Services Pharmacy Network -- Pharmacy Relations.' While we do not believe that there has been any material negative effect on our business resulting from our payment schedule and we believe our relationships with pharmacies are generally good, no assurances can be made that pharmacies in our network will not demand faster payment in the future. In such event, or if any sponsor fails to pay us on a timely basis, we may be required to pay participating pharmacies before being paid by that sponsor. In addition, if any sponsor fails to pay us at all, we will still be liable to pay our participating pharmacies. Sponsors' failure to pay us, or to pay us in a timely manner, may have an adverse effect on our cash flow and on our ability to maintain our pharmacy network, which in turn could have a material adverse effect on our business, operating results and financial condition.

LACK OF PARTICIPATION BY PHARMACIES IN OUR PHARMACY NETWORK COULD ADVERSELY AFFECT OUR BUSINESS. The continuation of our services depends heavily on the participation of pharmacies in our pharmacy network, which participation we cannot guarantee. All of our arrangements with pharmacies in our pharmacy network are either oral or terminable on short notice. If a substantial portion of the pharmacies were to discontinue their arrangements with us and/or we were unable to maintain a multi-state pharmacy network, our ability to market our prescription benefit management services could be adversely affected and sponsors could discontinue their relationships with us. Consequently, we could experience a loss of revenues, which could have a material adverse effect on our business, operating results and financial condition.

THE MARKET FOR PRESCRIPTION BENEFIT MANAGEMENT SERVICES IS VERY COMPETITIVE AND IS CONSOLIDATING. THIS MAY CAUSE PRICE OR MARGIN EROSION. We compete with numerous companies which provide the same or similar services, such as:

Express Scripts, Inc./Value'Rx'               Consultec, Inc.
PCS Health Systems, Inc.                      National Prescription Administrators, Inc.
Merck-Medco Managed Care, LLC                 Advance Paradigm, Inc.
Provantage Health Services, Inc.              MedImpact Health Care Systems, Inc.
MIM Corp.                                     Pharmaceutical Care Network

     Our competitors include other independent prescription benefit management companies, those affiliated with drug companies and those affiliated with retail pharmacy chains. In addition, present and potential sponsors may find it desirable to perform for themselves the services we render.

     Many of our competitors have been in existence for longer periods of time, are far better established than we are, have broader public recognition, and/or have financial and marketing resources substantially greater than ours. Some have more experienced management and have far more extensive facilities than those which are now, or in the foreseeable future will become, available to us. We cannot assure you that we will remain competitive or that we will successfully market prescription benefit management services to existing and new sponsors. See 'Business -- Competition.' If we are unable to market and sell our services as well as or better than our competitors, there could be a material decline in revenues and/or other material adverse effects on our business, operating results and financial condition.

     Over the past several years, insurance companies, HMOs and managed care companies have experienced significant consolidation. Our sponsors have been and may continue to be subject to consolidation pressures. Although we may gain sponsors from certain consolidations and alliances in the industry, it is also possible that we will lose sponsors as a result of consolidations and alliances. Consolidations and alliances by their very nature reduce the number of clients who may need our services. We cannot assure you that any new sponsors and any renewal of current contracts will offset the revenues lost from sponsors electing not to use our services, or sponsors who cease to exist, as a result of a consolidation or alliance. See 'Business -- Sponsors.' The loss of such revenues would have a material adverse effect on our business, operating results and financial condition.

     Furthermore, some health care providers are consolidating to create integrated health care delivery systems with greater regional and national market power. These merging systems could have increased bargaining power, which may lead to erosion of prices for our services. Our failure to maintain adequate margins could have a material adverse effect on our business, operating results and financial condition.

OUR POSSIBLE VIOLATION OF CONFIDENTIALITY PROVISIONS COULD ADVERSELY AFFECT OUR BUSINESS. We are a party to numerous agreements which contain confidentiality provisions. We have agreed to keep confidential certain terms of our arrangements with Vytra and our rebate administrator, Foundation Health Pharmaceutical Services, d/b/a Integrated Pharmaceutical Services, among others. These confidentiality provisions prohibit us from disclosing either certain terms of the agreement or the existence of the agreement. We have not obtained waivers of these confidentiality provisions from any of the other parties to these agreements. Thus, the disclosure in this prospectus which describes these agreements, and/or the filing of any such agreement as an exhibit to the registration statement, may constitute a violation of the terms of such agreement. Such a violation could in turn lead to liability for breach of such contractual provision, a loss of business, or other material adverse effect on our business, operating results and financial condition.

OUR BUSINESS IS DESIGNED TO FUNCTION IN THE CURRENT HEALTH CARE REIMBURSEMENT SYSTEM; CHANGES IN THAT SYSTEM COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS. Our services are designed to function in the health care financing and reimbursement system currently being used in the United States. During the past several years, the U.S. health care industry has been subject to increased governmental regulation of reimbursement rates. Congress is currently considering proposals to reform the U.S. healthcare system, such as the proposal to overhaul Medicare. These proposals may increase governmental involvement in healthcare and pharmacy benefit management services and otherwise change the way our customers do business. Healthcare organizations may react to these proposals and the uncertainty surrounding such proposals by cutting back or delaying investments in the healthcare cost control tools and related technology which we provide. We cannot predict what effect, if any, such factors might have on our business, operating results and financial condition. We believe that the commercial value and appeal of our services may be adversely affected if the current health care reimbursement system were to be materially changed.


OUR BUSINESS COULD BE ADVERSELY AFFECTED IF OUR REBATE ADMINISTRATOR TERMINATES OUR AGREEMENT, OR IF DRUG MANUFACTURERS ALTER OR DISCONTINUE REBATE PROGRAMS. Pursuant to an agreement with Foundation Health Pharmaceutical Services d/b/a Integrated Pharmaceutical Services, a rebate administrator, we submit claims for rebates to Integrated. These rebates relate to certain prescriptions filled under plans that we administer. Integrated submits our rebate claims, and may submit such claims along with rebate claims of others, to the appropriate pharmaceutical manufacturer, pursuant to agreements Integrated has negotiated with various pharmaceutical manufacturers. We have signed agreements joining us to certain agreements between Integrated and certain pharmaceutical manufacturers, which may contain provisions which determine the level of rebates payable by the pharmaceutical manufacturers based on levels of market share measured quarterly. We have been provided with summaries of the rebate programs which we understand to be the subject of those agreements, but have not been provided with the actual agreements. Although we have not experienced any problems in the past, we cannot assure you that the terms of those agreements will not have a material adverse effect on our business, operating results and financial condition.



     Rebates accounted for reductions of cost of claims of 4%, 1.4% and 1.6% for the years ended June 30, 1996, 1997 and 1998, respectively, and 1.9% for the nine months ended March 31, 1999 and 1998, but contributed approximately 36%, 12% and 17% of total gross profit for the years ended June 30, 1996, 1997 and 1998, respectively, and 19% and 18% of total gross profit for the nine months ended March 31, 1998 and 1999, respectively. Rebates accounted for approximately 154%, 68% and 105% of income before taxes for the years ended June 30, 1996, 1997 and 1998, respectively, and 77% and 74% for the nine months ended
March 31, 1998 and 1999, respectively. If Integrated terminates the agreement, and another rebate administrator is not engaged, it would have a material adverse effect on our business, operating results and financial condition. We cannot assure you that the Integrated agreement will not be terminated. On March 31, 1999, one of our competitors, Advance Paradigm, Inc., announced that it had acquired Integrated. We are not sure what effect, if any, such acquisition will have on our business.



     An event that is much less likely to occur but is a more significant economic risk is that pharmaceutical manufacturers might cease to offer rebates on their products. Although we are unaware that any such cessation is planned, and we believe that cessation of such programs is unlikely, we cannot be certain that pharmaceutical manufacturers will continue to offer rebates. If such rebate programs were to be discontinued or adversely altered by pharmaceutical manufacturers, or if the terms of our rebate sharing arrangements with our sponsors were adversely altered, we could suffer an increase in cost of claims which could have a material adverse effect on our business, operating results and financial condition. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'



     Subject to our agreement to provide certain minimum levels of rebates to Vytra and Suffolk County, we retain all, part or none of the rebates received by us in connection with our administration of sponsors' plans. Our participation in such rebate programs and rebate sharing programs may expose us to investigation and/or punishment under certain laws, rules and regulations including the federal Anti-Kickback Statute and state laws and regulations regarding professional misconduct applicable to pharmacies. See
'Business -- Government Regulation.' Our failure to obtain certain rebates could cause us to be in violation of agreements with certain sponsors and could negatively impact our ability to compete. See 'Risk Factors -- The health care industry is highly regulated at the federal, state and local levels. Our failure to comply with these regulations could adversely affect our business.' See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'


THE HEALTH CARE INDUSTRY IS HIGHLY REGULATED AT THE FEDERAL, STATE AND LOCAL LEVELS. OUR FAILURE TO COMPLY WITH THESE REGULATIONS COULD ADVERSELY AFFECT OUR BUSINESS. The healthcare industry is subject to extensive federal, state and local laws and regulations which are not always clear or consistently applied, and compliance may impose a burden on our operations. While we may not have complied in the past, we have recently reviewed our operations for areas of non-compliance and we believe that we substantially comply with the laws and regulations material to the operation of our business, or are taking steps to identify and comply with such laws and regulations.

     However, regulatory authorities may disagree and take enforcement or other actions against us. These actions may result in civil or criminal fines or penalties restricting our ability to engage in certain business practices or subject us to loss of license and/or exclusion from the Medicare and Medicaid programs. We cannot predict the impact of future legislation or regulatory changes or assure you that we will have the regulatory approvals required to operate our business.

     Our business is subject to the following particular risks that arise as a result of this regulatory environment:

      some of our activities have been conducted without obtaining licenses that may have been required.

      our rebate, therapeutic interchange and formulary management programs may violate the Anti-Kickback Statute and the laws and related rules of professional misconduct applicable to licensed pharmacies.

      our use of certain health information may violate certain rights of privacy and confidentiality of plan participants.

      our disease information services, drug usage monitoring, preferred drug management and consulting services may violate certain laws and regulations applicable to the licensed professions of medicine, nursing, and pharmacy.

      future agreements with Vytra must be submitted to the New York State Department of Health for review. DOH may not approve any such agreement.

      some of the services we have contracted to provide to sponsors could be found to violate certain utilization review regulations.

      our prescription benefit management activities may be regulated in any state in which our sponsors, plan participants or participating pharmacies do business or reside.

     A finding that we have violated any applicable laws or regulations could have a material adverse effect upon our business, operating results and financial condition. Moreover, our involvement in any judicial or regulatory proceeding regardless of its merits, and the related costs, could have a material adverse effect on our business, operating results and financial condition. For a more detailed discussion of the risks stated above and an analysis of government regulations which may apply to our business, see 'Business -- Government Regulation.'

CERTAIN OF OUR ACTIVITIES COULD BE DEEMED TO CONSTITUTE VIOLATIONS OF ANTI-TRUST REGULATIONS. Retail pharmacies have instituted lawsuits against drug manufacturers challenging brand drug pricing practices under various state and federal anti-trust laws. These lawsuits contend that drug manufacturers have offered discounts or rebates to pharmacy benefit management companies while precluding retail pharmacies from the availability of the discounts and rebates. In one lawsuit, the parties agreed that retail pharmacies would be eligible for similar discounts should they demonstrate the ability to affect market share in the same or similar manner as managed care entities. Although we have not been named a party to that lawsuit, we could face increased competition from pharmacies and pharmacy chains. Beyond these specific instances, federal and state anti-trust laws and trade regulations permit enforcement not only by governmental entities but also by any person injured in business by reason of any act prohibited by such laws or regulations. Moreover, many of these laws entitle any person threatened with loss or damage by anti-trust violations to obtain injunctive relief. In addition, a successful anti-trust plaintiff may be entitled to treble damages and attorneys' fees.

CERTAIN OF OUR ACTIVITIES COULD BE DEEMED TO CONSTITUTE VIOLATIONS OF ERISA REGULATIONS. It is possible that we could be restricted from commercial activities and relationships with pharmacies, drug manufacturers and others, if those relationships conflict with fiduciary duties to plan members under ERISA statutes and regulations. These restrictions would apply if it were determined that we are a fiduciary under ERISA. We could be considered a fiduciary and be subject to applicable penalties under ERISA if it were found that we:

      have discretionary responsibility for part or all of a group plan's administration, or exercise authority or control over the management or disposition of the plan's assets.



WE MAY NOT ACQUIRE COMPLEMENTARY COMPANIES OR STRATEGIC ASSETS, OR MAY NOT SUCCESSFULLY INTEGRATE THEM INTO OUR OPERATIONS. Following the consummation of the offering, we intend to identify and pursue acquisitions of complementary companies and strategic assets, such as sponsor bases, products and technology. Increased competition for acquisition candidates may develop, in which event there may be fewer acquisition opportunities available to us as well as higher acquisition prices. There can be no assurance that we will be able to identify acquisition opportunities.

     If any such opportunity involves the acquisition of a business, we cannot be certain that:

      we will successfully integrate the operations of the acquired business with ours,

      all the benefits expected from such integration will be realized,

      management's attention will not be diverted or divided, to the detriment of current operations,

      amortization of acquired intangible assets will not have a negative effect on our operating results or other aspects of our business,

      delays or unexpected costs related to the acquisition will not have a detrimental effect on our combined business, operating results and financial condition,

      sponsor dissatisfaction with, or performance problems at, an acquired company will not have an adverse effect on our reputation, or our respective operations, management and personnel will be compatible.

     In most cases, acquisitions will be consummated without seeking and obtaining shareholder approval, in which case shareholders will not have an opportunity to consider and vote upon the merits of such an acquisition. Although we will endeavor to evaluate the risks inherent in a particular acquisition, there can be no assurance that we will properly ascertain or assess such risks. See 'Business -- Business Strategy.'

IF WE DO FIND A SUITABLE ACQUISITION, IT MAY BE DIFFICULT FOR US TO GET FINANCING. To the extent that potential acquisition candidates are unwilling to accept our common stock as part of the acquisition payment, we may be required to use cash resources for our acquisition program. We may be required to obtain additional financing for future acquisitions. If we do not have sufficient cash, our growth could be limited unless we can obtain additional capital through debt or equity financings. We cannot assure you that we will be able to obtain financing on commercially reasonable terms or at all. Furthermore, equity financing will result in a dilution to our existing shareholders. The degree of dilution may be significant. In the case of debt financing, we run the risks of interest rate fluctuations and insufficiency of cash flow to pay principal and interest, along with other risks traditionally associated with incurring indebtedness. See 'Use of Proceeds.' If debt and/or equity financings are undertaken, our acquisition plan may be adversely affected.

WE DEPEND ON OUR CHAIRMAN OF THE BOARD AND OTHER EXECUTIVE MANAGEMENT, WHO HAVE EXPERIENCE IN HELPING COMPANIES GROW. We believe that our future success depends significantly upon the continued services of our senior management, in particular Bert E. Brodsky, Chairman of the Board, Chief Executive Officer, Gerald Shapiro, Vice Chairman of the Board, Marjorie O'Malley, President and Mary Casale, Executive Vice President of Sales and Marketing. Mr. Brodsky and Mr. Shapiro, as well as Ms. O'Malley and Ms. Casale, are experienced in managing the growth of small companies and/or divisions of larger companies. The loss of the services of either Mr. Brodsky or Mr. Shapiro or of other persons in senior management would mean the loss of years of experience in both general business matters and in our industry, which could have a material adverse effect on our operations and financial condition. We cannot assure you that we will be able to retain our current management. Upon the consummation of the offering, we intend to obtain a $1,000,000 key-person life insurance policy on Mr. Brodsky.

OUR CHAIRMAN OF THE BOARD AND HIS AFFILIATES WILL OWN OR CONTROL OVER 50% OF OUR OUTSTANDING COMMON STOCK AND WILL CONTROL HEALTH CARD. THIS COULD HINDER A CHANGE OF CONTROL THAT MIGHT BE IN YOUR INTEREST. Prior to the offering, our Chairman of the Board, Mr. Brodsky, and his affiliates beneficially owned or controlled an aggregate of 83.8% of our issued and outstanding common stock, including shares subject to existing options granted by Mr. Brodsky. Upon the closing of the offering, Mr. Brodsky and his affiliates will beneficially own or control an aggregate of 55.4% of the shares of common stock in the event the over-allotment option is not exercised and 53.2% of the shares of common stock in the event the over-allotment option is exercised. Accordingly, such shareholders, acting together, for as long as they own more than 50% of the outstanding common stock, will have the ability to significantly influence:

      the election of our Board of Directors,

      the approval of matters requiring approval of the Board of Directors, and decisions on matters submitted to our shareholders for approval.

     The ability of a small group of shareholders to exert such influence may materially impair our ability to attract new investors or to obtain financing. The voting power of these holders may also discourage or prevent any proposed takeover of our company unless the terms thereof are approved by such holders. See 'Management' and 'Principal Shareholders.'

THE TERMINATION OF OUR RELATIONSHIP WITH SANDATA, INC. WOULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS. Our relationship with Sandata, Inc., an affiliated third party that, through its wholly owned subsidiaries, supplies a significant portion of our information systems technology, is described in the sections of this prospectus entitled 'Business -- Information Systems' and 'Certain Transactions -- Health Card's Relationship with Sandata.' A subsidiary of Sandata provides consulting services and leases computer hardware to us; the termination of this relationship would have a material adverse effect on our business due to the significant amount of equipment and services this affiliated party supplies to us. In addition, because we lease computer hardware from this subsidiary of Sandata, and because this subsidiary has historically developed and maintained a significant portion of our information systems, the termination of this relationship would have a material adverse effect on our operating results and financial condition.

ENHANCEMENT OF OUR INFORMATION SYSTEMS MAY BE COSTLY AND/OR DISRUPTIVE. Our information systems constitute our primary resource for providing integrated prescription benefit management services. Our on-line claims management system is an integral part of our information systems. In addition, we obtain certain components of our information systems from affiliated and unaffiliated third party vendors. We expect that we will need to enhance these systems from time to time. The cost of enhancements may be significant, and may require the significant use of our operational resources, including personnel. We cannot assure you that any such enhancements will be made without significant disruption of our business and/or a material adverse effect on our operating results and financial condition. If we are unable to effect these enhancements, it may place us at a competitive disadvantage, which could in turn have a material adverse effect on our business, operating results and financial condition.

OUR OPERATIONS MAY BE DISRUPTED IF SYSTEMS FAILURE OR DATA CORRUPTION RESULT FROM THE YEAR 2000 ISSUE. We cannot assure you that the systems of other companies on which our systems rely will be Year 2000 compliant in a timely fashion. Other than the foregoing, our management does not believe that we will have any material Year 2000 risks, either in terms of operational difficulties or expenses, although no assurances can be made that our assessment is correct. See 'Business -- Preparation for Year 2000 Readiness.' If management's assessment of our Year 2000 readiness is incorrect, or if other companies' Year 2000 problems are significant, it could have a material adverse effect on our business, operating results and financial condition. See 'Business -- Year 2000 Readiness.'

IF WE FAIL TO RECRUIT AND RETAIN KEY MANAGEMENT AND TECHNICAL PERSONNEL, OUR ABILITY TO SUPPORT GROWTH AND BE COMPETITIVE COULD BE ADVERSELY AFFECTED. Our success is partly dependent upon our ability to hire and retain additional personnel. Qualified personnel are generally in great demand in our business, and our inability to recruit and/or retain them could have a materially adverse effect on our business, operating results and financial condition. We cannot assure you that we will be able to attract and retain additional qualified personnel in the future.

                         RISKS RELATED TO THIS OFFERING

MANAGEMENT WILL HAVE SIGNIFICANT DISCRETION OVER THE USE OF PROCEEDS SINCE A LARGE PORTION OF THE PROCEEDS IS ALLOCATED TO WORKING CAPITAL. MANAGEMENT MAY USE THE PROCEEDS IN A MANNER WHICH IS DIFFERENT FROM THEIR CURRENT INTENT. While we intend to use the net proceeds of the offering as described in the 'Use of Proceeds' section of this prospectus, we will have broad discretion to adjust the application and allocation of such net proceeds in order to address changed circumstances and opportunities. The success of our acquisition plans, and of the operations that are influenced by working capital allocations, will be substantially dependent upon the discretion and judgment of our management with respect to the application and allocation of the net proceeds. See 'Use of Proceeds.'

THERE IS NO CURRENT PUBLIC MARKET FOR OUR COMMON STOCK. IF A PUBLIC MARKET DOES NOT DEVELOP IN THE FUTURE, IT COULD LIMIT YOUR ABILITY TO SELL YOUR SHARES. There is presently no public market for our common stock and we cannot assure you that an active public market will develop or be sustained after the offering. The offering price per share of the common stock will be determined by negotiations between us and the representatives, and is not necessarily related to our asset value, net worth or other established criteria of value, and may not be indicative of the prices that will prevail in the public market. In addition, the stock market has from time to time experienced price and volume fluctuations that are often unrelated to the operating performance of particular companies. Since there is currently no active public market, the offering price may not bear any relationship to the actual value of our common stock. The market price of our common stock, similar to that of securities of other growing companies, may be highly volatile. The market price of the common stock could be subject to significant fluctuations in response to our operating results and other factors, and there can be no assurance that the market price of our common stock will not decline below the offering price. See 'Underwriting,' 'Description of Securities' and 'Financial Statements.'

REPRESENTATIVES' WARRANTS COULD DILUTE SHAREHOLDERS' INTERESTS OR IMPAIR OUR ABILITY TO RAISE CAPITAL. The representatives will buy from us, for nominal consideration, warrants to purchase an aggregate of 200,000 shares of common stock. For the term of the warrants, the holders thereof will have, at nominal cost, the opportunity to profit from a rise in the market price of the common stock without assuming the risk of ownership, with a resulting dilution in the interest of other security holders. As long as the warrants remain unexercised, our ability to obtain additional capital might be adversely affected. Moreover, the holders of the warrants may be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital through a new offering of our securities on terms more favorable than those provided by the warrants. See 'Underwriting -- The Representatives' Warrants.'

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE NET TANGIBLE BOOK VALUE OF THE STOCK YOU PURCHASE. The assumed public offering price is substantially higher than the net tangible book value per outstanding share of common stock. Purchasers of our shares will incur immediate and substantial dilution of $5.84 per share in the net tangible book value of our shares from the assumed public offering price of $7.50.

A SIGNIFICANT NUMBER OF SHARES ARE ELIGIBLE FOR SALE AND THEIR SALE COULD DEPRESS OUR STOCK PRICE. Sales of substantial amounts of our shares in the public market after this offering could depress the market price of our common stock. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Upon completion of the offering, Health Card will have outstanding 6,912,496 shares of common stock. Of these shares, the 2,000,000 shares sold in the offering (2,300,000 shares if the over-allotment option is exercised), and, except as described in 'Shares Eligible For Future Resale,' the 4,912,496 remaining issued and outstanding shares of common stock will be freely tradeable without restriction under the Securities Act, unless held by our 'affiliates' as that term is defined in Rule 144 under the Securities Act.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements which involve known and unknown risks and uncertainties or other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words 'believes,' 'anticipates,' 'plans,' 'expects,' 'intends,' 'estimates' and similar expressions are intended to identify forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed under the heading 'Risk Factors,' as well as factors discussed in other places in this prospectus.

                                USE OF PROCEEDS

     The net proceeds to be received by Health Card from the sale of 1,600,000 shares of common stock offered by Health Card are estimated to be $9,920,000 based on an assumed offering price of $7.50 per share. Net proceeds are estimated after deducting underwriting discounts and commissions, and other estimated expenses of the offering payable by Health Card.

     Health Card anticipates that the net proceeds will be used as follows:

      approximately $8,000,000 for future acquisitions,

      approximately $1,500,000 for enhancement of Health Card's information systems,

      approximately $420,000 for working capital, including expansion of Health Card's sales and marketing efforts, and general corporate purposes.

     Health Card intends to acquire other prescription benefit management companies and related strategic assets. Although Health Card is exploring acquisition opportunities, no discussions have proceeded past the exploratory stage. Health Card has no agreements or commitments with respect to any such acquisition. Health Card has not allocated any particular portion of the net proceeds for any specific acquisition. The net proceeds from the offering will be invested in interest bearing government securities and other short-term investment grade securities until needed.

     Upon the consummation of this offering, Health Card will receive 73% of the proceeds from the sale of shares by the selling stockholder, net of underwriting discounts and commissions, a non-accountable expense allowance and a financial advisory fee payable to the representatives, as partial repayment of certain indebtedness owed by affiliates of the selling stockholder to Health Card. Such proceeds, estimated to be $1,992,900 based on an assumed offering price of $7.50 per share, are intended to be used by Health Card for working capital purposes. See 'Certain Transactions -- Indebtedness of Management.'

                                DIVIDEND POLICY

     Health Card has not declared or paid any cash dividends in the past and does not anticipate doing so in the foreseeable future. Health Card intends to retain any earnings to finance its growth. Any future payments of dividends will be at the discretion of the Board of Directors and will depend upon such factors as the Board of Directors deems relevant. No assurance can be given that Health Card will pay dividends in the foreseeable future.

                                    DILUTION

     The difference between (a) the offering price per share of common stock and
(b) the net tangible book value per share after the offering, constitutes the dilution to investors in the offering. Net tangible book value per share is determined by dividing the net tangible book value of Health Card (total tangible assets less total liabilities) by the number of outstanding shares of common stock.

     As of March 31, 1999, the net tangible book value of Health Card was $1,578,380, or $0.30 per share. Assuming an amount of net proceeds as described in 'Use of Proceeds' above, the net tangible book value of Health Card as of March 31, 1999, assuming the offering had been consummated on that date, would have been $11,498,380 or $1.66 per common share. This amount represents:

      immediate dilution of approximately $5.84 (78%) per share of common stock to new investors, and an immediate increase of approximately $1.36 per share of common stock to current shareholders.

     The following table illustrates the per share dilution to new investors:

Assumed offering price of common stock......................          $7.50
     Net tangible book value before offering................  $0.30
     Increase attributable to new investors.................   1.36
                                                              -----
     Net tangible book value after the offering.............           1.66
                                                                      -----
Total dilution to new investors(1)..........................          $5.84
                                                                      -----
                                                                      -----

     The following table sets forth the relative cost and ownership percentage of the common stock offered hereby as compared to the common stock outstanding immediately prior to the offering:

                                         SHARES                  TOTAL
                                      PURCHASED(1)           CONSIDERATION
                                   -------------------   ---------------------   AVERAGE PRICE
                                    NUMBER     PERCENT     AMOUNT      PERCENT     PER SHARE
                                   ---------   -------   -----------   -------   -------------
Current shareholders.............  5,312,496     76.9%   $ 2,906,100(2)  19.5%       $0.55
New investors....................  1,600,000     23.1     12,000,000     80.5        $7.50
                                   ---------    -----    -----------    -----        -----
     Total.......................  6,912,496    100.0%   $14,906,100    100.0%
                                   ---------    -----    -----------    -----
                                   ---------    -----    -----------    -----

------------

(1) This figure excludes 200,000 shares issuable upon the exercise of the representatives' warrants and 300,000 shares issuable upon exercise of the underwriters' over-allotment option. See 'Description of Capital
    Stock -- Common Stock.'

(2) Not reduced by notes receivable in the amount of $1,328,475 issued by shareholders as payment for shares.

                                 CAPITALIZATION

     The following table sets forth as of March 31, 1999, (i) the actual capitalization of Health Card, and (ii) the as adjusted capitalization to give effect to the application of the proceeds from the offering (at an assumed public offering price of $7.50 per share of common stock and net of underwriting discounts and commissions and estimated offering expenses). The table should be read in conjunction with Health Card's financial statements, including the notes thereto, and 'Management's Discussion and Analysis of Financial Condition and Results of Operations' appearing elsewhere in this prospectus.


                                                                AS OF MARCH 31, 1999
                                                            ----------------------------
                                                              ACTUAL      AS ADJUSTED(1)
                                                            -----------   --------------
Current portion of long term debt.........................  $     4,691    $     4,691
                                                            -----------    -----------
                                                            -----------    -----------
Long-term debt, net of current portion....................      --             --
                                                            -----------    -----------
Stockholders' equity:
     Preferred stock, $.10 par value, 10,000,000 shares
       authorized; none issued and outstanding............      --             --
     Common stock, $.001 par value, 25,000,000 shares
       authorized; 5,312,496 shares issued and outstanding
       (actual), 6,912,496 shares issued and outstanding
       (as adjusted)......................................        5,313          6,913
     Additional paid-in capital...........................    2,900,787     12,819,187
     Retained earnings....................................          755            755
     Notes receivable -- stockholders.....................   (1,328,475)    (1,328,475)
                                                            -----------    -----------
     Total stockholders' equity...........................    1,578,380     11,498,380
                                                            -----------    -----------
          Total capitalization............................  $ 1,583,071    $11,503,071
                                                            -----------    -----------
                                                            -----------    -----------

------------

(1) This figure excludes 200,000 shares issuable upon the exercise of the representatives' warrants and 300,000 shares issuable upon the exercise of the underwriters' over-allotment option. See 'Description of Capital
    Stock -- Common Stock.'

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following tables summarize certain selected financial information for each of the years in the five year period ended June 30, 1998 and for the nine months ended March 31, 1998 and 1999 and provide certain supplemental data. The consolidated income statement data for the years ended June 30, 1996, 1997 and 1998 and the selected consolidated balance sheet data as of June 30, 1997 and 1998 have been derived from the audited consolidated financial statements of Health Card included elsewhere in this prospectus. The consolidated income statement data for the years ended June 30, 1994 and 1995 and the selected consolidated balance sheet data as of June 30, 1994 and 1995 have been derived from unaudited financial statements of Health Card which are not included in this prospectus. The consolidated income statement data for the nine months ended March 31, 1998 and 1999 and the selected consolidated balance sheet data as of March 31, 1998 and 1999 have been derived from Health Card's unaudited interim consolidated financial statements, included elsewhere in this prospectus, which in the opinion of management, reflect all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial position and results of operations for the periods presented. The information contained in this table should be read in conjunction with Health Card's consolidated financial statements and the notes thereto, and 'Management's Discussion and Analysis of Financial Condition and Results of Operations' included elsewhere in this prospectus. The consolidated income statement data for the nine month period ended March 31, 1999 is not necessarily indicative of the results of operations that may be expected for a full year.


                                                                                                          NINE MONTHS ENDED
                                                        YEAR ENDED JUNE 30,                                   MARCH 31,
                                -------------------------------------------------------------------   -------------------------
                                   1994          1995          1996          1997          1998          1998          1999
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                       (UNAUDITED)                                                           (UNAUDITED)
INCOME STATEMENT DATA:
Revenues......................  $38,751,636   $45,230,912   $54,308,872   $70,405,168   $98,528,384   $69,753,602   $96,754,613
Cost of claims................   37,174,861    42,316,738    48,843,261    63,293,699    89,770,402    63,324,692    87,518,657
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
Gross profit..................    1,576,775     2,914,174     5,465,611     7,111,469     8,757,982     6,428,910     9,235,956
Selling and general
  administrative expenses*....    1,792,037     3,394,577     4,216,259     5,855,282     7,192,027     4,896,612     7,482,553
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
Operating income (loss).......     (215,262)     (480,403)    1,249,352     1,256,187     1,565,955     1,532,298     1,753,403
Other income (expense)........        1,585        17,723        21,530        42,595      (180,507)       59,267       436,834
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
Income before income taxes
  (loss)......................     (213,677)     (462,680)    1,270,882     1,298,782     1,385,448     1,591,565     2,190,237
Provision for income taxes
  (benefit)...................          429           850      (185,275)     (189,984)      569,000       663,000       731,000
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
Net income (loss).............  $  (214,106)  $  (463,530)  $ 1,456,157   $ 1,488,766   $   816,448   $   928,565   $ 1,459,237
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
Earnings (loss) per common
  share:
    Basic.....................  $     (0.09)  $     (0.19)  $      0.47   $      0.46   $      0.16   $      0.19   $      0.28
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
    Diluted...................  $     (0.09)  $     (0.19)  $      0.35   $      0.37   $      0.16   $      0.19   $      0.28
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
Weighted average number of
  common shares outstanding:
    Basic.....................    2,459,748     2,447,057     3,093,085     3,258,459     4,966,885     4,965,326     5,169,411
    Diluted...................    2,459,748     2,447,057     4,182,909     4,008,481     4,969,166     4,967,407     5,169,411
------------------------------

*Includes amounts charged by
  affiliates aggregating......  $   934,561   $ 2,342,352   $ 2,868,974   $ 4,511,144   $ 4,904,514   $ 3,672,165   $ 2,361,913

                                                          AS OF JUNE 30,                                   AS OF MARCH 31,
                                -------------------------------------------------------------------   -------------------------
                                   1994          1995          1996          1997          1998          1998          1999
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                       (UNAUDITED)                                                           (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents.....  $     7,629   $    30,629   $    11,137   $ 1,782,597   $ 1,305,792   $ 2,318,064   $ 2,037,150
Working capital (deficit).....   (3,226,240)   (5,760,534)   (7,530,351)   (7,436,095)   (8,658,324)   (8,272,004)   (6,538,632)
Total assets..................    2,553,723     3,975,483     8,531,507    11,871,820    18,343,900    18,496,312    25,300,711
Long-term debt (including
  current portion)............           --        25,346       869,437       263,648         9,742        12,733         4,691
Total stockholders' equity
  (deficit)...................   (2,844,382)   (4,527,246)   (3,663,125)   (2,343,671)   (2,006,282)   (1,736,264)    1,578,380


                                                                                            NINE MONTHS ENDED
                                                 YEAR ENDED JUNE 30,                            MARCH 31,
                                -----------------------------------------------------   -------------------------
                                   1995          1996          1997          1998          1998          1999
                                -----------   -----------   -----------   -----------   -----------   -----------
SUPPLEMENTAL DATA(1):
Retail pharmacy claims
  processed...................    1,463,247     1,675,490     1,990,976     2,405,627     1,731,640     2,199,590
Mail pharmacy processed
  claims......................       17,889        28,238        62,413       131,611        90,518       126,874
Estimated plan participants
  (at period end).............      230,000       271,784       291,446       401,226       400,604       417,649

------------------------------

(1) This data has not been audited. See 'Prospectus Summary,' 'Management's Discussion and Analysis of Operations' and 'Business.'

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


     Health Card derives its revenue from the provision of comprehensive prescription benefit management services to sponsors of prescription benefit plans. Sponsors of such plans managed by Health Card include managed care organizations, local governments, unions, corporations and third party health care plan administrators. Health Card's prescription benefit management services include electronic point-of-sale pharmacy claims management, retail pharmacy network management, mail pharmacy claims management, benefit design consultation, preferred drug management programs, drug review and analysis, consulting services, disease information programs, data access, reporting and analysis and physician profiling. As of May 1, 1999, Health Card had approximately 515,000 plan participants and a pharmacy network of approximately 44,000 participating pharmacies.


     Significant revenues currently include:


      administrative fees (which may be per claim or per plan participant per month), and charges relating to pharmaceuticals dispensed by pharmacies participating in Health Card's pharmacy network, including mail service pharmacies.



     Revenue from each sponsor is comprised of one or a combination of both of the components identified above. Health Card prices services in some combination of these revenue sources, taking into consideration the cost of claims which can vary according to Health Card's arrangements, including those relating to rebates, with each sponsor. The balancing of these components of revenue and cost of claims is part of the contract negotiation and/or quote process -- for some sponsors the process is through a negotiation as the contract is finalized and for others the process is a bid in response to a request for proposal.



     Revenue is earned when Health Card provides services. Substantially all of the services that Health Card provides to its sponsors are related to the adjudication of the drug claims at the point of service. At this time, the plan participant is checked for eligibility of coverage, the prescription is compared to the plan parameters established with the sponsor, the particular drug is reviewed for contraindications based upon the plan participant's drug history, age or sex, and the information is placed into a database available for reporting and query. Accordingly, Health Card recognizes administrative fees at the time of claims adjudication.



     Revenue is earned and recognized as follows: Administrative fees are either per claim charges of an amount agreed upon with the sponsor or per plan participant per month charges agreed upon with the sponsor. Per claim fees are billed to sponsors for the claims adjudicated during the period. Per plan participant per month fees are generally billed to sponsors at the beginning of the month. The amount of revenue related to the drugs dispensed by pharmacies participating in Health Card's pharmacy network is recognized at the time of dispensing the drug, as the cost is incurred.



     Subsequent to the issuance of Health Card's June 30, 1998 financial statements, Health Card's management determined that Health Card's financial statements should be restated to adjust the classification of rebates from a component of revenue to a reduction of cost of claims. As a result revenue and cost of claims decreased by $1,956,161, $883,243 and $1,460,537 for the years ended June 30, 1996, 1997 and 1998, respectively, and $1,224,492 and $1,620,758 for the nine months ended March 31, 1998 and 1999, respectively.



     The following table sets forth the breakdown of Health Card's charges relating to pharmaceuticals dispensed and administrative fees.

                                              YEARS ENDED                     NINE MONTHS ENDED
                                               JUNE 30,                           MARCH 31,
                                ---------------------------------------   -------------------------
                                   1996          1997          1998          1998          1999
                                   ----          ----          ----          ----          ----
                                                                                 (UNAUDITED)
Charges relating to
  pharmaceuticals.............  $53,379,768   $69,551,998   $97,558,390   $69,059,706   $95,937,621
Administrative fees...........      929,104       853,170       969,994       693,896       816,992
                                -----------   -----------   -----------   -----------   -----------
     Total Revenues...........  $54,308,872   $70,405,168   $98,528,384   $69,753,602   $96,754,613
                                -----------   -----------   -----------   -----------   -----------
                                -----------   -----------   -----------   -----------   -----------



     Health Card does not take possession or legal ownership of the pharmaceutical drugs dispensed by the pharmacy network, although Health Card assumes the legal responsibility and financial risk of paying for dispensed pharmaceuticals whether or not Health Card is paid by its sponsors.


     Health Card utilizes a comprehensive prescription benefit database to perform outcome studies and to develop disease information programs which are used to reduce overall healthcare costs. These programs do not currently produce significant revenue. Because Health Card believes that information-based services are becoming a more important component of managed care, Health Card believes that its disease information programs will provide an increasing source of revenue in the future.




     Three sponsors, Vytra, Suffolk and Operating Engineers, accounted for approximately 66% of revenues during the nine months ended March 31, 1999. During the nine months ended March 31, 1998, two of these sponsors accounted for 61% of total revenue. As of March 31, 1999, Vytra, Suffolk and Operating Engineers accounted for an aggregate of 57% of Health Card's plan participants. However, effective May 1, 1999, Health Card added two new sponsors representing approximately 90,000 additional plan participants, an increase in the aggregate number of plan participants of more than 20%. The addition of these sponsors reduced Health Card's level of plan participant concentration in its three largest accounts to approximately 46% of total plan participants. The successful implementation of Health Card's acquisition and growth strategy would likely further reduce Health Card's level of plan participant concentration. However, no assurances can be made that such strategy will be successful or such results achieved.



     Our arrangements with Vytra, Suffolk and Operating Engineers are either oral, short-term, terminable by the sponsor or subject to continuing negotiation. For example, we are currently negotiating a more formal agreement with Vytra, which will be subject to review by the New York Department of Health. Failure to gain DOH approval could lead to the significant revision of our arrangements with Vytra or the loss of all or a portion of Vytra's business. If we were to lose Vytra, Suffolk or Operating Engineers as a sponsor, or lose a significant portion of any such sponsor's business or if the terms of these arrangements were to adversely change it would have a material adverse effect on our business, operating results and financial condition. As discussed above, Health Card believes that its sponsor base is growing and diversifying and expects the percentage of total revenue contributed by its two or three largest current customers to continue to decline in the future.


     Under one of our arrangements with Vytra, the written agreement sets forth a formula which determines our financial commitment with respect to the price of covered drugs. We have verbally advised Vytra that we have been paying less than the amounts called for by such formula. In management's opinion, the formula reflected in the agreement determines the maximum prices payable to pharmacies, although this is not expressly stated. Management believes that it would not be reasonable to conclude that such formula determines minimum prices payable to pharmacies, because neither Vytra nor Health Card would reasonably mandate minimum prices in a business relationship intended to reduce sponsor cost. Based upon this assumption, and the fact that we verbally advised Vytra of this practice over one year ago and Vytra has not objected, we believe the risk of refunding any amounts to Vytra is remote. Although Vytra has not objected to our paying less, we cannot assure you that Vytra will not object in the future, nor can we assure you that its objection will not result in our losing the relationship with Vytra under this arrangement, or all of its business.

     Cost of claims includes:



      the amounts paid to network pharmacies, including mail service pharmacies, for pharmaceutical claims; and



      reductions resulting from rebates from drug manufacturers.



     Rebates accounted for reductions of cost of claims of 4%, 1.4% and 1.6% for the years ended June 30, 1996, 1997 and 1998, respectively, and 1.9% for the nine months ended March 31, 1999 and 1998, but contributed approximately 36%, 12% and 17% of total gross profit for the years ended June 30, 1996, 1997 and 1998, respectively, and 19% and 18% of total gross profit for the nine months ended March 31, 1998 and 1999, respectively. Rebates accounted for approximately 154%, 68% and 105% of income before taxes for the years ended June 30, 1996, 1997 and 1998, respectively, and 77% and 74% for the nine months ended
March 31, 1998 and 1999, respectively. Due to the expected growth and diversification of the business mentioned above, Health Card also expects rebates, as a percentage of cost of claims, to increase and continue to account for a significant percentage of total gross profit and income before taxes. Certain of our sponsors are entitled to all or a portion of rebates received by us, which portion varies by sponsor. For example, until recently, Vytra received all of the rebates received by Health Card in connection with the Prescription Arrangement. Health Card currently retains a portion of such rebates. If such rebate programs were to be discontinued or adversely altered by drug manufacturers, or if the terms of our rebate sharing arrangements with our sponsors were adversely altered, it would have a material adverse effect on our business, operating results and financial condition. Our rebate administrator was recently acquired by one of our competitors and we are not sure what effect, if any, such acquisition will have on our business.



     Cost of claims are recognized as follows: The contractual obligation of Health Card to pay for these drugs is recorded as cost of claims at the time of dispensing of the drug by the pharmacy network. Cost of claims is reduced by the rebates that Health Card retains net of amounts due to the sponsors and a 10% fee retained by Integrated as an administrative fee. Rebates are earned from drug manufacturers based on drugs utilized by plan participants at the time of dispensing. Health Card's estimated portion of these rebates, which varies by sponsor, is recorded monthly based upon the claims adjudicated in that month and Health Card's historical experience as to its rebate per claim for the previous quarter.



     Health Card estimates rebates because it has contracted with a third party, Integrated, as a rebate administrator, which enters into contracts directly with the pharmaceutical manufacturers in connection with its arrangements with a number of pharmacy benefit managers, HMOs and other plan sponsors. Pursuant to Health Card's agreement with Integrated, Health Card has entered into agreements which obligate it to the terms of Integrated's agreements with pharmaceutical manufacturers. Health Card does not participate in the negotiation of such agreements; therefore, Health Card cannot control the level of market share minimums required and the amounts of rebates provided for in future contracts between Integrated and drug manufacturers.



     Because Integrated may combine rebate claims for drugs used by Health Card's sponsor's plan participants with the claims of others, and the level of rebates in some of the agreements with the drug manufacturers is computed based on achieving market share minimums calculated on a quarterly basis, Health Card does not have the information to calculate precisely the amount of rebates due at the time quarterly or annual financial statements are prepared. Market share is generally defined as the percentage of utilization of a certain drug or drugs within its therapeutic class. Historically, this market share has been very predictable and consistent with the prior quarter.



     Health Card has been advised by its rebate administrator that none of the rebate administrator's contracts with pharmaceutical companies contain any contingencies based on annual performance. Based upon the foregoing, management of Health Card believes that there are no known contingencies arising under the agreement with Integrated that could result in a material forfeiture of revenue previously recognized.



     There may be a difference between the estimated rebate amount and the ultimate amount paid because Health Card is not basing its accrual on the individual contracts with pharmaceutical manufacturers, but rather on the number of claims processed each period and Health Card's historical experience as to Health Card's rebate per claim for the previous quarter. Historically, there have been slight differences between the amount accrued and the amount ultimately paid. The amount that Integrated estimates is based on its calculations and submissions to the pharmaceutical manufacturers, but the ultimate collections by it may also vary slightly, when it receives final payment from the pharmaceutical manufacturers, based on further analysis or differing national market share data, which is not calculated by Health Card.



     Due to changing market conditions and competition, it is possible that the percentage of rebates retained by Health Card based on its arrangements with the sponsors may change when these arrangements expire and may be lower in arrangements with new sponsors. Any such change in the percentage of rebates retained and recorded as a reduction of cost of claims could have a material adverse effect on our business, operating results and financial condition.



     Under the contract, Integrated remits to Health Card 80% of their estimate of the total amount to be collected 120 days after the end of the quarter. Management believes it is common industry practice for rebate administrators not to advance funds until collected from the pharmaceutical manufacturers, which can take significantly longer than 120 days. Integrated's estimate is compared and reconciled to the Company's estimate. Historically this has resulted in immaterial increases to the amount of rebates recognized. The remaining 20% is collected over the next few quarters, and remitted to Health Card by Integrated as it collects funds from the manufacturers.



     Credit risk relating to the rebates receivable is evaluated based on the financial strength of the rebate administrator and the drug manufacturers. Health Card believes that most of the drug manufacturers are Fortune 500 Companies. Health Card does not believe a credit risk reserve is necessary.


     The prescription benefit management industry is intensely competitive, generally resulting in continuous pressure on Health Card's gross profit as a percentage of total revenue. In recent years, industry consolidation and dramatic growth in managed healthcare have led to increasingly aggressive pricing of prescription benefit management services. Given the pressure on all parties to reduce healthcare costs, Health Card expects this competitive environment to continue for the foreseeable future.

     Since 1995, Health Card has made key additions to its senior management team and has invested heavily in building its information systems infrastructure, product development, and hiring professional staff and marketing and service personnel. This investment resulted in losses from operations in 1995. While continuing to make such investments, Health Card expects its operating expenses relating to such investments to decrease as a percentage of revenue.


     Health Card plans to continue its internal growth through increased marketing of its services and by expanding the range of services offered, particularly to include value added consulting and information-based services which Health Card believes to be in growing demand within the healthcare industry. In addition, Health Card intends to use a large portion of the proceeds of this offering to supplement its internal growth by making acquisitions of other prescription benefit management service providers. Health Card expects such acquisitions, if any, to result in increased revenue and rebates in future periods.


RESULTS OF OPERATIONS

NINE MONTH PERIOD ENDED MARCH 31, 1999 COMPARED TO THE NINE MONTH PERIOD ENDED MARCH 31, 1998


     Revenues increased $27 million or approximately 39% from $69.8 million for the nine months ended March 31, 1998 to $96.8 million for the nine months ended March 31, 1999. The increase resulted primarily from a $6.7 million increase in fees related to the increase in the number of plan participants under an arrangement with one of our major sponsors and includes approximately $500,000 in additional revenue recorded in September 1998 when the amount of the adjustment became determinable, upon Health Card receiving verbal acceptance of the calculation under the provisions of the arrangement to adjust for the increased cost of drugs primarily related to the prior year. Claims under the plan of another major sponsor increased by 176,173 claims which resulted in an increase in revenues of approximately $7.4 million. The remaining increase of approximately $13 million was due primarily to other existing sponsors as a result of higher charges relating to pharmaceuticals, new drugs, plan participant growth and an increase in the average number of claims per plan participant. Health Card anticipates that revenue increases which may occur in the future will more likely be due to the addition of new sponsors as opposed to increased utilization by existing sponsors.



     Cost of claims increased $24 million or approximately 38%, from $63.3 million for the nine months ended March 31, 1998 to $87.5 million for the nine months ended March 31, 1999. As a percentage of revenues, cost of claims decreased from 91% for the nine months ended March 31, 1998 to 90% for the nine months ended March 31, 1999.


     Gross profit increased $2.8 million, from $6.4 million for the nine months ended March 31, 1998 to $9.2 million for the nine months ended March 31, 1999, primarily as a result of the increase in revenues, offset by the increase in the cost of claims.


     Selling, general and administrative expenses, which include amounts charged by affiliates, increased $2.6 million or approximately 53%, from $4.9 million for the nine months ended March 31, 1998 to $7.5 million for the nine months ended March 31, 1999. The increase resulted primarily from an increase of $550,000 representing additional reserves against certain receivables. Health Card evaluated its accounts receivable as of March 31, 1999 taking into consideration the expiration of certain contracts during the period and the status of negotiations to renew those contracts. As consideration for the renewal of these contracts, Health Card determined that it would be necessary to negotiate the receivable balance due from these contracts and that Health Card most likely would not be able to collect the full amount. As a result Health Card estimated and recorded a reserve for the amount that may not be collectible. In prior periods, due to the status of these contracts, these additional reserves were not required based upon Health Card's analysis. The remaining increase in selling, general and administrative expenses resulted from an increase of $25,000 in the bad debt reserve, a $170,000 bonus to certain officers/stockholders, a $270,000 compensation accrual to an officer/stockholder and a $1.6 million increase in compensation, benefits, sales and marketing and other expenses related to the expansion of our business.


     General and administrative expenses charged by affiliates decreased $1.3 million or approximately 38%, from $3.7 million for the nine months ended
March 31, 1998 to $2.4 million for the nine months ended March 31, 1999. The decrease resulted primarily from a decrease of $1.3 million due to compensation of employees hired by Health Card who were previously engaged through an affiliated service vendor, $580,000 for software maintenance, offset by increases of $242,000 for equipment rental, $131,000 for data processing related charges, $68,000 for consulting and $91,000 for increases in other operating expenses.

     Other income increased $378,000, from $59,000 for the nine months ended March 31, 1998 to $437,000 for the nine months ended March 31, 1999, due to a $274,000 increase in interest accrued on a loan due from an affiliate, an $87,000 increase in interest earned on short term investments of excess cash balances and a $17,000 decrease in public offering costs.

     The provision for income taxes increased $68,000, from $663,000 for the nine months ended March 31, 1998 to $731,000 for the nine months ended
March 31, 1999, as a result of increased taxable income.

FISCAL YEAR ENDED JUNE 30, 1998 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1997


     Revenues increased $28.1 million or approximately 40%, from $70.4 in fiscal 1997 to $98.5 million in fiscal 1998. The increase resulted primarily from a $9.6 million increase in fees related to the increase in the number of plan participants under an arrangement with one of our major sponsors. Claims under the plan of another sponsor increased by 217,040 claims which resulted in an increased in revenues of approximately $8.1 million. The remaining increase of approximately $10.4 million was due primarily to other existing sponsors as a result of higher charges relating to pharmaceuticals, new drugs, plan participant growth and an increase in the average number of claims per plan participant.



     Cost of claims increased $26.5 million or approximately 42% from $63.3 million in fiscal 1997 to $89.8 million in fiscal 1998. As a percentage of revenues, cost of claims increased from approximately 90% in fiscal 1997 to approximately 91% in 1998, due primarily to a higher number of claims processed, at a reduced billing rate, under an arrangement with one of our major sponsors.


     Gross profit increased $1.7 million, from $7.1 million for fiscal 1997 to $8.8 million for fiscal 1998, as a result of the increase in revenues offset by the increase in the cost of claims.


     Selling, general and administrative expenses, which include amounts charged by affiliates, increased $1.3 million or approximately 22%, from $5.9 million in fiscal 1997 to $7.2 million in fiscal 1998. The increase resulted primarily from $881,000 of additional compensation and benefits for personnel required to process additional claims and to expand Health Card's sales and marketing efforts. In addition, $321,000 of the increase resulted from increased administrative, marketing and consulting fees incurred with related parties and $90,000 of marketing and consulting costs that were incurred with a third-party consultant. As a percentage of revenues, selling, general and administrative expenses decreased from 8.3% in fiscal 1997 to 7.3% in fiscal 1998.


     General and administrative expenses charged by affiliates increased $400,000 or approximately 9% from $4.5 million in fiscal 1997 to $4.9 million in fiscal 1998. The increase resulted primarily from an increase of $484,000 for salaries, $78,000 for consulting and $97,000 for miscellaneous expenses offset by decreases of $259,000 for software maintenance.

     Other income decreased approximately $224,000, from income of $43,000 in fiscal 1997 to a net expense of $181,000 in fiscal 1998, due to $445,000 of public offering expenses. This was offset by a $114,000 increase in interest accrued on stockholder loans, a $30,000 increase in interest accrued on a loan due from an affiliate and a $77,000 increase in interest earned on short term investments of excess cash balances.

     The provision for income taxes increased $759,000, from a benefit of $190,000 in fiscal 1997 to an expense of $569,000 in fiscal 1998, as a result of the increase in taxable income and a decrease in the deferred tax valuation allowance in the 1997 period.

FISCAL YEAR ENDED JUNE 30, 1997 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1996


     Revenues increased $16.1 million or approximately 30% from $54.3 million in fiscal 1996 to $70.4 million in fiscal 1997. The increase resulted primarily from a $16.1 million increase in fees related to the increase in the number of plan participants under an arrangement with one of our major sponsors.



     Cost of claims increased $14.5 million or approximately 30%, from $48.8 million in fiscal 1996 to $63.3 million in fiscal 1997. As a percentage of revenues, cost of claims remained unchanged at approximately 90%.


     Gross profit increased $1.6 million, from $5.5 million in fiscal 1996 to $7.1 million in fiscal 1997, primarily as a result of the increase in revenues, offset by the increase in the cost of claims.


     Selling, general and administrative expenses, which include amounts charged by affiliates, increased $1.7 million or approximately 40%, from $4.2 million in fiscal 1996 to $5.9 million in fiscal 1997. The increase resulted primarily from an increase of $824,000 in software maintenance, $636,000 in fees related to an increase in personnel performing sales and bookkeeping functions, $132,000 in increased sales and marketing efforts and $108,000 for miscellaneous expenses. The increases are a result of an expanded customer base and expenses incurred by Health Card to expand Health Card's services available to sponsors. As a percentage of revenues, selling, general and administrative expenses increased from 7.8% in fiscal 1996 to 8.3% in fiscal 1997.


     General and administrative expenses charged by affiliates increased $1.6 million or approximately 55% from $2.9 million in fiscal 1996 to $4.5 million in fiscal 1997. The increase resulted primarily from an increase of $824,000 for software maintenance, $631,000 for salaries, $114,000 for rent and $31,000 for miscellaneous expenses.

     Other income increased $21,000, from $22,000 in fiscal 1996 to $43,000 in fiscal 1997, as a result of additional interest earned on overnight investments.

     The effective income tax rate remained unchanged at an approximate benefit of 15%, due to the reduction of the deferred income tax valuation allowance.

LIQUIDITY AND CAPITAL RESOURCES

     As of June 30, 1997 and 1998 and March 31, 1999, Health Card had a working capital deficiency of $7.4 million, $8.7 million and $6.5 million, respectively.

     Net cash provided by operating activities was approximately $1.2 million, $3.5 million, $922,000 and $209,000 for the fiscal years ended June 30, 1996, 1997 and 1998 and the nine month period ended March 31, 1999, respectively. During fiscal 1998, net cash provided by operating activities resulted primarily from net income and an increase in accounts payable offset by an increase in accounts receivable and due to/from affiliates. The increases in accounts receivable and accounts payable were due to an increase in the volume of business. For the nine month period ended March 31, 1999, net cash provided by operating activities resulted primarily from net income and an increase in accounts payable and accrued expenses, offset by an increase in accounts receivable. Health Card evaluated its accounts receivable as of March 31, 1999, taking into consideration the expiration of certain contracts during the period and the status of negotiations to renew those contracts. As consideration for the renewal of these contracts Health Card determined that it would be necessary to negotiate the receivable balance due from these contracts and that Health Card most likely would not be able to collect the full amount. As a result, Health Card estimated and recorded a reserve of $550,000 for the amount that may not be collectible. In prior periods, due to the status of these contracts, these additional reserves were not required based upon Health Card's analysis.

     Historically, the timing of Health Card's accounts receivable and accounts payable has generally been a net source of cash from operating activities. This is the result of the terms of trade in place with plan sponsors on the one hand, and our pharmacy network on the other hand. These terms generally lead to our payments to participating pharmacies being slower than our corresponding collections from plan sponsors. Health Card believes that this situation is not unusual in the prescription benefit management industry and expects to operate on similar terms for the foreseeable future. However, there can be no assurance that such terms of trade will continue in the future and, if they were to change materially, Health Card could require additional financing. There can be no assurance that such financing could be obtained at rates or on terms acceptable to Health Card, if at all.

     Net cash used in investing activities amounted to approximately $387,000, $477,000, $416,000 and $1.3 million for the fiscal years ended June 30, 1996, 1997 and 1998 and the nine month period ended March 31, 1999, respectively. These uses of cash resulted primarily from capital expenditures and advances and payments of amounts due to/from stockholders.

     Net cash (used in), provided by financing activities amounted to approximately ($823,000), ($1.2 million), ($983,000) and $1.8 million for the fiscal years ended June 30, 1996, 1997 and 1998 and the nine month period ended March 31, 1999, respectively. These uses of cash resulted primarily from capital distributions and repayment of debt. The cash provided for financing activities for the nine month period ended March 31, 1999 resulted primarily from 340,919 shares of common stock purchased for $2 million by the principal stockholder.

     In February 1998, Health Card entered into an agreement with an unaffiliated third party for computer software products and professional services. The agreement required Health Card to pay an initial license fee of $400,000, of which $100,000 was paid upon execution of the agreement and $25,000 paid monthly through March 1999. In addition, if certain milestones are met, based on the number of processed claims, as defined, the initial license fee increases incrementally by up to an additional $500,000 over the term of the license. As of March 31, 1999, a milestone has been met which has increased the initial license fee by $150,000 due to increased annualized volume of claims processed. The agreement also provides for the monthly payment of a fee for maintenance and updating services aggregating annually to 18% of the initial license fee, as defined.

     Health Card anticipates that the net proceeds of the offering and the repayment of certain affiliate and shareholder debt, together with anticipated cash flow from operations, will be sufficient to satisfy Health Card's contemplated cash requirements for at least 24 months following the completion of the offering. This is based upon current levels of capital expenditures and anticipated operating results for the next 24 months. Alternatively, revolving credit lines and debt financing are being evaluated as backups to anticipated cash needs. Additionally, effective June 1,

1998, Health Card hired 11 programmers, at lower costs than previously charged by an affiliate, which provided software development consulting services to Health Card. The primary difference in cost resulting from hiring the programmers is an administrative fee of approximately 7% which had been charged by the affiliate based on compensation and related costs. Health Card believes this will further increase cash flow. In the event that Health Card's plans change or its assumptions prove to be inaccurate or the proceeds of the offering otherwise prove to be insufficient to fund operations and implement Health Card's proposed expansion strategy, Health Card could be required to seek additional financing sooner than anticipated.

OTHER MATTERS

INFLATION

     Management does not believe that inflation has had a material adverse impact on Health Card's net income.

YEAR 2000 COMPLIANCE

     See 'Business -- Year 2000 Readiness' for a discussion of Health Card's Year 2000 readiness.

RECENT PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued two new disclosure standards.

     Statement of Financial Accounting Standards No. 130 ('SFAS No. 130'), Reporting Comprehensive Income, establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

     Statement of Financial Accounting Standards No. 131 ('SFAS No. 131') Disclosures about Segments of an Enterprise and Related Information which supersedes SFAS NO. 14, Financial Reporting for Segments of a Business Enterprise, establishes standards for the way that public enterprises report information about operating segments in annual financial statement and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas, and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

     Both of these new standards are effective for financial statements for years beginning after December 15, 1997 and require comparative information for earlier years to be restated. Health Card's financial position, results of operations and disclosures will be unaffected by the implementation of these new standards.

     In February 1998 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132 ('SFAS No. 132'), Employers' Disclosure about Pensions and Other Postretirement Benefits, which standardized the disclosure requirements for pensions and other postretirement benefits. The adoption of SFAS No. 132 in 1998 is not expected to materially impact Health Card's current disclosures.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Investments and Hedging Activities Income ('SFAS 133'), which requires the recording of all derivative instruments as assets or liabilities measured at fair value. Among other disclosures, SFAS 133 requires that all derivatives be recognized and measured at fair value regardless of the purpose or intent of holding the derivative.

     SFAS 133 is effective for financial statements for years beginning after June 15, 1999. Health Card has no derivative investments and does not participate in hedging activities; therefore, its financial position, results of operations and disclosures will be unaffected by the adoption of this standard.

                                    BUSINESS

GENERAL

     Health Card is an independent company, established in 1981, providing comprehensive prescription benefit management services. Health Card's programs are designed to assist prescription benefit plan sponsors by:

      containing the cost of prescription drugs,

      monitoring the cost and quality of prescription services,

      providing sophisticated consulting services, and

      providing disease information services.

Sponsors of prescription benefit plans managed by Health Card include managed care organizations, local governments, unions, corporations and third party health care plan administrators. Health Card focuses its marketing efforts on prospective sponsors with plans covering up to 100,000 participants, although it seeks and services sponsors with plans covering less or significantly more plan participants. As of May 1, 1999, plans managed by Health Card covered over 515,000 eligible employees, retirees, members and their dependents, increased from 240,000 participants on July 1, 1995.

Health Card provides sponsors with integrated prescription benefit management services, including:

      electronic point-of-sale pharmacy claims management,

      retail pharmacy network management,

      mail pharmacy claims management,

      benefit design consultation,

      preferred drug management programs,

      drug review and analysis programs,

      consulting services,

      disease information services,

      data access, reporting and information analysis, and

      physician profiling.

Each of these services is described below under the heading 'Services.'

     Each plan participant receives an identification card which may be used at any pharmacy participating in Health Card's pharmacy network and the sponsor's plan. The card entitles the plan participant to purchase prescription drugs and certain other physician-prescribed items by paying a deductible and/or 'co-payment' amount as determined by the plan sponsor. As of May 1, 1999, the pharmacy network included an aggregate of over 44,000 retail chain and independent pharmacies as well as three mail order pharmacies. See
'Business -- Services.'

     Health Card assists each sponsor to establish the deductible and 'co-payment' amounts and the availability of benefits under its plan. Plans generally cover (a) prescriptions for legend drugs, which are drugs that cannot be dispensed without a prescription, (b) prescriptions requiring compounding of ingredients, one of which is a legend drug, (c) prescribed insulin and prescribed insulin syringes, and (d) needles and test strips. Items generally excluded from coverage include diet supplements, over-the-counter drugs (whether or not prescribed by a physician), medical appliances such as glucometers and blood pressure monitors, bandages, heat lamps, experimental drugs, drugs furnished by a hospital to inpatients, and blood and blood plasma.

     Health Card attempts to contain the cost of sponsors' plans by negotiating favorable pricing arrangements with pharmacies participating in its pharmacy network. Health Card also provides additional cost management through the real-time electronic communication of claims data and plan criteria between those pharmacies and Health Card. The claims submission, review and approval generally occur in a matter of seconds. See 'Business -- Information Systems.' Claims are processed through multiple reviews in order to:

      confirm plan conformity,

      verify plan participant eligibility,

      verify correct pharmacy payment, and

      conduct drug review and analysis.

Concurrently, information is sent by Health Card's information systems to the pharmacist about:

      drug interactions,

      premature refills of prescriptions,

      duration or duplication of therapy, and

      geriatric or pediatric precautions

based on Health Card's prescription claims history for the plan participant, FDA-approved standards and Health Card's recommended drug and treatment guidelines. These situations or circumstances are collectively referred to as 'contraindications.'

     The final claim approval or denial is immediately communicated by Health Card to the pharmacy. If a claim is approved, the communication establishes the claim for payment and indicates the co-payment or deductible to be charged to the plan participant.


     Drug manufacturers may issue rebates for the use of certain prescription drugs. Pursuant to an agreement with Foundation Health Pharmaceutical Services d/b/a Integrated Pharmaceutical Services, a rebate administrator, we submit claims for rebates to Integrated. These rebates relate to certain prescriptions filled under plans that we administer. Integrated submits these rebate claims, and may submit such claims along with rebate claims of others, to the appropriate drug manufacturer, pursuant to agreements Integrated has negotiated with various drug manufacturers. All, part or none of the rebates received by Health Card may be remitted to certain of Health Card's sponsors, depending upon the terms of Health Card's agreement with each sponsor. Through rebates from drug manufacturers, Health Card has reduced its cost of claims. See 'Risk Factors -- Our business could be adversely affected if our rebate administrator terminates our agreement, or if drug manufacturers alter or discontinue rebate programs.' See 'Risk Factors -- The health care industry is highly regulated at the federal, state and local levels. Our failure to comply with these regulations could adversely affect our business,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Business -- Services -- General -- Rebate Administration.'


     Health Card's disease information services are designed to inform and educate sponsors, plan participants, pharmacies and prescribing physicians about drug and treatment guidelines for various diseases. Health Card prepares drug and treatment guidelines for various diseases based on a review of professionally prepared health care literature which is publicly available. In compiling the drug and treatment guidelines, Health Card may also utilize clinical guidelines that are issued by medical specialty boards and are available to the public. The drug and treatment guidelines are reviewed by medical and pharmacology experts and submitted to Health Card's Pharmacy & Therapeutics Committee for review and approval. If approved, the drug and treatment guidelines may be made available to interested sponsors and physicians. Health Card believes that the use of disease information services represents a market trend in the prescription benefit management industry. Its use is designed to:

      meet sponsors' growing need for information to address cost management pressures,

      enhance the quality, efficiency and cost-effectiveness of pharmacy benefit utilization by plan participants, and reduce costs to sponsors.

In providing these services, Health Card may utilize its drug review and analysis programs. These programs include a series of on-line reviews which examine a plan participant's claims history for a number of contraindicated drugs or inappropriate dispensing patterns, among other things. Although Health Card has only recently commenced disease information services and currently offers such services to only one sponsor, Health Card believes that disease information services will encourage plan participant compliance with physician-recommended therapy and physician adherence to recommended drug and treatment guidelines. In turn, this conformity should improve plan participant health care while reducing costs. See 'Risk Factors -- The health care industry is highly regulated at the federal, state and local levels. Our failure to comply with these regulations could adversely affect our business.'

     We began our business as a provider of computerized prescription claims processing services to sponsors and subsequently, we increased our capabilities to become a provider of comprehensive prescription benefit management services. In 1995, our management began to redirect the focus of our business, with the goal of becoming a leading national independent company providing comprehensive prescription benefit management services. In particular, we concentrated on
(a) attracting a management team with significant industry experience,
(b) implementing a multi-state marketing effort and (c) enhancing our information systems. Over the past several years, Health Card has focused on significantly expanding its management, marketing and administrative infrastructure and data management capabilities. See 'Management' and 'Certain Transactions.'

     Health Card's competitors include both independent prescription benefit management companies and those that are affiliated either with drug manufacturers or with retail pharmacy companies. Health Card has developed its business by focusing on information systems and consulting services without many of the restrictions that management believes are inherent in the relationships of its affiliated competitors. Health Card therefore believes that its formulary management and other business activities are more objective than certain of its competitors. Health Card also believes that its information systems and consulting services are superior to that of many of its competitors. Accordingly, based on such beliefs, Health Card is well positioned to take advantage of the increasing information and cost management needs of the prescription benefit management services market.

BUSINESS STRATEGY

     Following the consummation of the offering, Health Card intends to identify and pursue opportunities to acquire complementary companies and strategic assets, which we will refer to frequently in this prospectus as 'acquisition opportunities.' Health Card also plans to continue development of its services and programs and to expand its operations and sales with the goal of becoming a leading national independent company providing comprehensive prescription benefit management services.

     Specifically, Health Card intends to take the following steps to implement its strategy:

          Pursue Strategic Acquisitions. Health Card intends to pursue acquisition opportunities in order to increase its market share, realize operating efficiencies and expand the scope of its services. Due to increasing competition within the fragmented prescription benefit management services market, Health Card believes that there are significant opportunities to acquire or consolidate small to medium-sized companies and acquire strategic assets that will:

           expand Health Card's sponsor base,

           improve Health Card's information systems,

           expand Health Card's consulting and disease information services,

           establish strategic relationships, and

           allow it to realize additional economies of scale.

          Expand Core Sponsor Base. Health Card believes that it will continue to benefit from growth in the prescription benefit management services market. From July 1, 1995 to May 1, 1999, the number of plan participants for which Health Card provided prescription benefit management services grew approximately 115% from approximately 240,000 to over 515,000. Health Card intends to expand its sponsor base by focusing its sales efforts on targeted markets throughout the U.S. and through acquisition opportunities. See 'Business -- Sales and Marketing.'

          Continue Improvements to Information Systems. Health Card's computerized information systems, which include an on-line real-time claims management system, integrate many of the services offered by Health Card. Health Card's information systems are network-based as compared to older mainframe systems which management believes are utilized by certain of its competitors. Mainframe systems generally are comparatively slower to customize and change programs, and generally do not allow for integration of services and programs on one system on a timely and cost-effective basis. Conversely, the network platform typically provides Health Card with flexibility to tailor its products to specified needs of its sponsors. Health Card's system is scalable and intended to accommodate the processing needs resulting from future growth. Nevertheless, Health Card intends to continue to expand and adapt its information systems, both in response to specific sponsor requests and based on Health Card's assessment of market needs. See 'Business -- Information Systems,' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

          Expand Consulting Services and Disease Information Services. Health Card believes that consulting services and disease information services offer significant opportunities for future growth. Health Card is integrating its claims management services, information systems and the recommended drug and treatment guidelines to create comprehensive consulting services and disease information services for its sponsors.

          Health Card believes that its disease information services will encourage physicians and plan participants to act in conformity with plans, and physicians to adhere to recommended drug and treatment guidelines, which, in turn, should improve plan participant health while reducing the cost of care.

          Health Card believes that through increased marketing of:

           drug coverage management services,

           disease information services,

           formulary management (i.e., the types and brands of drugs covered by a plan), and therapeutic interchange services (i.e., substitution to lower cost therapeutically equivalent drug when approved by the prescribing physician)

     Health Card intends to expand its sponsor base, expand the services provided to current sponsors and solidify its relationships with current sponsors.

          Establish Strategic Relationships. Health Card intends to pursue strategic relationships with sponsors, drug manufacturers, pharmacies and others to enhance the services it provides and to reduce the cost of health care. For example, Health Card obtains certain rebates from manufacturers through Integrated Pharmaceutical Services. Health Card presently has a non-exclusive relationship with Eckerd Health Services d/b/a Express Pharmacy Services. Express Pharmacy acts as a participating pharmacy and dispenses drugs to plan participants by mail. See 'Business -- Services.'

          Health Card has also engaged from time to time in joint mailing programs with drug manufacturers designed to furnish information to plan participants and prescribing physicians.

INDUSTRY BACKGROUND

     In response to escalating health care costs, cost containment efforts in the health care industry have led to rapid growth in managed care and other containment efforts. Despite these efforts, continued advances in medical technology, new drug development and increasing drug utilization have led to significant increases in health care costs. This has created a need for more efficient, cost-effective drug delivery mechanisms. Prescription benefit management companies evolved to address this need. These companies created an opportunity for plan sponsors to provide prescription drug benefits to their plan members in a cost-effective manner through:

      mail pharmacy services,

      formulary management,
      claims management, and

      drug review and analysis

while often improving patient compliance with recommended drug and treatment guidelines. An industry source estimates that 1997 U.S. purchases for prescription drugs totaled approximately $83 billion, of which purchases from retail outlets were approximately $53 billion and purchases from mail order were approximately $9 billion. Such industry source indicates that prescriptions managed by prescription benefit management companies represent an increasing proportion of such purchases.

     Traditionally, prescription benefit management companies focused primarily on cost containment by:

      managing prescription claims to reduce or eliminate duplication of treatment, i.e., redundant drug therapies and other treatments,

      encouraging substitution of generics for branded medications,

      obtaining price discounts from participating pharmacies through a pharmacy network, and obtaining rebates from drug manufacturers.

Over the last several years, in response to increasing sponsor demand, prescription benefit management companies have begun to develop sophisticated computerized information systems which (a) help sponsors manage their formularies and (b) provide data, analysis and detailed reporting, which allow sponsors to make informed decisions about drug use and costs. Health Card believes that sponsors have also increasingly focused on the quality and efficiency of care, emphasizing disease prevention and health enhancement. Health Card and its competitors have addressed these demands by combining traditional prescription benefit management services with consulting services and disease information programs that exploit the sophisticated information systems.

SERVICES

GENERAL

     Sponsors retain Health Card to manage the prescription drug plans that they maintain for the benefit of their plan participants. Health Card consults with sponsors to assist them in customizing their prescription drug plans to meet the particular sponsor's needs. Health Card has also developed and is continuing to expand its consulting and disease information services to meet (a) the growing needs of sponsors to address cost management pressures, and (b) the increasing needs of plan participants, particularly those requiring costly long-term and recurring therapies.

     Health Card's claims management services are rendered through its on-line real time computerized claims management system, which we sometimes refer to in this prospectus as the 'on-line claims management system.' This on-line claims management system reduces the administrative burdens of processing claims and managing plan benefits for sponsors, plan participants and pharmacies. Claims are typically submitted electronically to Health Card by pharmacies participating in the pharmacy network. They are processed for plan participant eligibility, plan coverage, any deductible limitations, co-payment amounts, payment schedules and pharmacy eligibility. Using its on-line claims management system, Health Card is able to provide an accurate benefit payment to the pharmacy or plan participant.

     The on-line claims management system manages the cost of the plan at the point of service by confirming that:

      the submitted claim is in conformity with plan terms and conditions,

      the plan participant is eligible for benefits, and pays any applicable deductible and/or co-payment amounts, and only the negotiated discounts on prescription items will be paid to participating pharmacies.

The data collected during the claims management process provides a basis for reporting and analyses upon which recommendations are made to sponsors. These recommendations are intended to assist them in lowering the costs of their plans while improving quality and service. See 'Business -- Services -- Data Access, Reporting and Information Analysis.'

     The Health Card and Claims Processing. Each sponsor's plan participant is issued a health card which identifies the plan participant and the sponsor. The card may be utilized at any one of the pharmacies participating in Health Card's multi-state pharmacy network and the sponsor's plan. The health card allows the plan participant to purchase approved prescription drugs and other physician-prescribed items, with the plan participant paying a deductible and/or co-payment amount, if any, to the pharmacy. Each time a new sponsor is added, Health Card provides pharmacies in the pharmacy network that serve the area in which the new sponsor is located with documentation describing the use of the health card, the sponsor and the summarized terms of the plan.

     Plan participants present their health card together with a physician's prescription to a participating pharmacy. The pharmacist, using standard industry software, enters each claim on the pharmacy's computer; the claim is electronically communicated to Health Card for on-line real time processing and resolution. In the ordinary case where the prescription is for a drug listed on the sponsor's formulary, the pharmacist is advised of the appropriate co-payment and deductible, if any, to be collected from the plan participant and of the payment the pharmacy will receive from Health Card. Health Card's on-line claims management system sends appropriate messages regarding preferred drugs and contraindications, based upon plan participants' existing claims history with Health Card. The prescription is then dispensed by the pharmacist to the plan participant, who pays the appropriate co-payment and/or deductible amount and signs a signature log maintained by the participating pharmacy.

     Plan participants are provided with a list of pharmacies participating in Health Card's pharmacy network. Plan participants may alternatively choose to fill prescriptions at a non-participating pharmacy. However, plan participants who utilize non-participating pharmacies pay the full prescription amount, i.e., an amount generally in excess of the negotiated discount offered by pharmacies in the pharmacy network. Both the plan participant and the pharmacy then complete a direct payment claim form, which is mailed to Health Card for the allowable payment amount to be paid to the plan participant. Alternatively, the non-participating pharmacy may elect to immediately enroll in Health Card's pharmacy network and participate in the on-line claims management system. See 'Business -- Pharmacy Network.'

     Occasionally a plan participant's claim is rejected, based on plan parameters, in which case the participant may be referred to the plan's sponsor or to Health Card's customer service department. Also, on occasion a claim is presented and the pharmacist is notified, during the course of processing the claim, that prior authorization from the sponsor is needed before the claim can be approved. In addition, mail order claims processing sometimes results in a message to the pharmacist that a preferred drug is available for use in place of the one prescribed. In such an event, the pharmacist must contact the physician directly for permission to substitute the preferred drug; if such permission is obtained, the pharmacist then contacts the plan participant to obtain his or her permission to make such substitution. Although preferred drug messages are also capable of being sent by Health Card's on-line claims management system to retail pharmacists, to date no sponsor has asked Health Card to do so.

     Invoicing and Payments. Often, sponsors are charged an agreed fee for each prescription filled plus an administrative and/or dispensing fee for managing each claim. Sometimes sponsors are charged an adjustable monthly fee or projected maximum fee based on the number of plan participants, utilization, costs of drugs or other criteria. Health Card provides flexibility of invoicing for its sponsors. Sponsors pay Health Card; Health Card pays an individually negotiated amount to its participating independent and chain pharmacies. Plan participants filing for direct payment receive an allowable payment which is usually specified by the sponsor. See 'Business -- Services -- Pharmacy Network' and 'Risk Factors -- We have a history of working capital deficits, which could adversely affect our business' and 'Risk Factors -- Our possible inability to pay pharmacies could adversely affect our business.'


     Rebate Administration. Pursuant to an agreement dated January 1, 1996, with Foundation Health Pharmaceutical Services, Inc., d/b/a Integrated Pharmaceutical Services, Health Card submits to Integrated claims for rebates from drug manufacturers relating to certain prescriptions filled under plans that Health Card administers. Integrated submits Health Card's rebate claims, and may submit such claims along with rebate claims of others, to the appropriate drug manufacturer. Health Card receives a percentage of the total rebates received by Integrated from drug manufacturers regarding products dispensed to Health Card's sponsors' plan participants, with Integrated retaining a portion of the total rebates as an administrative fee. This agreement is terminable by either party with or without cause on 90 days' prior written notice. These claims are submitted quarterly. As of the date of this prospectus, the volume of claims processed by Health Card may not be sufficient to enable it to obtain rebates directly from drug manufacturers in the same aggregate amounts that could be obtained under the Integrated agreement. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'



     Rebates accounted for reductions of cost of claims of 4%, 1.4% and 1.6% for the years ended June 30, 1996, 1997 and 1998, respectively, and 1.9% for the nine months ended March 31, 1999 and 1998, but contributed approximately 36%, 12% and 17% of total gross profit for the years ended June 30, 1996, 1997 and 1998, respectively, and 19% and 18% of total gross profit for the nine months ended March 31, 1998 and 1999, respectively. Rebates accounted for approximately 154%, 68% and 105% of income before taxes for the years ended June 30, 1996, 1997 and 1998, respectively, and 77% and 74% for the nine months ended
March 31, 1998 and 1999, respectively. All, part or none of the rebates received by Health Card may be required to be remitted to certain of Health Card's sponsors, including Vytra and Suffolk County, depending upon the terms of Health Card's arrangement with each sponsor. Termination of the agreement with Integrated could have an adverse effect on Health Card's business, operating results and financial condition. See 'Risk Factors -- Our business could be adversely affected if our rebate administrator terminates our agreement, or if drug manufacturers alter or discontinue rebate programs.' 'Risk Factors -- The health care industry is highly regulated at the federal, state and local levels. Our failure to comply with these regulations could adversely affect our business' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'


PHARMACY NETWORK

     Retail Pharmacy Network Management. A comprehensive multi-state network of participating pharmacies is an essential element of Health Card's business operations. Furthermore, certain of Health Card's sponsors, including Vytra and Suffolk, require Health Card to maintain a pharmacy network with specified numbers of pharmacies in various locations to serve plan participants. As of May 1, 1999 Health Card had a multi-state network of over 44,000 pharmacies, of which approximately 76% are retail chain pharmacies and 24% are independent pharmacies. In addition, as of May 1, 1999, three mail order pharmacies participated in the pharmacy network. See 'Business -- Services -- Pharmacy Network -- Mail Pharmacy Distribution and Management.'

     As part of Health Card's cost containment efforts, Health Card contacts selected participating pharmacies and plan participants by mail to audit the validity of claims. The information requested includes:

      copies of original prescriptions from participating pharmacies, and written confirmation from plan participants of their receipt of prescribed drugs.

Health Card also performs on-site audits of records of participating pharmacies. Pharmacies are selected for an audit based upon parameters designed into Health Card's computer programs. Additionally, Health Card may audit a pharmacy in response to, among other things, a plan participant's or sponsor's complaint or comments from customer service representatives of drug manufacturers.

     Health Card enjoys long term relationships with many of the pharmacies participating in its pharmacy network, as the following table indicates:

                  PHARMACY                     YEAR OF INITIATION
                  --------                     ------------------
Rite Aid Corporation.........................         1982
Eckerd Health Services.......................         1983
CVS/Pharmacy, Inc............................         1983
Genovese Drugstores, Inc.....................         1982

Furthermore, a significant portion of Health Card's cost of claims for recent years originates with Genovese Drugstores, Inc. and CVS/Pharmacy, Inc.

     Both the retail and mail order components of the pharmacy network are managed by Health Card's on-line claims management system. See
'Business -- Services -- Electronic Point-of-Sale Pharmacy Claims Management.'

     Mail Pharmacy Claims Management. Mail pharmacy service is generally used by plan participants as a cost effective means of minimizing the inconvenience resulting from repeated trips to retail pharmacies to fill prescriptions; this is especially common when a plan participant with a chronic condition receives long-term drug therapy. In addition, the plan participant generally saves money through a reduction in the number of co-payments he would have paid had the prescriptions been filled repeatedly at a retail pharmacy. Further, with mail pharmacy service the sponsor is charged a lower dispensing fee for prescription ingredients compared to those charged by a retail pharmacy. Health Card presently has a non-exclusive relationship with Eckerd Health Services d/b/a Express Pharmacy Services.

     The agreement between Health Card and Express Pharmacy has an initial term of three years ending on June 30, 1999 and is automatically renewable for successive 12 month terms. Either party may terminate the agreement at the end of the initial term or any successive term on 90 days prior written notice. No such notice has been sent or received by Health Card. The agreement provides that Express Pharmacy will:

      provide the covered drugs by mail to plan participants,

      collect the appropriate co-payment, and

      if required by the plan, collect any additional payment if a brand drug is dispensed when a generic drug is available.

This agreement further provides that Health Card will pay Express Pharmacy for approved claims within 45 days after the two week processing cycle in which the claim occurs.

     As of May 1, 1999, three mail order pharmacies were participating in Health Card's pharmacy network. Plan participants using a mail order pharmacy mail in their prescriptions to the pharmacy. Claims submitted by mail order pharmacies are managed using Health Card's on-line claims management system and are subject to the same review and verification as those claims submitted by retail pharmacies. If the claim is deemed eligible under the terms of the appropriate plan, the participating mail order pharmacy mails the prescription item to the plan participant. The mail order pharmacy typically covers the plan participant's mailing costs through the use of prepaid envelopes (used by a plan participant to submit his/her prescription) and typically pays to ship the prescribed item to the plan participant.

     Pharmacy Relations. Our agreements with many pharmacies do not require us to make payments within a specified period. However, we know from experience that they expect timely payment. Health Card endeavors to process claims promptly and obtain funds from sponsors prior to making payments to participating pharmacies; still, there can be no assurance that sponsors will pay Health Card on time.

     No assurances can be made that pharmacies in our network will not demand faster payment in the future. In particular, in May 1996, Health Card restructured $900,000 of outstanding overdue claims payable to Genovese into a promissory note obligating Health Card to pay such amount over 18 months. That note has been repaid in full. Health Card believes that there has been no material negative effect on its business resulting from our payment schedule and we believe our relationships with pharmacies are generally good.

     Health Card may be required to pay participating pharmacies whether or not it has been paid by its sponsors. The loss of a substantial portion of the pharmacies in the pharmacy network could have a material adverse effect on Health Card's business, operating results and financial condition. See 'Risk Factors -- We have a history of working capital deficits, which could adversely affect our business' and 'Risk Factors -- Our possible inability to pay pharmacies could adversely affect our business.' See also 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

BENEFIT DESIGN CONSULTATION

     Health Card has a sales and marketing staff and pharmacists experienced in prescription drug benefit plan design. Health Card assists sponsors in defining their financial and employee-benefit objectives for their prescription drug benefit plans and in developing a program to meet such objectives. Using both sponsor-specific and general claims experience data, the sales and marketing staff makes recommendations of benefit features such as:

      levels of co-payments,

      covered and excluded drugs,

      generic substitution guidelines,

      number of days supply of medication per prescription,

      maximum benefit cost,

      maximum plan participant out-of-pocket cost, and

      coverage for prescription drugs dispensed by non-participating pharmacies.

The clinical services staff, with occasional assistance from the operations staff, produces customized periodic reports, and disseminates publicly available, peer reviewed, nationally recommended treatment data regarding generic substitution guidelines. Once a plan design has been implemented, the sales and marketing staff monitors plan performance periodically and may recommend changes to the plan.

PREFERRED DRUG MANAGEMENT

     Through its preferred drug programs, Health Card encourages physicians and plan participants to use drugs that are preferred by plan sponsors, usually for lower cost but sometimes for efficacy. Health Card does this, typically, through contacts with physicians. Almost all of Health Card's sponsors use its preferred drug management and generic substitution programs. In administering preferred drug programs, Health Card may recommend that a sponsor offer incentives so that the lower cost brand name drug listed on its formulary is prescribed rather than a more expensive therapeutically equivalent drug. With such a therapeutic interchange program, typically the savings are distributed, for the first year of the program, among the sponsor, the pharmacy, and Health Card; starting with the second year, all of the savings are received by the sponsor. This type of program is most frequently used in connection with long-term therapies. Through a generic substitution program, a plan participant pays a lower co-payment than he would otherwise, and thereby benefits directly from the savings. Health Card believes there are substantial savings to be realized by encouraging plan participants to use generic instead of brand name drugs, since the cost of a generic prescription drug can be as much as 91% (typically 30% to 55%) lower than the cost of the therapeutically equivalent brand name prescription drug.

     Plan participants are encouraged by Health Card to use generic drugs by a variety of methods. These methods include:

      utilizing differential co-payments (that is, allowing a plan participant accepting a generic drug to pay a lower co-payment than if the same prescription were filled with the brand name drug), requiring the plan participant to pay the difference between the brand and generic price, and offering a financial incentive to pharmacists to fill prescriptions using generic drugs, when permitted by law, therapeutically permissible and in all cases subject to the physician's prior approval.

The differential co-payment is the method most commonly used by Health Card to encourage acceptance of generic substitutes for brand name drugs. See 'Risk Factors -- The health care industry is highly regulated at the federal, state and local levels. Our failure to comply with these regulations could adversely affect our business.'

     If a physician prescribes a specific drug and the prescription includes a 'dispense as written' ('DAW') notation, a pharmacist is not permitted to substitute a generic drug without the physician's consent. In such event, the pharmacist must contact the physician directly for permission to substitute a generic equivalent or a less expensive brand name drug. Depending on state law, if no DAW notation is made, the pharmacist must obtain the consent of only the plan participant to dispense a generic substitute. In New York, if no DAW notation is made and the physician does not prohibit substitution, the pharmacist is required to dispense the generic equivalent if it is available. Other states may have different laws, rules and regulations. Health Card's detailed quarterly reports to sponsors assist in determining if this program is being utilized effectively. See 'Business -- Services -- Data Access, Reporting Information and Analysis.'

     Health Card also provides therapeutic interchange and formulary management. These programs are based upon the effectiveness, quality and cost of specific drugs. Programs of interchange or formulary inclusion are implemented to give sponsors lower cost with equal quality. All chosen drugs are reviewed by Health Card's Pharmacy & Therapeutics Committee in terms of their efficacy, quality (including side effects) and cost. See 'Business -- Consulting Services and Disease Information Services' and 'Risk Factors -- The health care industry is highly regulated at the federal, state and local levels. Our failure to comply with these regulations could adversely affect our business.'

DRUG REVIEW AND ANALYSIS

     Health Card's drug review and analysis services include prospective reviews of potential claims and concurrent and retrospective reviews of submitted claims. These include a series of on-line reviews which permit a pharmacist filling a prescription to examine the plan participant's claims history for:

      drug interactions,

      premature refills of prescriptions,

      duration or duplication of therapy,

      pregnancy and breast feeding precautions,

      geriatric or pediatric precautions,

      compliance with prescriptions, both as to dosage and timing, and other contraindications.

Health Card transmits such information to the dispensing pharmacist for information purposes only -- not to replace the prescribing physician's or the dispensing pharmacist's professional judgment. Health Card's consulting department retrospectively analyzes the drug utilization patterns of plan participants for each sponsor. Health Card may then recommend changes in the sponsor's plan design, preferred drug management, and disease information systems initiatives to contain costs or to better serve the plan participants. See 'Risk Factors -- The health care industry is highly regulated at the federal, state and local levels. Our failure to comply with these regulations could adversely affect our business.'

CONSULTING SERVICES AND DISEASE INFORMATION SERVICES

     Prescription Benefit Plan Consulting. Health Card's consulting services are designed to enable sponsors to enhance the quality of plan participants' care while reducing related costs. Using data relating to the progression and treatment of diseases, Health Card disseminates information regarding therapies that are aimed at treating a disease in a cost-effective manner. Health Card's information systems, which include a comprehensive database, allow Health Card to provide (a) drug review and analysis, (b) appropriate reports and information, and (c) disease information services. Health Card believes that technology and information systems advances will allow for future integration of health care claims information, including hospital, laboratory and clinical costs. Health Card further believes that integration will enable it to assess outcomes on a statistical basis and based on such statistical assessments to make recommendations regarding effective prescribing practices. Health Card believes this should allow for improved patient care while controlling therapy costs. See 'Risk Factors -- The health care industry is highly regulated at the federal, state and local levels. Our failure to comply with these regulations could adversely affect our business.'

     Health Card has established a Pharmacy & Therapeutics Committee currently comprised of physicians and pharmacists. This Committee's primary responsibility is to assist sponsors in designing a well managed, therapeutically appropriate, cost-effective preferred drug listing or 'formulary.' The goal of the P&T Committee is to enable sponsors to optimize plan participant care through drug policy development and education. The P&T Committee meets quarterly and performs the following functions:

      provides information to sponsors to ensure that the covered drugs of each plan reflect the current standard of medical practice and pharmacology,

      evaluates drugs for inclusion in a plan as a preferred drug,

      analyzes current literature for safety, efficacy and cost-effectiveness of covered drugs,

      provides recommendations on drug therapy and utilization,

      evaluates drug review and analysis programs and criteria,

      determines those drugs which require prior authorization from the sponsor, and reviews the associated guidelines for those drugs' proper use.

     The P&T Committee currently consists of six members: Martin Edelstein, M.D. and Paul Cohen, M.D., each of whom is a practicing physician and medical school professor, Jack M. Rosenberg, a university professor of clinical pharmacy and pharmacology, Joseph B. Laudano, a manager of medical affairs of a major drug company, Howard G. Levine, a pharmacist, who is the Chairman of the Board of an independent pharmacy group, and John Ciufo, who is Health Card's Vice President of Clinical Services and our liaison with the P&T Committee. Mr. Ciufo is the only member of the P&T Committee otherwise affiliated with Health Card. Vytra has the right to designate one member of the P&T Committee, but has not exercised its right. Each Committee member is requested to disclose his or her affiliation with any drug company. Mr. Laudano and Mr. Rosenberg have disclosed a current affiliation with drug companies.

     Disease Information Services. Through its disease information services, Health Card provides information to sponsors that is intended to enable them to enhance their prescription benefit plans and to improve the treatment of plan participants with certain medical conditions. In providing disease information services, based upon recommended drug and treatment guidelines, Health Card:

      reviews and analyzes drugs prescribed and prescriptions dispensed,

      recommends plan guidelines, and

      conducts plan participant and physician profiling.

By analyzing plan participants' pharmacy claims patterns, Health Card can provide information to sponsors and health care providers, assisting in the early identification of patients whose care might be improved through additional or alternative treatment or medication. Health Card has developed disease information systems covering cardiovascular and gastrointestinal conditions, migraines, diabetes, and asthma, among others.

     Health Card's disease information services utilize the recommended drug and treatment guidelines, changes in the drug and treatment guidelines, current medical literature and its own assessments to identify plan participants 'at-risk' for a particular disease. If the disease information services identify participants 'at-risk' for particular diseases, Health Card may provide the recommended drug and treatment guidelines to sponsors, treating physicians and plan participants. If requested by the sponsor, Health Card monitors a participant's compliance with the recommended drug and treatment guidelines, including prescription usage. If it appears, based upon Health Card's analysis of the participant's claims history, that the recommended drug and treatment guidelines are not being applied, Health Card may, if requested by the sponsor, contact the physician, via either telephone or letter, suggesting additional options. Physician performance and adherence to the recommended drug and treatment guidelines are monitored by using Health Card's information systems.

     Health Card is currently marketing its disease information programs on a very limited basis, and is actually providing this service to only one sponsor presently but anticipates that it will be providing these services to another sponsor in the near future. Health Card believes that sponsors' demand for these services will grow as their needs for information to address cost containment increase. See 'Risk Factors -- The health care industry is highly regulated at the federal, state and local levels. Our failure to comply with these regulations could adversely affect our business.'

DATA ACCESS, REPORTING AND INFORMATION ANALYSIS

     Data Access. Health Card's computerized information systems allow each sponsor to access on-line data relating to the sponsor's plan. With this capability, the sponsor is able to maintain and update plan participant eligibility information and override denials of claims if it so chooses.

     Reports. Sponsors receive quarterly executive reports and ad-hoc reports, in addition to the executive and billing reports which accompany invoices. The quarterly executive reports provide:

      financial and claims information,

      information on age group utilization,

      amounts spent on prescriptions,

      most frequently dispensed drugs in terms of claims and dollar amounts,

      information about retail pharmacy and mail order mix, and

      information about generic and brand drug mix.

The billing reports indicate, by plan participants' names:

      the prescriptions filled,

      dates dispensed,

      drugs dispensed, and

      the dispensing pharmacies utilized by plan participants.

Based on these reports, Health Card representatives provide information and assist sponsors regarding benefit design, cost containment initiatives, disease information initiatives and formulary management.

     Decision Support Systems. Health Card's proprietary computerized HCFocus decision support tool is part of Health Card's report generation system and utilizes Health Card's proprietary database. Sponsors can use HCFocus to analyze particular information, including, among other things:

      comparison of physician prescription practices compared to a selected peer group,

      analysis and review of a plan participant's drug history,

      analysis of the top drugs dispensed by number or dollar value, analysis of generic drug for brand name drug substitution rates, and analysis of the dispensing patterns of particular pharmacies.

PHYSICIAN PROFILING

     Health Card will, at either a physician's or a sponsor's request, analyze (i.e., profile) a physician's prescription history and consult with either the physician or the sponsor about the physician's prescribing pattern. Health Card might, for example, discuss alternatives to therapies that the physician regularly prescribes based on the drug and treatment guidelines. This practice is designed to enhance the therapeutic benefits received by the plan participant and, where possible, to achieve cost savings. It is also designed to promote conformity with plan benefits and the recommended drug and treatment guidelines. Presently, Vytra is the only Health Card sponsor using the physician profiling services, although one more sponsor has expressed interest in using this service later in 1999 or 2000. Health Card believes that other sponsors may be interested in this service in the future.

SPONSORS

     Sponsors include managed care organizations, local governments, unions, employers and third party health care plan administrators of prescription drug programs. As of May 1, 1999, Health Card was servicing 71 sponsors of benefits plans covering over 515,000 participants (such number includes each third party administrator client as one sponsor), with concentrations in the Northeast, Southeast and West Coast. Between May 1, 1998 and May 1, 1999, 27 new sponsors began utilizing Health Card's services.

     Health Card's sponsors are typically asked to sign a standard form of managerial agreement that governs Health Card's relationship with that sponsor. Pursuant to this standard agreement, Health Card pays claims and furnishes other related services through a network of pharmacies. The sponsor provides the details of the plan to be managed, along with a list of all covered participants and eligibility updates. The sponsor is liable for all charges incurred by unauthorized people unless Health Card was notified in writing of ineligibility. If the participant receives prescription drugs from a non-member pharmacy, and the plan provides for reimbursement of some or all of the cost of prescription drugs purchased from a non-member pharmacy, a claim for direct reimbursement must be made. Health Card is obligated to ensure that an adequate number of member pharmacies are available, furnish a description of the plan to the pharmacies, require such pharmacies to comply with the member pharmacy agreement, process claims and determine whether claims qualify for payment. Health Card is also obligated to furnish the sponsor with a bi-weekly account statement which sets forth a summary of claims costs in the preceding period, and a description of the drugs which are included and excluded from the plan.


     Pursuant to the standard agreement, the sponsor is obligated to reimburse Health Card the cost of claims to Health Card (less any cash advances paid) as the bi-weekly statements are received by the sponsor. The bi-weekly account statement will also include an amount due to Health Card for the auditing, approval and payment of claims processed during the preceding period. The contracting party agrees to make all payments within five business days from receipt of the bi-weekly account statement, except that any additional charges for which a separate fee is agreed to by the parties will be remitted by the contracting party within 30 days after receipt of billing from Health Card. Health Card agrees to maintain, in electronic form, current and complete files of all claims received, and records to establish the cost of drugs to each sponsor. The sponsor can review these records. While most of Health Card's larger sponsors negotiate other agreements with Health Card, many sponsors sign the standard form or a modified version of the standard form. The specific terms of each managerial agreement, including any incentive arrangements, are negotiated by Health Card on a case by case basis. While Health Card may take into account factors such as the number of plan participants, margins and economies of scale, among others, in determining the terms of its arrangements with sponsors, Health Card generally does not use set guidelines when determining these terms. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'


SIGNIFICANT SPONSORS

     Health Card depends on a limited number of sponsors for a significant portion of its revenue.

     For the fiscal years ended June 30, 1998, 1997 and 1996, Vytra and Suffolk County were the only sponsors that accounted for 10% or more of Health Card's revenues. For the nine months ended March 31, 1999, Vytra, Suffolk County and Operating Engineers Trust Funds were the only sponsors that accounted for 10% or more of Health Card's revenues. The loss of any one of these sponsors would have a material adverse effect on our business, operating results and financial condition. The business relationship with each of these sponsors is detailed in the immediately following sections.

VYTRA

     Vytra Health Plans Long Island, Inc. (formerly known as ChoiceCare Long Island, Inc.) ('Vytra'), a health maintenance organization, is a particularly significant sponsor, as the following table indicates:


                                                         PERCENT OF
                                                        HEALTH CARD     NUMBER OF
                        PERIOD                            REVENUES     PARTICIPANTS
                        ------                            --------     ------------
Year ended June 30, 1997..............................       45%         128,404
Year ended June 30, 1998..............................       44%         166,840
Nine months ended March 31, 1999......................       40%         157,104


     Health Card has been providing services to Vytra since 1990.

     A. Prescription Arrangement

     Health Card provides prescription benefit management services to Vytra under two separate arrangements. Pursuant to a series of letters and conversations, Health Card provides services to Vytra under an arrangement that began under a written agreement that, as amended, expires in December 1999. Under this arrangement, as amended (the 'Prescription Arrangement'), National Medical Health Card IPA, Inc., our wholly-owned subsidiary, has agreed to provide services to Vytra through Health Card. Health Card is in the process of negotiating a more formal amendment to the Prescription Arrangement. Health Card cannot be certain that a more formal amendment with Vytra will be signed, or that any agreement that is signed will contain terms as favorable to it as the current arrangement.

     Under the Prescription Arrangement, Health Card provides prescription benefit management services and charges a preset amount based on the number of plan participants covered at the beginning of each month. The amount payable under this arrangement is adjusted retrospectively to take into account actual utilization and cost of claims. The party that benefitted from any difference in such amount pays an adjustment to the other party. Vytra pays Health Card additional fees for certain information services, claims processed and other services.

     The Prescription Arrangement accounted for the approximate percentage of Health Card's revenues indicated in the following table:


                                                                PERCENT OF
                                                              HEALTH CARD'S
                           PERIOD                                REVENUES
                           ------                                --------
Year ended June 30, 1997....................................        34%
Year ended June 30, 1998....................................        34%
Nine months ended March 31, 1999............................        32%


     Pursuant to the Prescription Arrangement, Health Card is Vytra's primary provider of prescription benefit management services. Vytra has the right to place a percentage of its claims with other prescription benefit management companies, individual physicians or groups of physicians associated with Vytra. If Vytra processes more than such percentage of its claims with other parties, Health Card can terminate the Prescription Arrangement or renegotiate the present amount charged to Vytra based on the number of plan participants. Under the Prescription Arrangement, should Health Card offer rates more favorable than those offered to Vytra to a competing sponsor whose plan design and demographics, service area and services received from Health Card are substantially similar to those of Vytra, Health Card must promptly notify Vytra. Vytra then may:

      terminate the Prescription Arrangement, if the competing sponsor has more participants (but less than twice more) than Vytra and we do not offer the same rates to Vytra; and

      receive the more favorable rates, retroactive to the date the more favorable rates were offered to the competing sponsor, if the number of the competing sponsor's participants is equal to or less than the number of Vytra's participants.

As a result of adoption of new contract drafting guidelines for HMOs and IPAs in New York, Health Card IPA will not be permitted to offer this same contract benefit. See 'Risk Factors -- The health care industry is highly regulated at the federal, state and local levels. Our failure to comply with these regulations could adversely affect our business.'

     The Prescription Arrangement requires Health Card to arrange for and maintain an adequate and accessible pharmacy network for Vytra plan participants (i.e., a specified number of pharmacies). Health Card meets this standard if one or more participating pharmacies are located in each zip code in the Vytra service area, which as of this date includes Queens, Nassau and Suffolk County, in the State of New York, unless either (a) no pharmacy exists within a zip code, or (b) a pharmacy will not participate and such non-participation is beyond the reasonable control of Health Card. In addition, Health Card must exercise its best efforts to maintain pharmacy network participation in accordance with certain historical levels. Health Card is not responsible if the number of pharmacies in the network declines because of pharmacy closings, consolidations or changes in the pharmacy payment schedule. Health Card has agreed with Vytra that it will not terminate a major chain of participating pharmacies during the term of the Agreement without Vytra's consent. However, if Vytra does not consent and the inclusion of such chain results in higher actual costs to Health Card, then Vytra will be required to pay such increase on a quarterly basis. In addition, Vytra may require Health Card to add specific pharmacies to the pharmacy network. Similarly, if the inclusion of such pharmacies results in higher actual costs to Health Card, Vytra will be responsible for the increase.

     The Prescription Arrangement sets forth certain guarantees that Health Card must meet. These include:

      processing certain percentages of claims within certain periods,

      making all reasonable efforts to process all claims within a maximum period,

      answering all calls within a specified average time,

      ensuring that a certain percentage of mail order prescriptions which do not require pharmacy or physician intervention are dispensed within certain periods,

      making all reasonable efforts to make sure all mail order prescriptions are dispensed within a maximum time period,

      reaching certain generic substitution rates, and

      maintaining a certain level of rebates per claim.

Health Card is required to pay a penalty for failing to meet certain guarantees.

     Health Card must maintain a Pharmacy & Therapeutics Committee. Vytra has the right to designate one representative to serve on the Pharmacy & Therapeutics Committee, but has not exercised that right. See
'Business -- Services -- Clinical Consulting and Disease information.' Until recently, Vytra received all of the rebates received by Health Card in connection with the Prescription Arrangement. Health Card currently retains a portion of such rebates. See 'Business -- Services -- General -- Rebate Administration.'

     Pursuant to the Prescription Arrangement, a portion of certain financial risks is shifted from Vytra to Health Card. Vytra is an HMO established under the laws of the State of New York. Under New York law, an HMO may share risk only with reinsurers or, pursuant to a written agreement which complies with certain drafting guidelines issued by the DOH, with 'providers' and independent practice associations. Recently, Health Card acquired National Medical Health Card IPA, Inc., which is an IPA under the laws of New York State. Pursuant to a letter agreement signed in March 1999, Vytra has agreed that the Prescription Arrangement will govern its relationship with Health Card and Health Card IPA. As of the date of this prospectus Health Card is performing the services under this arrangement with Vytra. While the letter agreement does not comply with the DOH drafting guidelines, the parties have discussed a more formal amendment, and Health Card anticipates that, if such an amendment is executed, it will comply fully with the DOH drafting guidelines. See 'Risk Factors -- The health care industry is highly regulated at the federal, state and local levels. Our failure to comply with these regulations could adversely affect our business.'

     As of September 25, 1998, Health Card executed a letter agreement with Vytra which extended the term of the original Prescription Arrangement until December 31, 1998. This letter agreement also listed new and additional terms which were to be included in a formal amendment to the Prescription Arrangement. Among other things, the March 1999 letter agreement extends the term of the September letter to December 31, 1999. Even though Health Card, Health Card IPA and Vytra signed the March 1999 letter agreement, Health Card anticipates that a more formal amendment will be signed and govern the parties' relationship from January 1 to December 31, 1999, and will include, among other things, the terms of a proposal issued by Health Card in response to a request for proposal which was issued by Vytra, as contemplated to be modified by the September 25, 1998 letter. As of the date of this prospectus, the more formal amendment has not been entered into. Although negotiations are continuing and we expect a more formal amendment to be executed by both parties, no assurances can be given that a more formal amendment will be executed, or that it will be executed on terms favorable to Health Card. If we were to lose Vytra as a sponsor, or lose a significant portion of Vytra's business, it would have a material adverse effect on Health Card's business, operating results and financial condition. See 'Risk Factors -- The majority of our revenues are attributable to a few sponsors. The loss of one of these sponsors could adversely affect our business.'

B. Fee for Service Agreement.

     Health Card also provides prescription benefit management services to Vytra under an agreement that commenced March 15, 1990 (the 'Fee for Service Agreement') with an initial term ended on March 31, 1991. The Fee for Service Agreement renews annually from year to year, unless terminated by either party. Under this Agreement, Health Card performs prescription benefit management services and charges a fee based on the number of claims processed and paid. See 'Risk Factors -- The majority of our revenues are attributable to a few sponsors. The loss of one of these sponsors could adversely affect our business.'

     The Fee for Service Agreement accounted for the approximate percentage of Health Card's revenues indicated in the following table:


                                                                PERCENT OF
                                                              HEALTH CARD'S
                           PERIOD                                REVENUES
                           ------                                --------
Year ended June 30, 1997....................................        11%
Year ended June 30, 1998....................................        10%
Nine months ended March 31, 1999............................         8%


SUFFOLK COUNTY

     Health Card has been providing prescription benefit management services to Suffolk County, a municipal corporation of the State of New York, since 1992. Health Card is currently providing services to Suffolk County under an oral agreement, terminable by either party, the economic terms of which are otherwise substantially similar to those of a written agreement that expired on December 31, 1998.

     In March 1999, Suffolk County provided us with a proposed amendment to the written agreement which Health Card has signed but Suffolk County has not. We cannot be certain that the proposed amendment to the agreement with Suffolk County will be signed. See 'Risk Factors -- The majority of our revenues are attributable to a few sponsors. The loss of one of these sponsors could adversely affect our business.'

     Suffolk County accounted for a substantial portion of Health Card's business, as indicated in the following table:


                                                         PERCENT OF     NUMBER OF
                        PERIOD                            REVENUES     PARTICIPANTS
                        ------                            --------     ------------
Year ended June 30, 1997...............................      18%          37,833
Year ended June 30, 1998...............................      16%          38,893
Nine months ended March 31, 1999.......................      14%          39,617


     Health Card guarantees an effective blended average wholesale price discount per prescription and an average blended dispensing fee per prescription. Health Card is required to pay certain percentages of rebates to Suffolk County pursuant to a complex formula and maintain a pharmacy network at a specified level. Health Card offers Suffolk County a minimum initial rebate guarantee for each paid claim, which applies until the rebate per claim equals a threshold amount. The percentage rebate to which Suffolk County is entitled increases based on a formula tied to the per claim rebate amount.

OPERATING ENGINEERS

     On December 1, 1997, Health Card began providing prescription benefit management services to Operating Engineers Trust Funds, IUOE Local 12, a construction workers' union, in Southern California. As of May 1, 1999, Operating Engineers covered approximately 40,000 plan participants. As of the date of this prospectus, Health Card is providing services pursuant to an oral agreement but is negotiating for a written agreement. No assurances can be given that a formal agreement will be executed, or that it will be executed on terms favorable to Health Card. Pursuant to such oral agreement, Health Card is required to pay a certain percentage of rebates to Operating Engineers. For the nine months ended March 31, 1999, Operating Engineers accounted for approximately 12% of Health Card's revenues.

     In the event that any of these sponsors choose to discontinue using Health Card's services, or if the terms of our arrangements with these sponsors unfavorably change, Health Card's business, operating results and financial condition will be materially adversely affected. In the event of the loss of any of these sponsors, there can be no assurance that Health Card will be able to replace such sponsors. See 'Risk Factors -- Consolidation and alliances among sponsors and health care providers may result in loss of sponsors' and 'Risk Factors -- The majority of our revenues are attributable to a few sponsors. The loss of one of these sponsors could adversely affect our business.'

SALES AND MARKETING

     Health Card markets its services through a sales and marketing department led by the Executive Vice President of Sales and Marketing. The sales and marketing department includes a marketing manager, marketing assistant, a proposal writer, one regional sales manager, six sales executives, and one sales coordinator. Health Card's sales executives target the following geographic sales regions -- Eastern, Mid-Atlantic, Southeast, Southwest, Midwest, West and the New York Metro area. In addition, Health Card contracts with brokers who are retained to market Health Card's services to prospective sponsors for agreed upon fees based on the number of plan participants enrolled in a Health Card-supported plan and/or the number of claims processed under such plan. See 'Risk Factors -- The health care industry is highly regulated at the federal, state and local levels. Our failure to comply with these regulations could adversely affect our business.'

     Health Card maintains a prospect list in which each prospect is identified by market segment and geographic sales location; the list includes sponsors which, in the aggregate, target over 2,400,000 plan participants. Health Card has identified various managed care organizations, local governments, unions, corporations, and third party health plan administrators who are potential sponsors. Health Card focuses its marketing efforts on sponsors with plans covering up to 100,000 participants although it provides services to, and seeks sponsors with, plans covering less or significantly more plan participants. Health Card also markets to major employee benefit consultant groups.

     Health Card attends numerous trade shows and utilizes advertising, public relations and marketing literature for sales support. Additionally, Health Card employs the services of a public relations and media firm for exposure and publication in newspapers, periodicals and journals which are targeted to employee benefit and managed care specialists.

     Further, Health Card is continuing to expand its World Wide Web site. Currently, the Web site describes Health Card's products and services and lists frequently asked questions, among other things. It is anticipated that the Web site will have a page dedicated to on-line services which will allow plan participants to fill out customer service surveys and direct payment claims forms, and to access the pharmacy network listings. The Web site is anticipated to be available for physician access to the Health Card formulary drug listing. Security firewalls have been developed and implemented to protect patient confidentiality.

COMPETITION

     Health Card competes with numerous companies which provide the same or similar services, such as:

Express Scripts, Inc./Value'Rx'
PCS Health Systems, Inc.
Merck-Medco Managed Care, LLC
Provantage Health Services, Inc.
MIM Corp.

Consultec, Inc.
National Prescription Administrators, Inc.
Advance Paradigm, Inc.
MedImpact Health Care Systems, Inc.
Pharmaceutical Care Network

     Many of Health Card's competitors have been in existence for longer periods of time and are far better established than Health Card. Many of them also have:

      broader public recognition,

      financial and marketing resources substantially greater than Health Card,

      more experienced management, and

      far more extensive facilities than those available to Health Card.

In addition, some of Health Card's sponsors and potential sponsors may find it desirable to perform for themselves those services now being rendered by Health Card.

     Health Card's ability to attract and retain sponsors is substantially dependent on its capability to provide efficient and accurate claims management, prescription drug program management and related reporting, auditing and consulting services. Health Card believes that the following factors help Health Card successfully compete:

      a broad base of experience in the information technology and pharmacy benefit management industries,

      flexible and sophisticated on-line computerized information systems, and a focus on customer service.

See 'Risk Factors -- Competition from other prescription benefit managers, and sponsors administering their own plans, may reduce the market for our services.'

     There can be no assurance that Health Card will remain competitive or successfully market integrated prescription benefit management services and disease information services to existing and new sponsors. Furthermore, there is a distinct possibility that consolidation and alliances within the industry will adversely impact the operations and prospects for independent prescription benefit management companies such as Health Card. See 'Risk
Factors -- Competition from other prescription benefit managers, and sponsors administering their own plans, may reduce the market for our services' and 'Risk Factors -- Consolidation and alliances among sponsors and health care providers may result in loss of sponsors' and 'Risk Factors -- The health care industry is highly regulated at the federal, state and local levels. Our failure to comply with these regulations could adversely affect our business.'

EMPLOYEES

     As of May 1, 1999, Health Card had 86 employees, including:

      8 officers,

      a sales and marketing department of 12 employees,

      an information services department of 16 employees,

      an operations and network management department of 32 employees (3 of which are part-time),

      a clinical services department of 10 employees,

      a financial department of 1 employee, and

      a client services and implementation department of 7 employees.

Health Card's employees are not subject to collective bargaining agreements and Health Card considers its relations with its staff to be satisfactory. See 'Certain Transactions.'

INFORMATION SYSTEMS

     Health Card's information systems integrate all of the:

      data input,

      reporting,

      analysis, and

      access functions

provided by Health Card, and Health Card believes that its information systems provide it with a competitive advantage. See 'Risk
Factors -- Business -- General.'

     Health Card's on-line claims management system depends in large part on software licensed from Prospective Health Incorporated ('PHI'). By a license agreement dated February 18, 1998, Health Card was granted a non-exclusive and nontransferable perpetual license to use PHI's claims adjudication software system. This system is an integral part of Health Card's on-line claims management system. The agreement required Health Card to pay an initial license fee of $400,000 of which $100,000 was paid upon execution of the agreement and $25,000 paid monthly through March 1999. In addition, if certain milestones are met, based on the number of processed claims, as defined, the initial license fee increases incrementally by up to an additional $500,000 over the term of the license. As of March 31, 1999, a milestone has been met which has increased the initial license fee by $150,000 due to increased annualized volume of claims processed. The agreement also provides for the monthly payment of a fee for maintenance and updating services, aggregating annually to 18% of the initial license fee, as defined.

     In addition, Health Card entered into a non-exclusive licensing agreement on March 16, 1998 with Medi-Span, Inc. for a three-year term. This agreement permits Health Card to use Medi-Span's master drug database, certain drug utilization review databases, price-checking software and state claims-review programs for New York and Virginia. Health Card pays license fees annually, which increase as the number of claims processed and number of dedicated users of Medi-Span's software increases. Health Card pays an annual license fee of a minimum of $302,200. On June 1, 1998, Health Card entered into an agreement with Sandata, of which Bert E. Brodsky is the Chairman of the Board, President, Treasurer and a principal stockholder. This agreement, which was amended on the same date, relates to the hiring of 11 Sandata employees by Health Card to provide development, enhancement and maintenance of Health Card's information systems internally. Health Card paid Sandata $208,000 in consideration for Sandata's assigning to Health Card certain rights relative to such employees. Health Card also assumed a liability of $86,000 relating to these employees. Sandata is expected to continue to provide, through it subsidiaries, consulting services related to Health Card's information systems on such terms and conditions as may be agreed to between the parties from time to time. Also, Sandata confirmed Health Card's proprietary rights in certain software developed by Sandata for Health Card, among other things.


     A significant portion of Health Card's information systems has historically been developed, enhanced, modified and maintained by Sandsport Data Services, Inc., a wholly-owned subsidiary of Sandata. Furthermore, Health Card leases computer hardware for its data processing center at a monthly cost of approximately $33,000 -- (as of the date of this prospectus) from Sandsport pursuant to an oral agreement. See 'Certain Transactions -- Health Card's Relationship with Sandata.'


YEAR 2000 READINESS

     The Year 2000 problem is the result of computer programs being written using two digits, rather than four, to define the applicable year. Programs that have time-sensitive software may recognize a date using '00' as the year 1900 rather than the Year 2000, which could result in miscalculations or system failures. Health Card has implemented a Year 2000 compliance review designed to ensure that its computer systems, applications and embedded operating systems will function properly beyond 1999. This compliance review involves assessing the risks of the Year 2000 issue, and planning and instituting mitigation actions to minimize those risks. Health Card's standard for compliance requires that for a computer system or business process to be Year 2000 compliant, it must be designed to operate without error in date and date-related data prior to, on and after January 1, 2000. Health Card believes that all of its 'mission critical' systems have been identified, and compliance testing will be completed by August 31, 1999.

INFORMATION TECHNOLOGY SYSTEMS

     Health Card recently completed a comprehensive review of its information technology systems and is involved in a program to update its information systems and applications in preparation for the Year 2000. Health Card will incur internal staff costs as well as outside consulting and other expenditures related to this initiative. Historical and anticipated expenditures related to remediation, testing, conversion, replacement and upgrading system applications in connection with the Year 2000 problem are expected to total approximately $100,000. Total expenses, including depreciation and amortization of new package systems, are not expected to have a material impact on Health Card's financial condition during the conversion process. Year 2000 costs are expensed as incurred.

NON-IT TECHNOLOGY

     An inventory and assessment of all non-IT systems (including items containing embedded chips, such as elevators, electronic door locks, telephones) has been completed. The great majority of these non-IT systems are not believed to be potential sources of significant disruption, although the contingency plans (described below) will address non-IT Year 2000 failure as well as IT systems failure. Health Card's telephone system was determined to be the only non-IT system not Year 2000 compliant. A new system was purchased and installed and certified to be Year 2000 compliant by the vendor.

     Health Card's management intends to develop a 'worst-case scenario' with respect to Year 2000 non-compliance and to develop contingency plans designed to minimize the effects of such scenario. The contingency plans will involve analysis of the use of alternative, non-IT methods of processing claims, including manual processing, in the event of IT system failure on the part of outside parties. The manual processing of claims would also be assisted, in a worst case scenario, by the use of paper claim forms rather than the computer formats currently being used. As to claims management, the worst case scenario would require that another switching company be used to process claims. This option has already been researched and contingency plans formulated. Switching companies electronically route pharmacy claims to the appropriate prescription benefit management company. Health Card is currently testing its switching network. One major vendor of claims management services with which Health Card does business, PHI, has certified that software licensed from it is Year 2000 compliant. All client formats have been reviewed and have been found to be either Year 2000 compliant or very nearly so. There has also been communication between vendors and Health Card with respect to the exchange of billing tape formats, in an effort to be certain that our formats are acceptable to the vendors, and vice versa. The executive management of Health Card intends to have its worst-case scenario and contingency plans fully developed and in place by August 31, 1999.

     Health Card is attempting to contact vendors and others on whom it relies to assure that their systems will be converted in a timely fashion. However, there can be no assurance that the systems of other companies on which Health Card's systems rely will also be converted in a timely fashion, so that any such failure to convert by another company would not have an adverse effect on Health Card's information systems. Furthermore, no assurance can be given that any or all of Health Card's information systems are or will be Year 2000 compliant, or that the ultimate costs required to address Year 2000 issues or the impact of any failure to achieve substantial Year 2000 compliance will not have a material adverse effect on Health Card's business, operating results and financial condition.

     There is still uncertainty about the broader scope of the Year 2000 issue as it may affect Health Card and third parties that are critical to our operations. For example, lack of readiness by electrical and water utilities, financial institutions, governmental agencies or other providers of general infrastructure could pose significant impediments to our ability to carry on our normal operations. In the event that we are unable to complete our remedial actions and are unable to implement adequate contingency plans in the event that problems are encountered, there could be a material adverse effect on our business, operating results and financial condition.

FACILITIES

     Health Card occupies approximately 14,600 square feet of space at 26 Harbor Park Drive, Port Washington, New York 11050, under an amended lease at a monthly cost of $31,000 (including utilities). The lessor is BFS Realty, LLC, which is affiliated with Mr. Brodsky. The lease expires as of March 30, 2004. Rent under the lease increases by five percent annually. The BFS lease was assigned by Sandata, Inc. to BFS in November 1996. Mr. Brodsky is the Operating Manager and holder of a majority of the membership interests of BFS. Health Card believes that the terms of this lease are as fair to it as those which could be obtained from an unaffiliated third party. Pursuant to an oral agreement entered into in 1994 with BFS, Health Card paid $700,000 in June 1995 in connection with certain allocated leasehold improvements. Health Card began occupying space at 26 Harbor Park Drive in October 1994 and began making rental payments for such space in December 1994. See 'Certain Transactions.'

     Health Card is in the process of completing a new customer service center at its headquarters. It has initially been equipped with approximately 30 service representatives' desks, and there is space for an additional 30 service representative work areas. The customer service center opened on May 14, 1999, and the additional 30 service representative work areas will be equipped and become operational as needed. Management believes that Health Card's current offices will be adequate for Health Card's purposes for the foreseeable future, without giving effect to any significant increase in need due to possible acquisitions. In addition, Health Card is considering the possibility of leasing approximately 10,000 to 15,000 square feet of additional offsite space to house a disaster recovery center.

     Pursuant to a lease dated August 10, 1998 and expiring on August 31, 2005, Health Card occupies approximately 1,500 square feet at 63 Manorhaven Boulevard, Port Washington, New York, which will be used as a pharmacy. The landlord for these premises is 61 Manorhaven Boulevard, LLC. Bert Brodsky is the sole member. The rent for the 12 month period ending August 31, 1999 is $1,500 per month; the annual rent increases by 5% per year. Additional rent, in the form of certain expenses, is also payable.

     Pursuant to a lease commencing December 15, 1998, and expiring on December 14, 1999, Health Card leases an apartment, for use by two members of its management, at premises located at 77 Juniper Road, Port Washington, New York. The annual rent is $20,400. Utilities and maintenance service (if any maintenance service is contracted for) are payable by Health Card as additional rent.

GOVERNMENT REGULATION

     The activities of prescription benefit management companies such as Health Card are subject to regulation at the federal, state and local levels. While Health Card may not have complied in the past, it has recently reviewed its operations for areas of non-compliance and believes that it substantially complies with the laws and regulations material to the operation of its business or is taking steps to identify and comply with such laws and regulations. The laws that implement this regulation include, but are not limited to, the federal Anti-Kickback, FDA, anti-trust and ERISA laws and the laws of various states relating to health, insurance and utilization review, and the licensing and regulation of professionals, including physicians, nurses, pharmacists, pharmacies and independent practice associations. Health Card is also subject to laws and regulations relating to business corporations in general.

     Regulatory authorities have very broad discretion to interpret and enforce these laws and to promulgate corresponding rules and regulations. Violations of these laws and regulations may result in criminal and/or civil fines and penalties, injunctive relief to prevent future violations, other sanctions, loss of professional licensure and exclusion from participation in federal and state health care programs, including Medicare and Medicaid.

     The interpretation and applicability of some of the laws and regulations applicable to Health Card's business are unclear. Health Card's business activities and relationships with sponsors, pharmacies, Integrated, plan participants, its IPA and brokers have not been the subject of regulatory investigation or review on either the state or the federal level. Health Card has not obtained or applied for any opinion of any regulatory or judicial authority that its business operations and relationships with sponsors, pharmacies, Integrated, its IPA, plan participants or brokers are in compliance with applicable laws and regulations. There can be no assurance that Health Card will be successful, that it will interpret the applicable laws and regulations in the same way as regulatory or judicial authorities, or that the laws and regulations and/or the interpretation thereof will not change.

     See 'Risk Factors -- The health care industry is highly regulated at the federal, state and local levels. Our failure to comply with these regulations could adversely affect our business.'

     A more detailed analysis of certain specific laws and regulations affecting the business, operations and relationships of Health Card is set forth below.

ANTI-KICKBACK REGULATIONS

     The federal Anti-Kickback Statute prohibits knowingly paying or receiving remuneration in return for referring an individual for the furnishing of an item or service, or for the purchasing, ordering or arranging for any item or service for which payment may be made in whole or in part under a federal health care program, including Medicare or Medicaid. The term 'remuneration' in the statute expressly includes any kickback, bribe or rebate. Violation of this law is a felony, punishable by fines up to $25,000 per violation and imprisonment for up to five years. Violation may also give rise to civil penalties of up to $50,000 per violation and exclusion from the Medicare and Medicaid programs.

     Safe harbor regulations have been adopted under the Anti-Kickback Statute which immunize certain remuneration arrangements which might otherwise violate that statute. Failure to fall within a safe harbor, however, does not mean that such practice constitutes a violation of the law.

     Health Card believes that it is not in violation of the Anti-Kickback Statute because (i) it does not receive any remuneration directly from Medicare, Medicaid or any other government sponsored health care program, and (ii) it does not believe the payments to it from any of its sponsors, other than Vytra, are derived from funds from Medicare, Medicaid or other federal government sponsored health care programs. Health Card believes that its arrangement with Vytra falls within the HMO safe harbor exemption to the Anti-Kickback Statute because that safe harbor applies to any written risk sharing arrangement with an HMO. Health Card cannot be sure, however, that a government regulatory agency or judicial tribunal would not view the receipt and sharing of rebates as a violation of the federal Anti-Kickback Statute.

     With respect to other sponsors, we cannot be sure that without our knowledge some portion of a sponsor's payment is not derived from a government health care program source thereby implicating the Anti-Kickback Statute. However, even if Health Card were found to receive indirectly a benefit from such a government sponsored health care program in the form of a rebate from Integrated or otherwise, Health Card believes that its conduct does not violate the Anti-Kickback Statute because it receives and shares rebates with its sponsors and participates in the therapeutic interchange program, only to share cost savings and reduce the cost of prescription benefit services and not to induce referrals.

     The Anti-Kickback Statute and related regulations have been broadly interpreted by the federal courts to prohibit the payment or receipt of any form of remuneration, even if only one purpose of such remuneration is to obtain a referral for any item or service that is covered by a federal health care program. Certain states other than New York have similar statutes that may extend the prohibitions to items or services that are paid for by non-governmental third-party payors, as well as individuals who pay directly for their own health care.

     Health Card is not aware of any instance in which the Anti-Kickback Statute has been applied (i) to prohibit independent prescription benefit management companies from receiving rebates from drug manufacturers based on drug sales by pharmacies to plan participants, formulary management programs, or therapeutic substitution programs, or (ii) to the contractual relationships between independent prescription benefit management companies and their sponsors and participating pharmacies. See 'Risk Factors -- The health care industry is highly regulated at the federal, state and local levels. Our failure to comply with these regulations could adversely affect our business.'

     In the last few years, private citizens have commenced litigation, known as Qui Tam actions, against health care providers and suppliers on behalf of the federal government alleging that such providers and suppliers filed false claims with the Medicare and/or Medicaid programs. While the law on the issue is still unsettled, if Health Card's activities with respect to its receipt and sharing of rebates were challenged as a kickback in such a Qui Tam proceeding and determined to form the basis for a false claim under the Anti-Kickback Statute, Health Card could be subject to substantial penalties and treble damages in addition to the punishments described above. Health Card's exposure to litigation and enforcement actions is increased because of the availability of such Qui Tam actions to a broader class of plaintiffs. See 'Risk Factors -- The health care industry is highly regulated at the federal, state and local levels. Our failure to comply with these regulations could adversely affect our business.'

STATE INSURANCE REGULATIONS

     One of Health Card's arrangements with Vytra involves the shifting of some of the financial risk of providing prescription benefits from Vytra to Health Card. Under New York law, financial risk sharing arrangements may constitute engaging in the business of insurance which requires a license from the state. Health Card recently acquired National Medical Health Card IPA, Inc., an independent practice association licensed in New York State. Health Card, Health Card IPA and

Vytra entered into a letter agreement in March 1999, which contemplates that services to Vytra will be performed by Health Card IPA through Health Card. As of the date of this prospectus Health Card is performing the services under this arrangement with Vytra. Health Card IPA is also expected to be the contracting party to the more formal amendment or any new agreement with Vytra. To the extent it enters into risk sharing agreements with HMOs or providers in the future, Health Card intends that Health Card IPA will be the contracting party.

     In negotiating the terms of the formal amendment or new agreement, Vytra and Health Card plan to follow the DOH drafting guidelines. However, the existing agreement with Vytra does not follow those guidelines. Health Card cannot be sure that its arrangement with Vytra will not be subject to a claim that it is engaged in the unlicensed business of insurance. Health Card has not determined, and does not believe that it could determine with any degree of accuracy, the nature or extent of any sanctions that might be imposed on it as a result of such a claim. See 'Risk Factors -- The health care industry is highly regulated at the federal, state and local levels. Our failure to comply with these regulations could adversely affect our business.'

INDEPENDENT PRACTICE ASSOCIATION REGULATIONS

     Health Card IPA, is an independent practice association under the laws of New York. Under New York law, an HMO may share risk only with reinsurers or, pursuant to a written agreement which complies with certain drafting guidelines issued by the DOH, with 'providers' and independent practice associations. Health Card intends that the IPA will be the contracting party with respect to any contracts with HMOs or providers containing financial risk sharing provisions. Health Card IPA is subject to the regulatory authority of the DOH and the laws, rules and regulations applicable to independent practice associations in New York. Under such laws, rules and regulations, Health Card IPA's contracts with HMOs and providers will be subject to the DOH's contract drafting guidelines and must be reviewed and approved by the DOH.

     In July 1998, the DOH issued new HMO and contract drafting guidelines. These guidelines are to be used in connection with the approval process for HMO and IPA contracts. Health Card has negotiated with Vytra to incorporate into their anticipated more formal amendment the provisions required by the drafting guidelines. Health Card cannot be sure that Vytra will sign the more formal amendment which failure would have a material adverse effect on its business, operating results and financial condition. While Health Card does not believe that the implementation of the contract drafting guidelines will have a material adverse effect on its business, operating results and financial condition, it cannot be sure that DOH, in the exercise of its discretion will not withhold or delay its approval of the more formal amendment with Vytra, which could have such a material adverse effect.

PHARMACY REGULATIONS

     New York prohibits unlicensed persons from engaging in the practice of pharmacy. The practice of pharmacy is defined as 'the preparing, compounding, preserving, or the dispensing of drugs, medicines and therapeutic devices on the basis of prescriptions or other legal authority.' Health Card believes that it is engaging in the business of providing management and administrative services for prescription benefit plans and not in the practice of pharmacy.

     As a precautionary measure, in order to preclude any possible finding that it is engaged in the unauthorized practice of pharmacy, Health Card became a licensed pharmacy in New York in March 1999. Health Card cannot be sure that the New York Department of Education will not claim that Health Card had been engaged in the practice of pharmacy without a license prior to that date. Health Card has not determined, and does not believe that it could determine with any degree of accuracy, the nature or extent of any sanctions that might be imposed on it as a result of such claim.

     As a licensed pharmacy, Health Card is subject to all of the laws and regulations governing pharmacies including those regarding professional misconduct. Professional misconduct for a pharmacy is defined to include, among other things, (i) splitting fees in connection with the furnishing of professional care or services, including the sale of drugs, (ii) receiving valuable consideration as a commission, discount or gratuity in connection with the sale of drugs, and (iii) paying or receiving any consideration to or from a third party for referring a patient, or in connection with the performance of a professional service.

     Health Card is not aware of any interpretation by any court or governmental agency of the laws and regulations regarding fee splitting or referral fees by licensed professionals to any arrangements similar to those engaged in by Health Card nor has Health Card obtained or applied for any opinion of any regulatory or judicial authority that its business operations or relationships are or will be in compliance with such laws and regulations. The following aspects of our business should be considered in light of these laws and regulations.

     Health Card receives rebates from Integrated through contracts between Integrated and pharmaceutical companies to which Health Card has agreed to be joined. While Health Card shares the proceeds of those rebates with its sponsors, it does not share any rebates with pharmacies.

     In connection with its formulary management program, the P&T Committee considers the net cost of various drugs as one factor in determining which drugs should be included in the Health Card formulary. While the determination to include or exclude drugs from the formulary is primarily based on the quality and efficacy of the drugs, their net cost after any available rebate is also considered. If Health Card chooses to include certain drugs in its formulary for which it receives rebates, it may be required under the terms of its agreements with Integrated and the joinder agreements with pharmaceutical companies to exclude certain other drugs from its formulary in order to receive those rebates.

     Under its therapeutic interchange program, Health Card shares savings realized as a result of participating pharmacies' dispensing lower cost drugs instead of more expensive prescribed drugs. Health Card also has agreements to pay brokers to market its plan administration services to other potential sponsors.

     Although it is licensed as a pharmacy, Health Card does not believe that its activities as a prescription benefit manager constitute the rendering of pharmacy services that would subject it to the professional misconduct regulations for its prescription benefit management activities. Even if it were determined that Health Card's activities constitute the practice of pharmacy, Health Card does not believe that any of its activities are of the type prohibited by the pharmacy law or the rules of professional misconduct applicable to pharmacies. Health Card cannot be sure, however, that the New York Department of Education would not come to a different conclusion and commence a regulatory investigation or seek to impose sanctions on it for such conduct. See 'Risk Factors -- The health care industry is highly regulated at the federal, state and local levels. Our failure to comply with these regulations could adversely affect our business.'

REGULATIONS REGARDING CERTAIN RIGHTS OF PRIVACY AND CONFIDENTIALITY.

     It is also professional misconduct in New York for a pharmacy to disseminate personally identifiable health information about a patient without the patients' prior written authorization. Improper dissemination of such information may subject a pharmacist to fines, penalties, other sanctions, injunctive relief, professional disciplinary actions and loss of license.

     In the course of its business, Health Card receives data regarding each plan participant's prescription drug utilization history. Under some circumstances, Health Card may also receive other medical information regarding a plan participant. The availability of such information to Health Card may enable it to draw certain conclusions about a plan participant's health. For example, a plan participant receiving long-term insulin therapy may be identified as a diabetic. Health Card calls these identifications 'inferred disease states.'

     Based on the information Health Card obtains regarding a plan participant's inferred disease state, Health Card may make recommendations to sponsors on how to reduce costs and improve the plan to better serve plan participants. Health Card routinely shares such information with its sponsors through its computer network. Under the terms of most plans, Health Card also may be required to provide patient specific information directly to sponsors, including drug history information that may suggest an inferred disease state. In utilizing the data received by us in this manner, it is possible that Health Card could be found to have violated the privacy rights of plan participants under the laws of New York and other states in which we do business. Such a determination could have a material adverse effect on Health Card's ability to provide disease information services, an area of its business that Health Card believes gives it a competitive advantage and is anticipated to be an important element of its future success. See 'Risk Factors -- The health care industry is highly regulated at the federal, state and local levels. Our failure to comply with these regulations could adversely affect our business.'

     The Secretary of Health and Human Services has circulated recommendations regarding legislation intended to protect the privacy of personally identifiable health information. Several legislative bills on the subject have also been introduced in the U.S. Senate. While none of these measures have been adopted into law, we cannot be sure that the subject will not be addressed in one manner or another at the federal level. If federal legislation regulating access to and dissemination of personally identifiable health information is adopted, it could have an adverse effect on the business operations of Health Card as currently conducted.

REGULATIONS APPLICABLE TO HEALTH CARE PROFESSIONALS

     All states, including New York, regulate the practice of medicine, nursing and other licensed health professions. Activities deemed by a state's regulatory authority to constitute the practice of medicine, nursing, or any other licensed health profession without the proper license would subject the actor to the penalties provided under such state's laws.

     In the course of its business, Health Card provides disease information services, drug usage monitoring programs, preferred drug management, and consulting services. Health Card does not believe that these or any of its other activities as a prescription benefit management company, constitute the practice of medicine, nursing or any other licensed health profession. Health Card cannot assure you that a regulatory authority in New York, or any other state in which we engage in such activities, would not assert a contrary position and subject it to the sanctions described above.

UTILIZATION REVIEW REGULATIONS

     Under the Insurance Law and Article 49 of the Public Health Law, the State of New York regulates utilization review. Utilization review is defined as the review to determine whether health care services that have been, are being or will be provided are medically necessary. Health care services, for purposes of the utilization review law, are defined to include the provision of pharmaceutical products. In some of the contracts to which it is a party, Health Card agrees to provide 'drug utilization review' and 'drug utilization management.' However, Health Card believes that the drug review and analysis services it provides to its sponsors do not involve making determinations as to the medical necessity of the pharmaceutical products provided that would subject it to regulation under the utilization review laws.

FDA REGULATION

     The United States Food and Drug Administration has asserted general authority to regulate promotional activities of, and materials disseminated by, prescription benefit management companies that are owned or influenced by or subject to contractual relationships with drug companies. In January, 1998, the FDA published a draft guidance concerning certain promotional practices performed by such prescription benefit management companies. Among the practices discussed in the FDA's commentary to the draft guidance were the use of product-specific financial incentives to influence drug selection and prescribing decisions, disease information programs, and the use of specified or preferred drug formularies.

     Since Health Card is neither owned, nor directly controlled or influenced by a drug company, we believe the existing regulations and draft guidelines do not apply to Health Card. However, due to its contractual relationship with Integrated and its joinder in agreements between Integrated and various drug companies, there can be no assurance that some of Health Card's activities may not be subject to FDA review and regulation as set forth in the draft guidance. In such event, some of Health Card's activities and Integrated's rebate program may require modification or elimination. See 'Risk Factors -- The health care industry is highly regulated at the federal, state and local levels. Our failure to comply with these regulations could adversely affect our business.'

REGULATION IN OTHER STATES

     Health Card is in the process of evaluating its involvement with sponsors and plan participants located in states other than New York. Health Card is conducting that review systematically, focusing its attention initially on those states where it has the most sponsors and/or plan participants. As a result of that review, Health Card has determined that it is required to become licensed as a third party administrator of insurance benefits in several states, including Ohio, Florida, Tennessee, Kentucky and Michigan. Health Card has applied to become a third party administrator or is in the process of completing such application in each of these states and has received a license in Ohio.

     Health Card intends to apply for a third party administrator's license in each state in which it determines that its business operations require it. Prior to September 1998, Health Card conducted its activities without applying for any such licenses. While Health Card is in the process of seeking to comply with all such laws that are in effect in the states in which it conducts its business, Health Card cannot be sure that it will be granted such licenses at this time or at all, or that it will not be subject to fines and other penalties including injunctive relief, as a result of its past non-compliance. Health Card has not determined, and does not believe that it could determine with any degree of accuracy, the nature or extent of any punishment that might be imposed on it as a result of such historical non-compliance. See 'Risk Factors -- The health care industry is highly regulated at the federal, state and local levels. Our failure to comply with these regulations could adversely affect our business.'

     New York does not regulate prescription benefit management companies. Health Card cannot be sure that New York or any other state will not assert regulatory authority over it or its activities as a prescription benefit management company or otherwise, now or at any time in the future. If a state does assert such regulatory authority, Health Card will seek to comply with all applicable regulations, however, we cannot be sure compliance will be achieved. If we are unable to comply we may not be permitted to conduct our activities in those states as we currently conduct them, or at all. See 'Risk Factors -- The health care industry is highly regulated at the federal, state and local levels. Our failure to comply with these regulations could adversely affect our business.'

     Health Card has retained special counsel to advise it about insurance, health, licensure and certain other regulatory matters governed by New York State laws and federal laws. Health Card has not retained counsel, or obtained any advisory opinion from any state administrative or regulatory agency, regarding the laws of any other state. Health Card cannot be sure that its activities in such other states are in compliance with all applicable laws and regulations of such states, and thus, its activities in those other states may subject it to judicial and regulatory review and such sanctions and/or punishments as may be provided under the laws and regulations of such states.

LEGAL PROCEEDINGS

     Health Card is involved in various legal proceedings, including the one described in the following paragraph, incidental to the conduct of its business. While there can be no assurance, Health Card does not expect that any such proceedings will have a material adverse effect on its business, operations and financial condition.

     By letter dated February 9, 1999, Health Card was informed by counsel for the West Contra Costa Unified School District that it and an individual plaintiff had filed suit in the Superior Court of Contra Costa, in the State of California, against Health Card. The complaint was filed with the Superior Court on December 8, 1998, and enumerates six grounds for its claim to damages. The case has been removed to Federal Court. The complaint alleges, among other things, that the parties entered into a contract effective in November of 1996, and that on December 11, 1996, Health Card unilaterally terminated that contract, effective December 16, 1996. The complaint further alleges that this termination was in violation of the terms of the contract and of one or more statutory provisions; that the termination resulted in the School District incurring approximately $150,000 in additional costs due to its having to enter then into a fee for service arrangement with Health Card in order to continue providing prescription benefits to its plan members; and that, due to the wrongful termination of the contract, the school district was forced to secure a replacement for the benefits and services that were to have been provided under the contract with Health Card. The complaint alleges, in connection with this last circumstance, that the School District incurred roughly $400,000 in additional expenses as a result. The complaint also seeks treble damages. If treble damages were allowable in this case, and a judgment were to be entered against Health Card, Health Card could be liable for damages in excess of $1.5 million. Health Card denies the allegations set forth in the complaint, and intends to vigorously defend against the allegations made in the complaint, and has engaged local counsel in Los Angeles to assist it in such defense. Notwithstanding the foregoing, because of the uncertainties of litigation, no assurances can be given as to the outcome of this litigation. In the event that Health Card were not to prevail in this litigation, Health Card could be required to pay significant damages to the School District, which could in turn have a material adverse affect on Health Card's business, operating results and financial condition.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Certain information concerning the executive officers and Directors of Health Card is set forth below:


                       NAME                          AGE                 POSITIONS HELD
                       ----                          ---                 --------------
Bert E. Brodsky....................................  56    Chairman of the Board and Chief Executive
                                                             Officer
Gerald Shapiro.....................................  69    Vice Chairman of the Board and Secretary
Marjorie G. O'Malley...............................  49    President and Chief Operating Officer
Linda Portney......................................  54    Executive Vice President of Operations
Mary Casale........................................  60    Executive Vice President of Sales and
                                                             Marketing
John Ciufo.........................................  45    Vice President of Clinical Services
Barry Denaro.......................................  43    Treasurer and Chief Financial Officer
Kenneth J. Daley...................................  61    Director
Richard J. Strauss, M.D., F.A.C.S..................  53    Director
Gerald Angowitz....................................  49    Director


     Bert E. Brodsky has served as Chairman of the Board of Health Card since December 7, 1998, and as Chief Executive Officer since June, 1998. Mr. Brodsky has at various times since 1983 served as Chairman of the Board, President and a Director of Health Card. Mr. Brodsky has served as Chairman of the Board and Treasurer of Sandata, Inc. since June 1983 and as President of Sandata, Inc. since December 1989. From October 1983 though December 1993, Mr. Brodsky served as Chairman of the Board of Compuflight, Inc., a provider of computerized flight planning services. Since August 1980, Mr. Brodsky has served as Chairman of the Board and President of P.W. Medical Management, Inc., which provides financial and consulting services to physicians. For more than the past five years, Mr. Brodsky has also served as President of P.W. Capital Corp., a consulting services firm, Chairman of Sandsport Data Services, Inc., a computer services firm and wholly-owned subsidiary of Sandata, President of Brodsky Sibling Realty, Inc., a real estate company and President of Document Storage and Management, Inc., a document storage company. Mr. Brodsky has also been Operating Manager of BFS Realty, LLC, a real estate company, since October 1996, BFS Realty II, LLC, a real estate company, since November 1996 and Four B's Realty, LLC, a real estate company, since July 1996. See 'Management -- Certain Transactions.' From August, 1977 until October, 1980, Mr. Brodsky served as the President of the medical services division of Itel Corporation, where his responsibilities included identifying and consummating acquisitions in medical and health related industries.

     Gerald Shapiro has served as Vice Chairman of the Board of Health Card since December 7, 1998. Mr. Shapiro has also served as Secretary since
October 28, 1998. From June 1, 1998 until December 7, 1998, Mr. Shapiro served as Chairman of the Board. From February 4, 1998 until June 1, 1998, Mr. Shapiro served as Health Card's Vice Chairman. For more than the past five years, Mr. Shapiro has served as a consultant to Sandata, Inc. and President of Lee Management Associates, Inc., a physician billing and consulting firm, Chairman and Treasurer of Mediclaim, Inc., a physician billing and consulting firm, President of Brookhaven M.R.I., Inc., a company that operates magnetic resonance imaging machines, Vice President of Mobile Health Management Services, Inc., a provider of medical screening services and Treasurer of Document Storage and Management, Inc. From 1973 to 1978 Mr. Shapiro served as President of Ally & Gargano, Inc., an advertising agency, and from 1971 to 1973 he was President of Hertz Corporation.

     Marjorie G. O'Malley has served as President and Chief Operating Officer of Health Card since December 7, 1998. From July 1995 to December 1998, Ms. O'Malley was the Principal of Strategic Healthcare Consultants, a consulting firm to various health care companies, pharmacy benefit managers, pharmacy chains and pharmaceutical companies. Ms. O'Malley served as a consultant to Health Card from July 1995 until July 1998. From 1980 until July 1995, Ms. O'Malley was employed by CIGNA Corporation in a variety of positions. Ms. O'Malley formed and served as President of 'Rx'Prime, CIGNA Corporation's pharmacy benefit management business, from 1993 until July 1995. From 1990 to 1993, Ms. O'Malley was Vice President, Finance and Planning for CIGNA HealthCare, one of the largest health care management organizations in the United States. Prior to joining CIGNA Corporation, Ms. O'Malley served as Senior Vice President and Treasurer of Old Stone Bank and Old Stone Corporation, a bank holding company.

     Linda Portney has served as Executive Vice President of Operations of Health Card since December 7, 1998. Ms. Portney served as a Director of Health Card from 1982 until May 1999, and as Secretary of Health Card from June 26, 1998 until October 28, 1998. From 1995 until June 1, 1998, Ms. Portney served as President of Health Card, and as Vice President and Secretary of Health Card from 1983 to 1995. Ms. Portney has been employed by Health Card since 1981.

     Mary Casale has served as Executive Vice President of Sales and Marketing of Health Card since June 1, 1998 and as a Vice President of Health Card from March 1996 to June 1, 1998. Ms. Casale previously served as Vice President of Managed Care Sales and Union Related Accounts at Value'Rx', a prescription benefit management company, from March 1995 to February 1996, Vice President of Sales for the Eastern Region at Diagnostek, Inc. ('Diagnostek'), a prescription benefit management company that was acquired by Value'Rx', from August 1994 to March 1995, National Vice President of Customer Development for Sales and Marketing at Diagnostek from January 1994 to August 1994 and a consultant for special accounts for Sales and Marketing at Diagnostek from 1989 to 1993.

     Barry Denaro has served as Chief Financial Officer for Health Card since June 1997 and as Treasurer for Health Card since February 1998. Mr. Denaro served as Controller of NDA Clinical Trial Services Inc., a provider of laboratory testing and data collection for clinical drug trials, from April 1996 through November 1996 and served as Controller of North Shore Agency, a collection agency, from October 1993 through July 1995. Mr. Denaro is an attorney licensed to practice in New York State and a certified public accountant.

     John T. Ciufo joined Health Card as Vice President of Clinical Services in December 1998. Prior to this, he served as Director of Pharmaceutical Contracting at United Health of Wisconsin, in Appleton, Wisconsin from March 1998 until December 1998. From January 1997 until January 1998, Mr. Ciufo was Director of Clinical Services with Provantage Health Services, Inc. From January 1996 until January 1997, Mr. Ciufo was Director of Clinical Services for Managed Prescription Services, a pharmacy benefit management firm, in St. Louis, Missouri, owned by Humana of Louisville, Kentucky. From January 1995 to April 1996, Mr. Ciufo was Director of Managed Care for Muro Pharmaceuticals in Tewksbury, Massachusetts. Mr. Ciufo was Director of Pharmacy Services for Pilgrim Health Care in Boston, Massachusetts from 1992 until 1994. From 1980 until 1992, Mr. Ciufo was Director of Pharmacy at Harvard Community Health Plan in Boston, Massachusetts. Mr. Ciufo was a founder and member of Board of Directors from 1989 through 1991 for the Academy of Managed Care Pharmacy, a national managed care pharmacy association with over 4,500 members representing over 600 managed care organizations.

     Kenneth J. Daley has served as a Director of Health Card since May 10, 1999. For more than the five years prior to January 1999, Mr. Daley served as Senior Vice President of Chase Manhattan Bank.

     Richard J. Strauss, M.D., F.A.C.S. has served as a Director of Health Card since June 26, 1998. Since 1979, Dr. Strauss has owned and operated the medical practice of Richard J. Strauss, M.D., P.C. Dr. Strauss also has served as an Associate Clinical Professor of Surgery at Albert Einstein College of Medicine since 1990, and as an Instructor of Clinical Surgery at Cornell Medical Center since 1978.

     Gerald Angowitz has served as a Director of Health Card since June 26, 1998. Mr. Angowitz has served as Senior Vice President of Human Resources and Administration for RJR Nabisco, Inc. ('RJR'), a consumer products manufacturer, since March 1995. Mr. Angowitz previously served as Vice President of Human Resources for RJR from February 1994 to March 1995 and Vice President of employee benefits at RJR from January 1992 to February 1994. Mr. Angowitz is the brother-in-law of Hugh Freund, a Vice President, Secretary, principal stockholder and Director of Sandata, Inc.

COMMITTEES OF THE BOARD OF DIRECTORS

     Health Card has established an Audit Committee consisting of Messrs. Shapiro, Angowitz and Dr. Strauss. The Audit Committee is responsible for making recommendations regarding:

      Health Card's retention of independent auditors,

      the annual audit of Health Card's financial statements, and

      Health Card's internal accounting controls, practices and policies.

     Health Card has also established a Compensation Committee consisting of Messrs. Shapiro, Angowitz and Dr. Strauss. The Compensation Committee is responsible for making recommendations to the Board of Directors regarding compensation arrangements for executive officers of Health Card, including annual bonus compensation, and consults with management of Health Card regarding compensation policies and practices. The Compensation Committee also makes recommendations concerning the adoption of any compensation plans in which management is eligible to participate, including the granting of stock options or other benefits under such plans.

     Within 90 days following the consummation of this offering, it is anticipated that Mr. Daley will replace Dr. Strauss on such committees.

DIRECTORS' AND OFFICERS' TERMS AND DIRECTORS' FEES

     Health Card's Board of Directors consists of five members. Each director is elected for a period of one year and serves until his or her successor is duly elected and qualified. During the last three fiscal years, no directors' fees were paid. Each of the executive officers serves at the pleasure of Health Card's Board of Directors.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information with respect to the compensation paid or awarded by Health Card to the Chief Executive Officer and other executive officers (the 'Named Executive Officers') whose cash compensation exceeded $100,000 in all capacities for the fiscal years ended June 30, 1996, 1997 and 1998, respectively:

                                                   ANNUAL                                  SECURITIES
                                                COMPENSATION             OTHER ANNUAL      UNDERLYING
      NAME AND PRINCIPAL POSITION        YEAR      SALARY       BONUS    COMPENSATION       OPTIONS
      ---------------------------        ----      ------       -----    ------------       -------
Bert E. Brodsky, Chairman of the Board
  and Chief Executive Officer .........  1998     $751,096(1)  $30,000(2)  $47,377(3)         --
                                         1997     $474,000(1)    --        $13,714(3)         --
                                         1996     $510,000(1)    --        $12,000(3)         --
Linda Portney, Executive Vice President
  of Operations .......................  1998     $125,000       --        $19,514(4)         --
                                         1997     $125,000     $50,000     $13,828(4)         --
                                         1996     $ 80,350       --        $11,671(4)         --
Mary Casale, Executive Vice President
  of Sales and Marketing ..............  1998     $100,000     $50,031(5)  $ 4,800(6)(7)      --
                                         1997     $100,000     $15,000(5)  $ 4,800(6)        255,689(8)
                                         1996     $ 82,543       --        $ 1,200(6)         --
Kenneth Hammond, Vice President of
  Operations ..........................  1998     $100,327       --         --                --
                                         1997     $ 13,462(9)    --         --                --
                                         1996       --           --         --                --

                                                        (footnotes on next page)

(footnotes from previous page)

(1) Represents salary and consulting fees paid to certain entities affiliated with Mr. Brodsky. See 'Certain Transactions.'

(2) Represents one-twelfth of an annual bonus of $360,000 paid on behalf of Mr. Brodsky to P.W. Capital Corp. This bonus was approved by the Board of Directors on June 1, 1998.

(3) Includes automobile lease payments and life insurance premiums to an entity affiliated with Mr. Brodsky. See 'Certain Transactions.'

(4) Represents automobile lease payments to an entity affiliated with Mr. Brodsky and amounts for automobile insurance and travel allowance.

(5) Represents $15,000 and $15,000 in bonus and $35,031 and $0 in commissions for the fiscal years ended June 30, 1998 and 1997, respectively. Pursuant to Ms. Casale's current arrangement with Health Card, she is entitled to commissions as follows: .5% of gross revenues received from direct accounts sold and .25% of gross revenues received from accounts sold by sales people under her management.

(6) Represents automobile allowances paid to Ms. Casale.

(7) Does not include annual payments of $20,400 made by Health Card for the lease of an apartment for the benefit of Ms. Casale and Marjorie G. O'Malley.

(8) Includes a currently unexercisable option granted by Bert E. Brodsky on July 1, 1997 to purchase an aggregate of 255,689 shares of Health Card common stock from Mr. Brodsky at a price of $5.87 per share. Such option vests in increments of 20% on the second, third, fourth, fifth and sixth anniversaries of such option, respectively, and must be exercised, if at all, within one year after the termination of the optionee's employment with Health Card, or by July 1, 2005, whichever is earlier.

(9) Represents amounts paid to Mr. Hammond from the commencement of his employment with Health Card on April 28, 1997 until June 30, 1997.

     Marjorie G. O'Malley, Health Card's President and Chief Operating Officer, was not an executive officer at the end of the last fiscal year. She has served as President and Chief Operating Officer since December 7, 1998. Ms. O'Malley's current annual salary is $175,000. Ms. O'Malley is entitled to participate in a bonus pool allocated for senior executives equal to 15% of any increase in pre-tax profits over the prior year. In addition, on December 7, 1998, Bert E. Brodsky granted a currently unexercisable option to Ms. O'Malley to purchase 63,922 shares of Health Card common stock from Mr. Brodsky at a price of $5.87 per share. Such option vests commencing on December 7, 1999 in one third increments on the first, second and third anniversaries of such options, respectively, and must be exercised, if at all, within one year from the date of the termination of the optionee's employment with Health Card, or by December 7, 2002, whichever is earlier. John T. Ciufo, Health Card's Vice President of Clinical Services, was not an executive officer at the end of the last fiscal year. He has served as Vice President of Clinical Services since December 1998. Mr. Ciufo's current annual salary is $130,000. Mr. Ciufo is also entitled to participate in the bonus pool. In addition, on December 7, 1998, Mr. Brodsky granted a currently unexercisable option to Mr. Ciufo to purchase 25,569 shares of common stock of Health Card from Mr. Brodsky at a price of $5.87 per share. Such option vests in one third increments on the first, second and third anniversaries of such option, respectively, and must be exercised, if at all, within one year from the date of the termination of the optionee's employment, or by December 7, 2003, whichever is earlier.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     There were no individual grants of stock options to Named Executive Officers during the fiscal year ended June 30, 1998.

STOCK PLANS

1999 STOCK OPTION PLAN

     On May 10, 1999, Health Card's Board of Directors adopted the 1999 Stock Option Plan (the '1999 Plan') which provides for the grant of options intended to qualify as 'incentive stock options' ('ISOs') under Section 422 of the Internal Revenue Code of 1986 as amended (the 'Code'), options that are not intended to so qualify ('Nonstatutory Stock Options') as well as stock appreciation rights. The 1999 Plan was approved by shareholders on May 10, 1999. The total number of shares of common stock reserved for issuance under the 1999 Plan is 1,650,000 (subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar capital change) plus an indeterminate number of shares of common stock issuable upon the exercise of 'reload options.'

     The 1999 Plan is presently administered by the Board of Directors of Health Card, which selects the eligible persons to whom options will be granted, determines the number of shares of common stock subject to each option, the exercise price therefor and the periods during which options are exercisable, interprets the provisions of the 1999 Plan and, subject to certain limitations, may amend the 1999 Plan. Each option granted under the 1999 Plan will be evidenced by a written agreement between Health Card and the optionee.

     Options may be granted under the 1999 Plan to all employees (including officers) and directors of, and certain consultants and advisors to, Health Card or any subsidiary of Health Card.

     The exercise price for ISOs granted under the 1999 Plan may not be less than the fair market value of the shares of common stock on the date the option is granted, except for ISOs granted to 10% shareholders which must have an exercise price of not less than 110% of the fair market value of the shares of common stock on the date the option is granted. The exercise price and term for Nonstatutory Stock Options is determined by the Board of Directors. ISOs granted under the 1999 Plan have a maximum term of ten years, except for grants to 10% shareholders which are subject to a maximum term of five years. The exercise price of options granted under the 1999 Plan may be paid by check, note, common stock, or any combination of the foregoing at the option of the holder. Options granted under the 1999 Plan are not transferable, except by will and the laws of descent and distribution. The total amount of ISOs that may be exercised by any individual person in any calendar year is limited; however, there is no limit as to Nonstatutory Stock Options. No options have been granted under the 1999 Plan.

     It is anticipated that on or prior to the consummation of this offering, certain officers, directors and employees of Health Card other than Mr. Brodsky will receive options to purchase, at the offering price, up to an aggregate of 100,000 shares of common stock, as may be determined by Health Card's Board of Directors.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS


     Except as described below, there are no written employment or similar agreements with any of the Named Executive Officers. See 'Certain Transactions' for a discussion of certain fees paid and payable to Mr. Brodsky. Mr. Brodsky has agreed with Health Card that, as of the consummation of the offering, he will receive, as the total compensation payable to him or his affiliates for services rendered by Mr. Brodsky in his capacity as Chairman of the Board and Chief Executive Officer of the Company, an annual salary of $200,000 plus a bonus and annual adjustments to be determined by the Board of Directors. Pursuant to an agreement dated April 14, 1994 with P.W. Medical Management, Inc. and assigned to P.W. Capital Corp., P.W. Capital provides services in connection with the day-to-day activities of Health Card, including marketing, customer service, financial advice and general business advice. Fees payable to P.W. Capital are a minimum of $25,000 per year in monthly installments. Currently actual fees are being paid at the rate of approximately $58,000 per month, although no assurance can be given that that amount will not be higher for any particular month or months. Although the agreement has no specified term, if either P.W. Capital or Health Card fails materially to fulfill its obligations under the agreement, following notice and an opportunity to cure, the other party has the right to terminate this agreement. P.W. Capital and Health Card have agreed that, upon the effectiveness of the employment agreement discussed below, this agreement will terminate. Pursuant to an Employment Agreement effective July 1, 1999, Mr. Brodsky has agreed to serve as Health Card's Chairman of the Board and Chief Executive Officer at an annual salary of $200,000, subject to adjustment by the Board of Directors. This agreement term of two years, unless terminated by Health Card for cause, or in the event Mr. Brodsky becomes permanently disabled. The agreement provides for certain fringe benefits payable to or on behalf of Mr. Brodsky, such as the use of a car. In addition, the agreement provides for certain termination benefits payable to Mr. Brodsky, which depending upon the reason for termination, can be equal to up to two years salary. It is anticipated that Mr. Brodsky may devote a portion of his business time to business affairs unrelated to Health Card, provided that such activities do not prevent him from fulfilling his obligations under the agreement. The agreement does not quantify the amount of time that Mr. Brodsky must devote to Health Card. However, it is contemplated that Mr. Brodsky will devote a substantial portion of his business time to the affairs of Health Card. Ms. O'Malley, Ms. Portney, Ms. Casale, Mr. Ciufo and Mr. Hammond are employed by Health Card pursuant to letters, employee covenant agreements and/or confidentiality and non-disclosure agreements reflecting the compensation terms described under 'Management -- Executive Compensation' and/or restricting the employee from engaging in certain competitive activity and/or disclosing certain information.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended June 30, 1998, Health Card did not have a Compensation Committee or other committee of the Board of Directors performing similar functions. Decisions concerning the compensation of executive officers were made by the Board of Directors.

     Gerald Shapiro, the Vice Chairman of the Board of Directors of Health Card, and Bert E. Brodsky, Health Card's Chairman of the Board, Chief Executive Officer, are each members of the Board of Directors and/or officers of the following companies (unless otherwise stated, such affiliations have been maintained for more than the past five years): (1) P.W. Capital Corp., a consulting services firm (Brodsky since June 1996 and Shapiro since October
1994), (2) Brookhaven M.R.I., Inc., a company that operates magnetic resonance imaging machines, (3) Mobile Health Management Services, Inc., a provider of medical testing services, (4) 780 Bay Walk Land Co., Inc., a real estate company (since August 1994), (5) Accutrak Media, Inc., a computer duplication disk company, (6) Bert Brodsky Associates, Inc., an insurance consulting firm (since February 1996), (7) Island Mermaid Restaurant Corp., a company that operates a restaurant, (8) Wilder Woods Estates, LLC, a real estate company (since April
1997), (9) Document Storage and Management Inc., a document storage company (since 1994), (10) Lee Management Associates, Inc., a billing and collections firm, (11) United States Information Corp., a facsimile subscription service company, and (12) Medical Arts Office Services, Inc., a company that provides personnel and administrative services (since November 19, 1998). See 'Certain Transactions.'

                              CERTAIN TRANSACTIONS

     From time to time, Mr. Brodsky and his affiliates have engaged in numerous transactions with Health Card. Although it is contemplated that Health Card may continue in the future to engage in transactions with Mr. Brodsky and his affiliates, it is anticipated that prior to the consummation of this offering, Health Card's Board of Directors will adopt a policy that Health Card will not enter into or modify any contract or other transaction between Health Card and one or more of its directors and any other corporation, firm, association or other entity in which one or more of its directors are directors or officers, or has a substantial financial interest, unless such contract or transaction has been approved by a majority of the disinterested members of Health Card's Board.

HEALTH CARD'S RELATIONSHIP WITH SANDATA

     On June 1, 1998, Health Card entered into an agreement with Sandata, Inc., of which Bert E. Brodsky is the Chairman of the Board, President, Treasurer and a principal stockholder. This agreement, which was amended on the same date, relates to the hiring of 11 employees of Sandata by Health Card to provide development, enhancement and maintenance of Health Card's information systems internally. Health Card paid Sandata $208,000 in consideration for Sandata's assigning to Health Card certain rights relative to such employees. Health Card also assumed a liability of $86,000 relating to these employees. Sandata, through its subsidiaries, is expected to continue to provide consulting services related to Health Card's information systems, on such terms and conditions as may be agreed to between the parties from time to time. Also, Sandata confirmed Health Card's proprietary rights in certain software developed by Sandata for Health Card, among other things.


     A significant portion of Health Card's information systems has historically been developed, enhanced, modified and maintained by Sandsport Data Services, Inc., a wholly-owned subsidiary of Sandata. Furthermore, Health Card leases computer hardware for its data processing center at a monthly cost of approximately $33,000 (as of the date of this prospectus) from Sandsport pursuant to an oral agreement, terminable at will by either party. Management of Health Card believes that the terms of such lease are as fair to Health Card as those that could be obtained from an unaffiliated third party, although no independent fee quotes have been obtained. Prior to November 1998 a significant portion of the Company's data processing needs were provided by an unaffiliated company. Starting in July 1998 the Company obtained equipment under an oral month to month operating lease with Sandsport to enable it to perform its own data processing requirements. Lease payments under this lease for the nine months ended March 31, 1999 totaled $229,714 and were paid at a monthly rate of approximately $22,000 for two months, $24,000 for five months and are currently $32,857 per month.


     The Company purchased new furniture and fixtures from Sandata during the nine months ended March 31, 1999 for approximately $127,000 in connection with Health Card's new customer service center. The price included a 20% purchasing and handling fee relating to unpacking, assembling and configuring of such furniture and fixtures.

     During the fiscal years ended June 30, 1997 and 1998 and the nine month period ended March 31, 1999, Health Card incurred fees to Sandsport in the aggregate amounts of approximately $2,360,000, $2,492,299 and $1,200,045. As of May 1, 1999, Health Card owed $144,170 to Sandsport.

EMPLOYEE MANAGEMENT RELATIONSHIP WITH MEDICAL ARTS OFFICE SERVICES, INC.

     Medical Arts Office Services, Inc. may be deemed an affiliate of Health Card. Certain persons employed by companies affiliated with Mr. Brodsky are also officers and directors of Medical Arts, of which Mr. Brodsky is the sole shareholder. As of January 1993, Medical Arts owned 807,467 shares of common stock of Health Card. Health Card purchased such stock from Medical Arts stock through a series of transactions, the last of which occurred in May 1996. Health Card paid an aggregate amount of $638,400 for such stock.

     Until May 31, 1998, Medical Arts provided employee leasing and administrative services, such as payroll processing, to Health Card, and all of Health Card's staff (then 52 persons, excluding persons formerly employed by Sandata) were paid through Medical Arts. Health Card would pay Medical Arts an amount equal to each such person's salary, medical benefits, social security and the like, as well as an administrative fee. On May 31, 1998 Health Card directly hired these individuals that had previously been paid through Medical Arts. In addition, Medical Arts continues to provide Health Card with accounting, paralegal and bookkeeping services.

     For the fiscal year ended June 30, 1998, the total payments made by Health Card to Medical Arts were approximately $2,618,155, of which $2,248,331 was paid for salaries of leased employees, $92,383 was paid for accounting services, $33,593 was paid for bookkeeping services, $180,000 was paid for consulting services, $31,531 was paid to a medical plan, $28,438 was paid for paralegal services and $3,879 was paid to a pension plan.

     Until May 31, 1998, Health Card employees who were paid through Medical Arts could contribute to a 401(k) plan maintained by Sandata. As of June 1, 1998, Health Card has joined that plan. For the fiscal year ended June 30, 1998, Health Card made matching contributions of approximately $3,879 to such plan.


     It is anticipated that, following the consummation of the offering, Medical Arts will continue to provide paralegal and bookkeeping services to Health Card, pursuant to an oral agreement, terminable at will by either party. It is further anticipated that the annual amounts to be paid to Medical Arts for paralegal and bookkeeping services will be approximately $160,000, which amount will most likely be paid on a monthly basis. These amounts are estimated based upon current hourly rates charged by Medical Arts for such services. Currently, these rates are as follows: paralegal services at $90 per hour and bookkeeping services at $6,250 per month. Management believes that hourly rates charged by Medical Arts are as fair to Health Card as those that could be obtained from an unaffiliated third party, although no independent fee quotes have been obtained.


CONSULTING FEES

     For the fiscal year ended June 30, 1998, Health Card paid aggregate consulting fees of $746,929 for services rendered by Mr. Brodsky. Pursuant to agreements among Health Card, Mr. Brodsky, and the entities named below, portions of those fees were paid as follows:

Medical Arts......................  $180,000
P.W. Capital......................  $552,000

     Mr. Brodsky provides managerial expertise and advice, including but not limited to advice regarding hiring of executive management and other personnel, marketing and sales matters, and negotiation of contracts with sponsors and other parties. Mr. Brodsky's services are rendered in his capacities as Chairman of the Board of Directors and Chief Executive Officer. Pursuant to an agreement with Mr. Brodsky, payment of such consulting fees will cease upon consummation of this offering. See 'Management -- Executive Compensation.'

     In addition, Health Card paid P.W. Capital $17,377, representing lease payments for cars leased for Mr. Brodsky's benefit.

REAL ESTATE

     On November 1, 1996, Health Card signed a lease with Four B's Realty, LLC, of which Mr. Brodsky is the managing member, for office space in Southampton, New York. Prior to occupancy by Health Card, such lease was terminated by an agreement dated as of July 30, 1997. Prior to such termination Health Card paid Four B's Realty, LLC an aggregate of $102,675 under such lease.

     On August 1, 1997, Health Card signed a lease with BFS Realty II, LLC, of which Mr. Brodsky is the managing member, for office space in Hicksville, New York. Prior to occupancy by

Health Card, such lease was terminated by an agreement dated as of April 1, 1998. Prior to such termination Health Card paid BFS II an aggregate of $91,266 under such lease.


     Health Card occupies approximately 14,600 square feet of space at 26 Harbor Park Drive, Port Washington, New York 11050, under an amended lease at a monthly cost of $31,000 (including utilities). The lessor is BFS Realty, LLC, which is affiliated with Mr. Brodsky. The lease expires as of March 30, 2004. Rent under the lease increases by five percent annually. The BFS lease was assigned by Sandata, Inc. to BFS in November 1996. Mr. Brodsky is the Operating Manager and holder of a majority of the membership interests of BFS. Health Card believes that the terms of this lease are as fair to it as those which could be obtained from an unaffiliated third party, although no independent fee quotes have been obtained. Pursuant to an agreement entered into in 1994, Health Card paid $700,000 in June 1995 in connection with certain allocated leasehold improvements. Health Card began occupying space at 26 Harbor Park Drive in October 1994 and began making rental payments for such space in December 1994. In addition, during the nine months ended March 31, 1999, Health Card paid another affiliated party approximately $58,000 in connection with improvements to the building in which Health Card's offices are located. Sandata also occupies space at 26 Harbor Park Drive. Except for certain common areas, Sandata and Health Card do not share space in such facility.


     Pursuant to a lease dated August 10, 1998 and expiring on August 31, 2005, Health Card occupies approximately 1,500 square feet at 63 Manorhaven Boulevard, Port Washington, New York, which will be used as a pharmacy. The landlord for these premises is 61 Manorhaven Boulevard, LLC, of which Bert Brodsky is the sole member. The rent for the 12 month period ending August 31, 1999 is $1,500 per month; the annual rent increases by 5% per year. Additional rent, in the form of certain expenses, is also payable.

STOCK TRANSACTIONS

     On July 1, 1997, Bert E. Brodsky surrendered to Health Card currently exercisable options to purchase 1,022,758 shares of common stock of Health Card. On July 1, 1997, Gerald Shapiro surrendered to Health Card currently exercisable options to purchase 383,534 shares of common stock of Health Card.


     The following transactions also occurred in connection with such surrenders: Bert E. Brodsky purchased 1,278,447 shares of common stock of Health Card by delivery of a promissory note dated July 1, 1997 and made payable to the order of Health Card in the original principal amount of $1,000,000. This note is secured by 1,278,447 shares of common stock of Health Card owned by Mr. Brodsky and principal is without, and interest is with, recourse to Mr. Brodsky. As of March 31, 1999, $1,000,000 of principal and $21,250 of interest was outstanding under such note. Gerald Shapiro purchased 383,534 shares of common stock of Health Card by delivery of a promissory note dated July 1, 1997 and made payable to the order of Health Card in the original principal amount of $300,000. This note is secured by 383,534 shares of common stock of Health Card owned by Mr. Shapiro and principal is without, and interest is with, recourse to Mr. Shapiro. As of March 31, 1999, $300,000 of principal and $6,375 of interest was outstanding under such note.



     In July 1997, Sandra Rothstein, Mr. Brodsky's administrative assistant, purchased 51,137 shares of common stock of Health Card by delivery of a promissory note made payable to the order of Health Card in the original principal amount of $40,000. This note is secured by 51,137 shares of common stock of Health Card owned by Ms. Rothstein and principal is without, and interest is with, recourse to Ms. Rothstein. As of May 1, 1999, no principal was outstanding with respect to Ms. Rothstein's note, and $850 of interest was outstanding under such note. Each of the promissory notes mentioned above bears interest at the rate of 8.5% per annum, payable quarterly, commencing
October 1, 1997 and is payable 5 years from the date thereof, except that payment of Ms. Rothstein's note may be accelerated upon termination of her employment with Sandata.


     On October 30, 1998, Bert E. Brodsky executed a promissory note made payable on demand to the order of Marine Midland Bank in the principal amount of $2,000,000. Mr. Brodsky used the proceeds of the loan to purchase 340,919 shares of common stock of Health Card. In addition, Mr. Brodsky pledged a like number of shares to the bank as security for the loan. On October 30, 1998, Health Card executed an unlimited continuing Guaranty Agreement for the indebtedness of Mr. Brodsky to Marine Midland Bank. By the Guaranty Agreement, Health Card unconditionally guaranteed the full and prompt payment to Marine Midland Bank of the indebtedness of Mr. Brodsky. On November 3, 1998, the promissory note from Bert E. Brodsky to Marine Midland Bank, dated October 30, 1998, was converted from a demand note to an installment note, payable in full by October 28, 1999, bearing interest at a per annum rate of 7.72%. This note was repaid in full in January 1999. On April 8, 1999, HSBC (formerly Marine Midland Bank), advised Health Card that its unlimited guaranty of Mr. Brodsky's $2,000,000 loan was released.

INDEBTEDNESS OF MANAGEMENT

     From time to time, Mr. Brodsky and certain of his affiliates (collectively the 'Brodsky Affiliates') and other directors and affiliates of Health Card have borrowed funds, or have incurred indebtedness in connection with the purchase of shares, from Health Card. The following table describes certain information relating to such indebtedness.

                                                           LARGEST AGGREGATE
                                                         AMOUNT OWED BY DEBTOR        DEBT OWED
                                                           DURING FISCAL YEAR           AS OF
           DEBTOR                                         ENDED JUNE 30, 1998        MAY 1, 1999
           ------                                         -------------------        -----------
P.W. Capital LLC(1)(2).                                         4,284,902              4,493,404
Port Charitable Foundation(1)(3)......................            258,500                 14,000
Sandata, Inc.(4)......................................            550,599                      0
Bert E. Brodsky(5)....................................          1,684,700              1,036,733
P.W. Medical Management, Inc.(1)......................            785,000                      0
Medical Arts Office Services, Inc.(1).................             93,485                      0
Wilder Woods Estates, LLC(1)..........................            214,000                      0
Document Storage & Management(1)......................             95,000                      0
Hugh Freund(3)........................................              8,000                      0
Carol Freund(3).......................................              8,000                      0
BFS Realty II, LLC(1).................................              5,000                      0
J&A Construction, LLC(6)..............................             15,000                      0
Gerald Shapiro(7).....................................            325,500                308,500
Sandra Rothstein(8)...................................             43,400                    850
Mediclaim, Inc.(7)....................................             52,866                      0
Linda Portney(9)......................................              5,394                  2,374
Muriel Brodsky, as trustee under certain trusts
  established for the benefit of Mr. Brodsky's
  children(1).........................................             78,600                      0
Camp Poyntelle, Inc.(1)...............................             12,500                      0
US Information Group, Inc.(10)........................              7,000                      0

------------
 (1) On June 1, 1998, Health Card assigned certain indebtedness aggregating $1,636,785 in principal and accrued interest, if any, from the following affiliates to P.W. Capital, LLC, a company affiliated with Mr. Brodsky. On June 1, 1998, P.W. Capital, LLC executed a demand promissory note made payable to the order of Health Card in the principal amount of $4,254,785 with interest at the rate of 8.5 percent per annum payable quarterly, such amount reflecting the assigned debt and amounts then owed by P.W. Capital to Health Card. On June 1, 1998, Bert E. Brodsky executed an unconditional guaranty in favor of Health Card for the full and prompt payment to Health Card of all amounts payable under the P.W. Capital, LLC promissory note dated June 1, 1998. Such note is secured by 1,022,757 shares of common stock of Health Card and is without recourse to the maker.

     Bert E. Brodsky

     P.W. Medical Management, Inc.

     Medical Arts Office Services, Inc.

     Wilder Woods Estates, LLC

     Document Storage & Management, Inc.

     BFS Realty II, LLC

     J&A Construction, LLC

     Muriel Brodsky as trustee under certain trusts established for the benefit of Mr. Brodsky's children

     Camp Poyntelle

     Port Charitable Foundation

 (2) As of January 2, 1999, P.W. Capital executed a demand promissory note made payable without interest to the order of Health Card to evidence advances to P.W. Capital in the amount of $90,100.

 (3) Port Charitable Foundation is a company affiliated with Hugh Freund and Carol Freund, who are husband and wife. Mr. Freund is an Executive Vice President, director and principal stockholder of Sandata.

 (4) Mr. Brodsky is the Managing Member of Wilder Woods Estates, LLC, and the President, director, and the principal stockholder of Document Storage & Management Inc.

 (5) Includes principal and interest due under a non-recourse (except for interest) promissory note dated July 1, 1997 made payable by Mr. Brodsky to the order of Health Card in the original principal amount of $1,000,000, secured by a pledge of 1,278,447 shares of common stock of Health Card. Interest on such note is payable quarterly and together with principal
     5 years from the date of the note.

 (6) As of May 1, 1998, Mr. Brodsky was no longer an affiliate of J&A Construction, LLC.

 (7) Mr. Shapiro, Vice Chairman of the Board of Health Card, is the Chairman of the Board and Treasurer of Mediclaim, Inc. Includes principal and interest due under a non-recourse (except for interest) promissory note dated July 1, 1997 made payable by Mr. Shapiro to the order of Health Card in the original principal amount of $300,000, secured by a pledge of 383,534 shares of common stock of Health Card. Interest on such note is payable quarterly and together with principal 5 years from the date of the note.

 (8) Sandra Rothstein is Mr. Brodsky's administrative assistant. As of May 1, 1999, no principal was outstanding with respect to Ms. Rothstein's note.

 (9) Linda Portney is Executive Vice President of Operations of Health Card.

(10) Gerald Shapiro and Muriel Brodsky, Mr. Brodsky's wife, each own 50% of the outstanding shares of U.S. Information Group, Inc.

     The Bert E. Brodsky Revocable Trust has agreed with Health Card that, effective upon the consummation of this offering, it will repay the indebtedness discussed below to the extent of 73% of the proceeds from the sale of the shares being offered by the Brodsky Trust, net of underwriting discounts and commissions, a non-accountable expense allowance and a financial advisory fee payable to the representatives. It is anticipated that the net proceeds from the sale of shares by the Brodsky Trust will be applied first 100% to amounts owed by Mr. Brodsky to Health Card and the balance to amounts owed by P.W. Capital, LLC to Health Card. In addition, Mr. Brodsky has agreed to pay in full, within one year of the consummation of this offering, the remaining indebtedness owed by P.W. Capital, LLC, reflected in the above table, after application of the net proceeds from the sale of shares by the selling stockholder in this offering. In the event that P.W. Capital does not pay amounts due as and when required under the non-recourse June 1998 promissory note, Health Card's recourse will be to exercise its legal remedies with respect to the Health Card shares held by Health Card as collateral and pursue legal action against Mr. Brodsky under a related guaranty. Such note does not provide for default interest or penalties. Mr. Shapiro has orally agreed to pay in full the indebtedness reflected opposite his name in the above table within one year of the consummation of this offering. In the event that Mr. Shapiro does not pay amounts due as and when required under the July 1997 promissory note, Health Card's recourse will be to exercise its legal remedies with respect to the Health Card shares held by Health Card as collateral and pursue legal action against Mr. Shapiro for unpaid interest. Such note does not provide for default interest or penalties. It is not anticipated that additional advances to or on behalf of Mr. Brodsky or his affiliates will be permitted in the future, unless approved by a majority of Health Card's disinterested directors.


SUNSTAR HEALTHCARE, INC.

     SunStar Healthcare, Inc., a Delaware corporation, is engaged in providing managed health care services in the state of Florida by operating an HMO. Its service territory covers fifty two counties in central, northern and other parts of Florida, including the metropolitan areas of Tampa, Orlando, Jacksonville, and others. As of November 1, 1998, SunStar served approximately 57,000 enrolled plan members. On February 19, 1999, Mr. Brodsky, as trustee for the irrevocable trusts of each of his children, subscribed for $250,000 (an aggregate of $1,000,000) in preferred stock and warrants offered by SunStar. Effective
May 1, 1999, Health Card began providing services to SunStar.

NATIONAL MEDICAL HEALTH CARD IPA, INC.

     National Medical Health Card IPA, Inc. was incorporated in September 1998. Mr. Brodsky's son was its sole shareholder. In October 1998, Mr. Brodsky's son transferred ownership of Health Card IPA to Health Card for no consideration.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information, as of May 26, 1999, concerning the beneficial ownership of Health Card's common stock, before and as adjusted to reflect the sale of shares offered by this prospectus, for:

      each person who is known by Health Card to be the beneficial owner of more than five (5%) percent of Health Card's shares of common stock,

      each of the Named Executive Officers,

      each of Health Card's directors, and

      all of Health Card's executive officers and directors as a group.

Except as otherwise indicated below, each of the entities or persons named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned.

                               NUMBER OF                         NUMBER OF
                               SHARES OF                         SHARES OF                APPROXIMATE
                                 COMMON                            COMMON                PERCENTAGE OF
                                 STOCK              NUMBER OF      STOCK             OUTSTANDING SHARES OF
                              BENEFICIALLY          SHARES OF   BENEFICIALLY              COMMON STOCK
                                 OWNED               COMMON        OWNED           --------------------------
                               BEFORE THE             STOCK      AFTER THE         BEFORE THE       AFTER THE
NAME AND ADDRESS(1)             OFFERING             OFFERED      OFFERING          OFFERING        OFFERING
-------------------           ------------          ---------   ------------       ----------       ---------
Bert E. Brodsky.............   4,451,164(2)               --     4,051,164(2)         83.8%(2)        55.4%(2)
Bert E. Brodsky Revocable
  Trust.....................     500,000             400,000       100,000             9.4%            1.4%
Irrevocable Trust of David
  C. Brodsky................     383,559                  --       383,559             7.2%            5.5%
Gerald Shapiro..............     383,534                  --       383,534             7.2%            5.5%
Linda Portney...............     219,162                  --       219,162             4.1%            3.2%
Mary Casale.................      51,138(3)               --        51,138(3)            *               *
Richard J. Strauss, M.D.,
  F.A.C.S...................          --                  --            --              --              --
Gerald Angowitz.............          --                  --            --              --              --
All executive officers and
  Directors as a group (7
  persons)..................   5,053,860(2)          500,000     4,704,999(2)         95.1%(2)        68.1%(2)

------------

 *  Less than 1%.

(1) The address of each person named in the table is c/o National Medical Health Card Systems, Inc. at 26 Harbor Park Drive, Port Washington, New York 11050.

(2) Includes (i) an aggregate of 965,585 shares of common stock beneficially owned by Mr. Brodsky's children's trusts, of which Mr. Brodsky is a trustee,
    (ii) 500,000 shares of common stock beneficially owned by the Bert E. Brodsky Revocable Trust before the offering and 100,000 shares of common stock after the offering, of which Mr. Brodsky's wife is the trustee, and
    (iii) 1,725 shares of common stock beneficially owed by P.W. Capital Corp., of which Mr. Brodsky is President. Includes an aggregate of 345,179 shares of common stock subject to options granted to certain executive officers of Health Card, including those referred to in note 3 below. See 'Management -- Executive Compensation.'

(3) Includes 51,138 shares of common stock subject to options exercisable within sixty days of the date of this prospectus. Does not include an aggretage of 204,551 shares of common stock subject to currently unexercisable options.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of Health Card consists of

      25,000,000 shares of common stock, $.001 par value per share, and

      10,000,000 shares of preferred stock, $.10 par value per share.

As of May 28, 1999, there were 5,312,496 shares of common stock and no shares of preferred stock outstanding. Upon the completion of the offering there will be 6,912,496 shares of common stock and no preferred stock outstanding, excluding 200,000 shares of common stock issuable upon exercise of the representatives' warrants and 300,000 shares of common stock issuable upon exercise of the over-allotment option. There were 34 shareholders of record as of May 28, 1999.

     The following summary of certain provisions of the capital stock is not complete. It is qualified in its entirety by New York law, and provisions of Health Card's Certificate of Incorporation.

COMMON STOCK

     Holders of common stock are entitled to one vote for each share of common stock held on all matters submitted to a vote of shareholders. The common stock does not have cumulative voting rights. Holders of common stock are entitled to receive ratably any dividends that may be declared by the Board of Directors. Upon the liquidation, dissolution or winding up of Health Card, the holders of common stock are entitled to receive ratably the net assets of Health Card available after the payment of all debts and other liabilities. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares of common stock offered hereby, when issued and paid for will be, validly issued, fully paid and nonassessable. Any common shares issued by Health Card are subject to the provisions of Section 630 of the New York Business Corporation Law (the 'BCL'). The rights and privileges of common stock are subject to the rights and privileges of any preferred stock which Health Card may issue in the future; the common stock's rights may be diminished or impaired by such preferred stock's rights.

     In addition, the stock market has from time to time experienced price and volume fluctuations that are often unrelated to the operating performance of particular companies. The market price of the common stock, similar to that of securities of other growing companies, may be highly volatile. The market price of the common stock could be subject to significant fluctuations in response to Health Card's operating results and other factors, and there can be no assurance that the market price of the common stock will not decline below the offering price.

PREFERRED STOCK

     Health Card's Certificate of Incorporation authorizes 10,000,000 'blank check' shares of preferred stock, par value $.10 per share. The Board of Directors of Health Card will have the authority, without shareholder approval, to:

      issue shares of preferred stock in one or more series,

      fix the number of shares constituting any series, and

      fix the terms of any such series, including:

           dividend rights,

           dividend rates,

           conversion or exchange rights,

           voting rights,

           rights and terms of redemption (including sinking fund provisions),

           redemption price, and

           the liquidation preference of such series.

The issuance of preferred stock may have the effect of discouraging, delaying, or preventing a change in control of Health Card. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of preferred stock Health Card may issue in the future. Health Card has no present plans to issue any shares of preferred stock.

REGISTRATION RIGHTS

     The representatives, and other holders of the representatives' warrants, have 'piggyback' rights to include the shares underlying the representatives' warrants in any registration statement filed by Health Card. These rights exist during the period commencing on the date of this prospectus and ending six (6) years from the date of this prospectus. The representatives and other holders of the representatives' warrants also have 'demand' rights during the period commencing on the date of this prospectus and ending five (5) years from the date of this prospectus. This demand right is exercisable, by holders of a majority of the representatives' warrants, to require registration by Health Card of the shares underlying the representatives' warrants. Furthermore, any holder of the representatives' warrants has 'demand' rights during the same period, to require one 'demand' registration of the shares underlying such holder's warrants, solely at the expense of such holder.

LIMITATION ON LIABILITY OF DIRECTORS; INDEMNIFICATION

     Health Card's Certificate of Incorporation eliminates the personal liability of directors for breach of fiduciary duty as a director to the fullest extent permitted by the BCL. The BCL itself, however, provides that the above provision may not eliminate or limit the liability of a director for:

      acts or omissions in bad faith or which involve intentional misconduct or a knowing violation of law,

      acts or omissions in violation of Section 719 of the BCL (with respect to unlawful dividend payments, unlawful share purchases or redemption, unlawful distributions of assets to shareholders after dissolution without providing for known liabilities and unlawful loans to directors under BCL
      Section 714 without shareholders approval), or

      any transaction from which the director gained an improper personal financial or other advantage.

     Additionally, Health Card has included in its Certificate of Incorporation and By-Laws provisions to indemnify its directors and officers, as permitted by the BCL. The BCL provides further that the indemnification permitted thereunder will not be deemed exclusive of any rights to which the directors or officers may be entitled under Health Card's Certificate of Incorporation or By-Laws, and if permitted under Health Card's Certificate of Incorporation or By-laws under any agreement, by vote of shareholders or by vote of directors.

     The effect of the foregoing is to require Health Card to indemnify the officers and directors of Health Card, to the extent permitted by law, for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of Health Card, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for Health Card's common stock is Continental Stock Transfer and Trust Company, 200 Broadway, New York, New York 10004.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the offering, Health Card will have outstanding 6,912,496 shares of common stock. Of these shares, the 2,000,000 shares sold in the offering (2,300,000 shares if the over-allotment option is exercised), and, except as described below, the 4,912,496 remaining issued and outstanding shares of common stock will be freely tradeable without restriction under the Securities Act, unless held by 'affiliates' of Health Card as that term is defined in Rule 144 under the Securities Act (an 'Affiliate').

     In general, under Rule 144 as currently in effect, if a period of at least one year has elapsed since the later of the date the 'restricted shares' (as that phrase is defined in Rule 144) were acquired from Health Card and the date they were acquired from an Affiliate, then the holder of such restricted shares (including an Affiliate) is entitled to sell a number of shares within any three-month period that does not exceed the greater of 1% of the then outstanding common stock or the average weekly reported volume of trading of the common stock on the Nasdaq National Market during the four calendar weeks preceding such sale. The holder may only sell such shares through unsolicited brokers' transactions or directly to market makers. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information concerning Health Card. Affiliates may sell shares not constituting restricted shares in accordance with the foregoing volume limitations and other requirements but without regard to the one-year holding period.

     Under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted shares were acquired from Health Card and the date they were acquired from an Affiliate, as applicable, a holder of such restricted shares who is not an Affiliate at the time of the sale and has not been an Affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above.

     Except with regard to the 400,000 shares to be sold by the Bert E. Brodsky Revocable Trust in this offering, Health Card's executive officers, directors and certain shareholders who collectively own 5,053,860 shares of common stock issued prior to the offering have agreed that they will not directly or indirectly, offer to sell or otherwise encumber or dispose of any securities issued by Health Card, whether or not beneficially owned by them, for a period of 180 days after the effective date of this prospectus, without the prior written consent of Ryan, Beck. However, any gift or similar transfer to a family member or trust for the benefit thereof of shares registered in such shareholder's name or beneficially owned by him will be exempt from the restrictions set forth in the foregoing sentence provided that (i) no consideration will be directly or indirectly received in connection with such transfer, and (ii) any transferee of any such shares will deliver to the representatives, prior to the consummation of such transfer, an agreement by such transferee to be bound by all of the terms and conditions of such lock-up agreement. Ryan, Beck may, in its sole discretion, and at any time without notice, release all or any portion of the shares subject to such lock-up agreements. After the 180 day period, all of the common stock subject to the sale restriction will be eligible for sale in the public market pursuant to Rule 144 under the Securities Act, subject to the volume limitations and other restrictions contained in Rule 144. 1,713,118 shares of common stock will not be tradeable under Rule 144 until the applicable time period elapses from the time full consideration is paid. See 'Certain Transactions.'

     At the present time, there is no public market for the common stock of Health Card and no predictions can be made as to the effect, if any, that sales of common stock will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of significant numbers of common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of the common stock and could impair Health Card's future ability to raise capital through an offering of its equity securities. See 'Risk Factors -- Shares eligible for future sale.'

     In 1988, Health Card successfully completed an initial public offering of an aggregate of 200,000 units with each unit consisting of 6.39 shares of common stock and two-year redeemable common stock purchase warrants to purchase 3.20 shares of common stock at $1.17 per share, raising net proceeds of $830,270.

                                  UNDERWRITING

     The underwriters named below, for whom Ryan, Beck & Co., Inc. and Pennsylvania Merchant Group are acting as the representatives, have separately agreed, subject to the terms and conditions of the underwriting agreement, to purchase from Health Card and the selling stockholder, and Health Card and the selling stockholder have agreed to sell to them, on a firm commitment basis, the respective number of shares of common stock set forth opposite their names below:

UNDERWRITER                                                        NUMBER OF SHARES
-----------                                                  -----------------------------
Ryan, Beck & Co., Inc......................................
Pennsylvania Merchant Group................................
     Total.................................................

     The underwriters are committed to purchase all the shares of common stock offered hereby, if any of such shares are purchased. The underwriting agreement provides that the obligations of the underwriters are subject to the conditions precedent specified in that agreement.

     Health Card and the selling stockholder have been advised by the representatives that the underwriters initially propose to offer the shares of common stock (a) to the public at the offering price set forth on the cover page of this prospectus and (b) to certain dealers at that price less concessions of
not in excess of $     per share. Such dealers may re-allow a concession not in
excess of $.     per share to other dealers. After the commencement of the
offering, the public offering price, concession and reallowance may be changed.

     The underwriters have been granted an option by Health Card, exercisable within 45 days of the date of this prospectus or the date of the underwriting agreement, as applicable, to purchase up to an additional 375,000 shares of common stock from Health Card at the offering price, less underwriting discounts and commissions, the non-accountable expense allowance and the financial advisory fee. Such option may be exercised only for the purpose of covering over-allotments, if any, incurred in the sale of the shares offered hereby. To the extent such option is exercised, in whole or in part, each underwriter will have a firm commitment, subject to certain conditions, to purchase the number of the additional shares of common stock proportionate to its initial commitment. If such option is exercised in full, the total price to the public, underwriting
discounts and commissions, and proceeds to Health Card will be $         ,
$         , and $         , respectively.

     The representatives have advised Health Card that they do not anticipate sales to discretionary accounts by the underwriters to exceed five percent of the total number of shares of common stock offered hereby.

     Health Card and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and to contribute to payments that the underwriters may be required to make in connection with this offering. Each of Health Card and the selling stockholder has also agreed to pay the underwriters an expense allowance on a non-accountable basis equal to one percent (1%), as well as a financial advisory fee equal to one percent (1%), of the gross proceeds from the sale of shares by Health Card and the selling stockholder, as applicable, none of which has been paid to date.

     Certain of Health Card's officers, directors and shareholders have agreed not to, directly or indirectly, offer to sell, sell, grant any option for the sale of, transfer, assign, hypothecate, pledge or otherwise encumber or dispose of any beneficial interest in any securities of Health Card owned by them for a period of 180 days after the effective date of this prospectus, without the prior written consent of Ryan, Beck & Co., Inc. An appropriate legend shall be marked on the face of the certificates representing all of such securities. However, any gift or similar transfer to a family member or trust for the benefit thereof of shares registered in such shareholder's name or beneficially owned by him will be exempt from the restrictions set forth in the foregoing sentence provided that (i) no consideration will be directly or indirectly received in connection with such transfer, and (ii) any transferee of any such shares will deliver to the representatives, prior to the consummation of such transfer, an agreement by such transferee to be bound by all of the terms and conditions of such lock-up agreement. See 'Shares Eligible for Future Sale.'

THE REPRESENTATIVES' WARRANTS

     In connection with the offering, Health Card has agreed to sell to the representatives, for nominal consideration, the representatives' warrants. These warrants entitle the representatives to purchase 200,000 shares of common stock from Health Card. The representatives' warrants are initially exercisable at a price per share equal to 120% of the offering price. The representatives' warrants are exercisable for four years commencing one year after the date of this prospectus and are restricted from sale, transfer, assignment or hypothecation for a period of twelve months from the date of the representatives' warrant agreement, except to officers of the representatives. The representatives' warrants also provide for adjustment in the exercise price and number of shares of common stock issuable upon the exercise thereof as a result of certain subdivisions or combinations of the common stock of Health Card. The representatives' warrants grant to the holders thereof certain rights of registration for the securities issuable upon exercise of the representatives' warrants. See 'Description of Capital Stock -- Registration Rights.' The representatives will be required to deliver a prospectus in connection with the sale of any shares underlying the representatives' warrants.

     At the present time, there is no market for Health Card's shares of common stock. Consequently, the offering price for the common stock will be determined by negotiations between Health Card and the representatives and is not necessarily related to Health Card's asset value, net worth or other established criteria of value. The offering price may not be indicative of the prices that will prevail in the public market. The factors to be considered in such negotiations, in addition to prevailing market conditions, will include:

      the history of and prospects for the industry in which Health Card competes,

      an assessment of Health Card's management,

      the prospects of Health Card,

      Health Card's capital structure, and

      certain other factors deemed relevant.

     In connection with the offering, certain underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the common stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase common stock for the purpose of stabilizing its market price. The underwriters also may create a short position for the account of the underwriters by selling more common stock in connection with the offering than they are committed to purchase from Health Card, and in such case may purchase common stock in the open market following completion of the offering to cover all or a portion of such short position. The underwriters may also cover all or a portion of such short position, up to 300,000 shares of common stock, by exercising the over-allotment option. In addition, the representatives may impose 'penalty bids' under contractual arrangements with the underwriters, whereby they may reclaim from an underwriter (or dealer participating in the offering) for the account of other underwriters, the selling concession with respect to common stock that is distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the shares of common stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph are required, and, if they are undertaken, they may be discontinued at any time.

     The foregoing is a summary of the principal terms of the underwriting agreement and the warrant agreement and does not purport to be complete. Reference is made to the copy of each such agreement which is filed as an exhibit to the registration statement. See 'Available Information.'

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby and certain legal matters in connection with the offering will be passed upon for Health Card by Certilman Balin Adler & Hyman, LLP. Ruskin Moscou Evans & Faltischek, P.C. has acted as special counsel to Health Card with respect to insurance, health, licensure and certain other regulatory matters governed by New York State laws and federal laws. Sonnenschein Nath & Rosenthal has acted as counsel for the underwriters in connection with the offering.

                                    EXPERTS

     The financial statements and financial statement schedule of Health Card included in this prospectus, and in the registration statement, have been audited by BDO Seidman, LLP, independent public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the registration statement, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     Health Card has filed with the Commission a registration statement (of which this prospectus is a part and which term shall encompass any amendments thereto) on Form S-1 pursuant to the Securities Act with respect to the common stock being offered. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Certain portions of the registration statement, and the exhibits and schedules thereto, are omitted as permitted by the Commission. Statements made in this prospectus about the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to any such contract, agreement or other document filed as an exhibit to the registration statement, reference is made to the exhibit itself for a more complete description of the matter involved. Each such statement shall be deemed qualified in its entirety by reference to the registration statement exhibits filed as a part thereof.

     This registration statement and all other information filed by Health Card with the Commission may be inspected without charge at the principal reference facilities maintained by the Commission at:

     450 Fifth Street, N.W.
     Washington, D.C. 20549

     Citicorp Center
     500 West Madison Street
     Suite 1400
     Chicago, Illinois 60661,

     7 World Trade Center
     13th Floor
     New York, New York 10048.

     Copies of all or any part thereof may be obtained upon payment of fees prescribed by the Commission from the Public Reference Section of the Commission at its principal office in Washington, D.C. set forth above. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

     The common stock is expected to be listed on the Nasdaq National Market and, upon listing, copies of such reports, proxy statements and other information concerning Health Card can also be inspected and copied at the library of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Certified Public Accountants..........           F-2
Consolidated Financial Statements:
     Balance Sheets as of June 30, 1997 and 1998, and
      unaudited as of March 31, 1999........................           F-3
     Statements of Income for each of the years ended June
      30, 1996, 1997 and 1998, and unaudited for the nine
      months ended March 31, 1998 and 1999..................           F-4
     Statements of Stockholders' Equity (Deficit) for each
      of the years ended June 30, 1996, 1997 and 1998, and
      unaudited for the nine months ended March 31, 1999....           F-5
     Statements of Cash Flows for each of the years ended
      June 30, 1996, 1997 and 1998, and unaudited for the
      nine months ended March 31, 1998 and 1999.............           F-6
Notes to Financial Statements...............................           F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
NATIONAL MEDICAL HEALTH
  CARD SYSTEMS, INC. AND SUBSIDIARY
Port Washington, New York

     We have audited the accompanying consolidated balance sheets of National Medical Health Card Systems, Inc. and subsidiary as of June 30, 1997 and 1998, and the related consolidated statements of income, stockholders' equity (deficit) and cash flows for each of the three years in the period ended June 30, 1998. These financial statements are the responsibility of the management of National Medical Health Card Systems, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of National Medical Health Card Systems, Inc. and subsidiary as of June 30, 1997 and 1998, and the results of their operations and cash flows for each of the three years in the period ended June 30, 1998 in conformity with generally accepted accounting principles.

BDO SEIDMAN, LLP
Melville, New York

September 2, 1998, except for
Note 12 which is as of May 25, 1999

          NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARY
                        CONSOLIDATED BALANCE SHEETS

                                                                JUNE 30,
                                                        -------------------------    MARCH 31,
                                                           1997          1998          1999
                                                        -----------   -----------   -----------
                                                                                    (UNAUDITED)
                        ASSETS
Current:
     Cash and cash equivalents........................  $ 1,782,597   $ 1,305,792   $ 2,037,150
     Accounts receivable, less allowance for possible
       losses of $200,000, $244,189, and $818,796.....    3,312,329     6,079,079    10,142,378
     Rebates receivable...............................    1,487,667     4,064,868     4,419,496
     Deferred income tax..............................      120,000       141,000       382,000
     Other current assets.............................       69,376        98,514       202,675
                                                        -----------   -----------   -----------
          Total current assets........................    6,771,969    11,689,253    17,183,699
Property, equipment and software development costs,
  net.................................................      900,979     1,596,443     2,750,994
Due from affiliates...................................    2,846,851     4,300,902     4,502,266
Due from stockholders.................................      386,493        10,774       --
Other assets..........................................       14,528        12,528        15,728
Deferred income tax...................................      951,000       734,000       441,000
Deferred offering costs...............................      --            --            407,024
                                                        -----------   -----------   -----------
                                                        $11,871,820   $18,343,900   $25,300,711
                                                        -----------   -----------   -----------
                                                        -----------   -----------   -----------

         LIABILITIES AND STOCKHOLDERS' EQUITY
Current:
     Accounts payable and accrued expenses............  $13,353,884   $19,730,110   $22,352,016
     Current portion of long-term debt................      256,221         7,137         4,691
     Due to officer/stockholder.......................      --             30,000       300,000
     Due to affiliates................................      560,599       451,669       245,630
     Income taxes payable.............................      --             59,881       607,083
     Other current liabilities........................       37,360        68,780       212,911
                                                        -----------   -----------   -----------
          Total current liabilities...................   14,208,064    20,347,577    23,722,331
Long-term debt, less current portion..................        7,427         2,605       --
                                                        -----------   -----------   -----------
          Total liabilities...........................   14,215,491    20,350,182    23,722,331
                                                        -----------   -----------   -----------
Commitments and Contingencies (Note 7)
Stockholders' equity (deficit):
     Preferred stock $.10 par value; 10,000,000 shares
       authorized, none outstanding...................      --            --            --
     Common stock, $.001 par value, 25,000,000 shares
       authorized, 3,258,459, 4,971,577 and 5,312,496
       shares issued and outstanding..................        3,259         4,972         5,313
     Additional paid-in capital.......................      --            901,128     2,900,787
     Retained earnings (deficit)......................   (2,274,930)   (1,458,482)          755
     Notes receivable -- stockholders.................      (72,000)   (1,453,900)   (1,328,475)
                                                        -----------   -----------   -----------
          Total stockholders' equity (deficit)........   (2,343,671)   (2,006,282)    1,578,380
                                                        -----------   -----------   -----------
                                                        $11,871,820   $18,343,900   $25,300,711
                                                        -----------   -----------   -----------
                                                        -----------   -----------   -----------

          See accompanying notes to consolidated financial statements.

           NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME


                                                                                  NINE MONTHS ENDED
                                             YEARS ENDED JUNE 30,                     MARCH 31,
                                    ---------------------------------------   -------------------------
                                       1996          1997          1998          1998          1999
                                    -----------   -----------   -----------   -----------   -----------
                                                                                     (UNAUDITED)
Revenues..........................  $54,308,872   $70,405,168   $98,528,384   $69,753,602   $96,754,613
Cost of claims....................   48,843,261    63,293,699    89,770,402    63,324,692    87,518,657
                                    -----------   -----------   -----------   -----------   -----------
     Gross profit.................    5,465,611     7,111,469     8,757,982     6,428,910     9,235,956
Selling, general and
  administrative expenses*........    4,216,259     5,855,282     7,192,027     4,896,612     7,482,553
                                    -----------   -----------   -----------   -----------   -----------
Operating income..................    1,249,352     1,256,187     1,565,955     1,532,298     1,753,403
                                    -----------   -----------   -----------   -----------   -----------
Other income (expense):
     Other income, net............       21,530        42,595       264,666       159,267       519,738
     Public offering costs........      --            --           (445,173)     (100,000)      (82,904)
                                    -----------   -----------   -----------   -----------   -----------
                                         21,530        42,595      (180,507)       59,267       436,834
                                    -----------   -----------   -----------   -----------   -----------
Income before income taxes........    1,270,882     1,298,782     1,385,448     1,591,565     2,190,237
Provision for income taxes
  (benefit).......................     (185,275)     (189,984)      569,000       663,000       731,000
                                    -----------   -----------   -----------   -----------   -----------
Net income........................  $ 1,456,157   $ 1,488,766   $   816,448   $   928,565   $ 1,459,237
                                    -----------   -----------   -----------   -----------   -----------
                                    -----------   -----------   -----------   -----------   -----------
Earnings per common share:
     Basic........................  $      0.47   $      0.46   $      0.16   $      0.19   $      0.28
                                    -----------   -----------   -----------   -----------   -----------
                                    -----------   -----------   -----------   -----------   -----------
     Diluted......................  $      0.35   $      0.37   $      0.16   $      0.19   $      0.28
                                    -----------   -----------   -----------   -----------   -----------
                                    -----------   -----------   -----------   -----------   -----------
Weighted average number of common
  shares outstanding:
     Basic........................    3,093,085     3,258,459     4,966,885     4,965,326     5,169,411
     Diluted......................    4,182,909     4,008,481     4,969,166     4,967,407     5,169,411

------------
*Includes amounts charged by
  affiliates aggregating:           $ 2,868,974   $ 4,511,144   $ 4,904,514   $ 3,672,165   $ 2,361,913


          See accompanying notes to consolidated financial statements.

           NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                     NOTES       PREFERRED STOCK       COMMON STOCK       ADDITIONAL    RETAINED
                                   RECEIVABLE    ---------------   --------------------    PAID-IN      EARNINGS
                                  STOCKHOLDERS   SHARES   AMOUNT     SHARES     AMOUNT     CAPITAL      (DEFICIT)
                                  ------------   ------   ------   ----------   -------   ----------   -----------
Balance, June 30, 1995..........  $   --          --      $--       3,804,984   $3,805    $   25,958   $(3,580,281)
    Exercise stock options......      (72,000)    --       --       1,022,758    1,023        78,977       --
    Capital distribution, net of
      income taxes..............      --          --       --          --         --        (104,935)     (346,051)
    Purchase of treasury
      stock.....................      --          --       --          --         --          --           --
    Treasury stock retired......      --          --       --      (1,569,283)  (1,569)       --        (1,124,209)
    Net income..................      --          --       --          --         --          --         1,456,157
                                  -----------    -----    ------   ----------   -------   ----------   -----------

Balance, June 30, 1996..........      (72,000)    --       --       3,258,459    3,259        --        (3,594,384)
    Capital distribution, net of
      income taxes..............      --          --       --          --         --          --          (169,312)
    Net income..................      --          --       --          --         --          --         1,488,766
                                  -----------    -----    ------   ----------   -------   ----------   -----------

Balance, June 30, 1997..........      (72,000)    --       --       3,258,459    3,259        --        (2,274,930)
    Sale of stock...............   (1,340,000)    --       --       1,713,118    1,713     1,338,287       --
    Interest on notes
      receivable................     (113,900)    --       --          --         --          --           --
    Capital distributions, net
      of income taxes...........      --          --       --          --         --        (437,159)      --
    Repayment of loan by
      stockholder...............       72,000     --       --          --         --          --           --
    Net income..................      --          --       --          --         --          --           816,448
                                  -----------    -----    ------   ----------   -------   ----------   -----------

Balance, June 30, 1998..........   (1,453,900)    --       --       4,971,577    4,972       901,128    (1,458,482)
    Interest on notes receivable
      (unaudited)...............      (85,425)    --       --          --         --          --           --
    Interest paid on notes
      receivable (unaudited)....      170,850     --       --          --         --          --           --
    Principal paid on notes
      receivable (unaudited)....       40,000     --       --          --         --          --           --
    Sale of stock (unaudited)...      --          --       --         340,919      341     1,999,659       --
    Net income (unaudited)......      --          --       --          --         --          --         1,459,237
                                  -----------    -----    ------   ----------   -------   ----------   -----------

Balance, March 31, 1999
  (unaudited)...................  $(1,328,475)    --      $--       5,312,496   $5,313    $2,900,787   $       755
                                  -----------    -----    ------   ----------   -------   ----------   -----------
                                  -----------    -----    ------   ----------   -------   ----------   -----------

                                      TREASURY STOCK
                                  -----------------------
                                    SHARES       AMOUNT
                                  ----------   ----------
Balance, June 30, 1995..........   1,357,927   $ (976,728)
    Exercise stock options......      --           --
    Capital distribution, net of
      income taxes..............      --           --
    Purchase of treasury
      stock.....................     211,356     (149,050)
    Treasury stock retired......  (1,569,283)   1,125,778
    Net income..................      --           --
                                  ----------   ----------
Balance, June 30, 1996..........      --           --
    Capital distribution, net of
      income taxes..............      --           --
    Net income..................      --           --
                                  ----------   ----------
Balance, June 30, 1997..........      --           --
    Sale of stock...............      --           --
    Interest on notes
      receivable................      --           --
    Capital distributions, net
      of income taxes...........      --           --
    Repayment of loan by
      stockholder...............      --           --
    Net income..................      --           --
                                  ----------   ----------
Balance, June 30, 1998..........      --           --
    Interest on notes receivable
      (unaudited)...............      --           --
    Interest paid on notes
      receivable (unaudited)....      --           --
    Principal paid on notes
      receivable (unaudited)....      --           --
    Sale of stock (unaudited)...      --           --
    Net income (unaudited)......      --           --
                                  ----------   ----------
Balance, March 31, 1999
  (unaudited)...................      --       $   --
                                  ----------   ----------
                                  ----------   ----------

          See accompanying notes to consolidated financial statements.

           NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      YEARS ENDED                     NINE MONTHS ENDED
                                                       JUNE 30,                           MARCH 31,
                                        ---------------------------------------   -------------------------
                                           1996          1997          1998          1998          1999
                                        -----------   -----------   -----------   -----------   -----------
                                                                                         (UNAUDITED)
Cash flows from operating activities:
Operating activities:
     Net income.......................  $ 1,456,157   $ 1,488,766   $   816,448   $   928,565   $ 1,459,237
     Depreciation and amortization....      184,708       240,744       368,644       278,113       545,087
     Bad debt expense.................      214,046       115,000        70,000        63,201        24,607
     Allowance for possible losses....      --            --            --            --            550,000
     Compensation expense accrued to
       officer/stockholder............      --            --             30,000       --            270,000
     Deferred income taxes............     (225,000)     (200,000)      488,000       557,000        52,000
     Gain on sale of investment.......      (15,885)      --            --            --            --
     Interest accrued on stockholders'
       loans..........................      --            --           (113,900)      (85,425)      (85,425)
Changes in assets and liabilities:
     Accounts receivable..............     (651,957)     (974,319)   (2,836,750)   (3,019,334)   (4,637,906)
     Other current assets.............      (22,732)       (7,195)      (27,138)      (56,106)     (107,361)
     Rebates receivable...............   (1,132,195)      253,743    (2,577,201)   (1,746,164)     (354,628)
     Due to/from affiliates...........   (2,983,896)      511,512    (1,562,981)   (1,401,326)     (407,403)
     Accounts payable and accrued
       expenses.......................    4,328,056     2,104,949     6,175,665     6,022,152     2,209,932
     Income taxes payable.............      --            --             59,881        91,000       547,202
     Other liabilities................       38,900       (38,900)       31,420        (1,326)      144,131
                                        -----------   -----------   -----------   -----------   -----------
Net cash provided by operating
  activities..........................    1,190,202     3,494,300       922,088     1,630,350       209,473
                                        -----------   -----------   -----------   -----------   -----------
Cash flows from investing activities:
     Capital expenditures.............     (448,163)     (444,646)     (864,108)     (650,754)   (1,549,638)
     Sale of investment...............       25,114       --            --            --            --
     Loans (to)/from stockholders.....      --            (32,093)     (792,200)     (743,981)       10,774
     Repayment of loans by
       officer/stockholder............       36,300       --          1,167,919     1,000,000       --
     Repayment of note by
       stockholder....................      --            --             72,000        72,000        40,000
     Interest received on notes from
       stockholders...................      --            --            --            --            170,850
                                        -----------   -----------   -----------   -----------   -----------
Net cash used in investing
  activities..........................     (386,749)     (476,739)     (416,389)     (322,735)   (1,328,014)
                                        -----------   -----------   -----------   -----------   -----------
Cash flows from financing activities:
     Sale of common stock.............        8,000       --            --            --          2,000,000
     Purchase of treasury stock.......     (149,050)      --            --            --            --
     Capital distribution.............     (625,986)     (640,312)     (728,598)     (521,233)      --
     Repayment of debt................      (55,909)     (605,789)     (253,906)     (250,915)       (5,051)
     Deferred offering costs..........      --            --            --            --           (145,050)
                                        -----------   -----------   -----------   -----------   -----------
Net cash provided by (used in)
  financing activities................     (822,945)   (1,246,101)     (982,504)     (772,148)    1,849,899
                                        -----------   -----------   -----------   -----------   -----------
Net increase (decrease) in cash and
  cash equivalents....................      (19,492)    1,771,460      (476,805)      535,467       731,358
Cash and cash equivalents, beginning
  of period...........................       30,629        11,137     1,782,597     1,782,597     1,305,792
                                        -----------   -----------   -----------   -----------   -----------
Cash and cash equivalents, end of
  period..............................  $    11,137   $ 1,782,597   $ 1,305,792   $ 2,318,064   $ 2,037,150
                                        -----------   -----------   -----------   -----------   -----------
                                        -----------   -----------   -----------   -----------   -----------

          See accompanying notes to consolidated financial statements.

           NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (INFORMATION AS OF MARCH 31, 1999 AND FOR THE NINE
               MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

1. SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS


     National Medical Health Card Systems, Inc. provides comprehensive prescription benefit management services to plan sponsors which include managed care organizations, local governments, unions, corporations and third party health care plan administrators through its network of licensed pharmacies throughout the United States. The Company's prescription benefit management services include electronic point-of-sale pharmacy claims management, retail pharmacy network management, mail pharmacy claims management, benefit design consultation, preferred drug management programs, drug review and analysis, consulting services, disease information programs, data access, reporting and analysis and physician profiling.



     The Company enters into two types of arrangements for the payment of administrative fees, fee for service (per claim charges) and capitation (per plan participant per month). Under the fee for service arrangement, the Company is paid by the plans for their disbursements plus a set transaction fee. Under the capitation arrangement, the Company receives its fee based on the number of participants per month and pays for the cost of prescriptions filled and thus shares the risk of operating profit or loss with these plans.


BASIS OF CONSOLIDATION

     In October 1998, the Company acquired National Medical Health Card IPA, Inc., which is an independent practice association under the laws of New York. This wholly owned subsidiary is a recently formed inactive company acquired from a relative of the principal stockholder for no consideration. The Company intends that the IPA will be the contracting party with respect to any contracts with Health Maintenance Organizations or providers containing financial risk sharing provisions. The IPA is subject to the regulatory authority of the Department of Health and the laws, rules and regulations applicable to independent practice associations in New York. Activities conducted through March 31, 1999 included organization, planning and development of the IPA's activities and securing regulatory approvals.

     The consolidated financial statements include the Company and the above wholly owned subsidiary. All material intercompany accounts and transactions have been eliminated in consolidation.

CASH EQUIVALENTS

     The Company considers all highly liquid debt instruments and other short-term investments with an initial maturity date of three months or less from purchase date to be cash equivalents.


REVENUE RECOGNITION AND COST OF CLAIMS



     Revenue under the fee for service arrangement related to the sales of prescription drugs by the Company's nationwide network of pharmacies are recognized when the claims are adjudicated. At the point-of-sale, the pharmacy claims are adjudicated using the Company's on-line processing system. Adjudication is the process by which the plan participant is checked for eligibility of coverage, the prescription is compared to the plan parameters established by the sponsor, the particular drug is reviewed for contraindications based upon the plan participant's drug history, age or sex and the information is placed into a database available for reporting and query. The Company invoices plan sponsors and includes as revenues the Company's administrative fees and charges relating to pharmaceuticals dispensed by the Company's network of pharmacies. Cost of claims includes the amounts paid to the Company's network of pharmacies for pharmaceutical

           NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
               (INFORMATION AS OF MARCH 31, 1999 AND FOR THE NINE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)


claims reduced by rebates from drug manufacturers. The Company does not take possession or legal ownership of the pharmaceutical drugs dispensed by the pharmacy network, although the Company assumes the legal responsibility and financial risk of paying for dispensed pharmaceuticals whether or not the Company is paid by its sponsors.


     Revenues under the capitation arrangements are recognized monthly based on the number of participants and costs under the capitation agreements are recognized as incurred.


     The Company records the portion of the net rebates from drug manufacturers which it retains as a reduction of cost of claims. These rebates are recognized when the Company is entitled to them in accordance with the terms of the Company's arrangements with the rebate administrator and the Company's sponsors and when the amount of the rebates is determinable. The Company records the gross rebate receivable and the appropriate payable to the sponsors based on estimates which are subject to final settlement. The estimates are based upon the claims submitted and the Company's rebate experience, and are adjusted as additional information becomes available. The rebates are processed by an independent rebate administrator. For the years ended June 30, 1996, 1997, and 1998, net rebates recorded by the Company as a reduction of cost of claims were $1,956,161, $883,243 and $1,460,537, respectively. For the nine months ended March 31, 1998 and 1999, net rebates were $1,224,492 and $1,620,758, respectively.


PROPERTY, EQUIPMENT AND SOFTWARE

     Office equipment and furniture and fixtures are being depreciated over five years using accelerated recovery methods which approximate the double-declining-balance method of depreciation.

     Leasehold improvements are amortized on a straight line basis over the term of the lease.

     Expenditures relating to the development of software to be used in the claims adjudication process are charged to expense until technological feasibility is established upon completion of a working model of the software. Thereafter, the remaining software development costs up to the date such software is completed are capitalized and included on the balance sheet as software development costs. During the years ended June 30, 1996, 1997 and 1998 $386,161, $373,884, and $422,316 in software development costs were capitalized, respectively and $320,610 and $1,099,600 during the nine months ended March 31, 1998 and 1999, respectively.

     Amortization of capitalized amounts commences on the date the software is placed into use and is computed using the straight-line method over the estimated economic life of the software, primarily five years. Amortization expense was $128,808, $182,949, and $213,340 for the years ended June 30, 1996,
1997, and 1998, respectively and $192,274 and $315,366 for the nine months ended March 31, 1998 and 1999, respectively.

     A significant portion of the Company's computer software was developed by a company affiliated by common ownership (See Note 3(b)). The cost includes development of software programs and enhancements which may either expand or modify existing programs. To the extent that the Company has capitalized certain amounts for software development and those amounts exceeded the costs incurred by the affiliate, this excess has been charged to stockholders' equity (deficit) as a capital distribution.

DEFERRED OFFERING COSTS


     The Company accounts for deferred offering costs in accordance with SAB Topic 5:A. Accordingly, only specific incremental costs directly attributable to a proposed or actual offering are classified as deferred offering costs. The deferred offering costs in connection with the Company's proposed public offering are being capitalized and will be charged to equity upon

           NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
               (INFORMATION AS OF MARCH 31, 1999 AND FOR THE NINE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)


consummation of the public offering or charged to operations should the public offering prove to be unsuccessful.


LONG LIVED ASSETS

     Long lived assets are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets. When any such impairment exists, the related assets will be written down to fair value. No such impairment existed through March 31, 1999.

TAXES ON INCOME

     The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under this standard, deferred taxes on income are provided for those items for which the reporting period and methods for income tax purposes differ from those used for financial statement purposes using the asset and liability method. Deferred income taxes are recognized for the tax consequences of 'temporary differences' by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

COMPUTATION OF EARNINGS PER COMMON SHARE

     In 1997, the Financial Accounting Standards Board issued Standard No. 128 ('SFAS No. 128'), Earnings per Share. SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share has been computed using the weighted average number of shares of common stock outstanding. Diluted earnings per share has been computed using the basic weighted average shares of common stock issued plus outstanding stock options, in accordance with Staff Accounting Bulletin No. 98.

ACCOUNTING FOR STOCK BASED COMPENSATION

     The Company has adopted the intrinsic value method of accounting for employee stock options and will disclose the pro forma impact on net income and earnings per share.

CONCENTRATION OF CREDIT RISK

     The Company may be subject to a concentration of credit risk with respect to its trade receivables. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains allowances to cover potential or anticipated losses for uncollectible accounts. (See Note 5.)

     Financial instruments which potentially subject the Company to concentrations of credit risk are cash balances deposited in financial institutions which exceed FDIC insurance limits. Amounts on deposit with financial institutions which exceeded the FDIC insurance limits at June 30, 1997, 1998 and March 31, 1999 were $2,156,566, $2,954,241 and $2,631,516, respectively.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

           NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
               (INFORMATION AS OF MARCH 31, 1999 AND FOR THE NINE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of financial instruments, including cash, accounts receivable, accounts payable and accrued liabilities, approximate fair value because of the current nature of these instruments. The fair value of the loans due from stockholders and affiliates is difficult to estimate due to their related party nature. Certain amounts due to stockholders do not bear interest and have no set repayment terms. Loans due from affiliates are due on demand under a note receivable agreement personally guaranteed by the majority stockholder and bear market interest rates; therefore, the Company believes that the carrying amount approximates fair value.

INTERIM FINANCIAL INFORMATION

     The consolidated financial statements and related notes thereto as of March 31, 1999 and the nine months ended March 31, 1998 and 1999 are unaudited and have been prepared on a basis consistent with the Company's annual consolidated financial statements. In the opinion of management, such unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) that the Company considers necessary for a fair presentation of such data. Results for the nine months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the entire year ended June 30, 1999.

EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board issued two new disclosure standards.

     Statement of Financial Accounting Standards No. 130 ('SFAS No. 130'), Reporting Comprehensive Income, establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

     Statement of Financial Accounting Standards No. 131 ('SFAS No. 131'), Disclosures about Segments of an Enterprise and Related Information, which supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise, establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

     Both of these new standards are effective for financial statements for years beginning after December 15, 1997 and require comparative information for earlier years to be restated. The Company's results of operations, financial position, and disclosures will be unaffected by implementation of these new standards.

     In February 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132 ('SFAS No. 132'), Employers' Disclosures about Pensions and Other Postretirement Benefits, which standardizes the disclosure requirements for pensions and other postretirement benefits. The adoption of SFAS No. 132 in 1998 is not expected to materially impact the Company's current disclosures.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Investments and Hedging Activities Income ('SFAS 133'), which requires the recording of all derivative instruments as assets or

           NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
               (INFORMATION AS OF MARCH 31, 1999 AND FOR THE NINE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

liabilities measured at fair value. Among other disclosures, SFAS 133 requires that all derivatives be recognized and measured at fair value regardless of the purpose or intent of holding the derivative.

     SFAS 133 is effective for financial statements for years beginning after June 15, 1999. The Company has no derivative investments and does not participate in hedging activities; therefore, its financial position, results of operations and disclosures will be unaffected by the adoption of this standard.

2. PROPERTY, EQUIPMENT AND SOFTWARE DEVELOPMENT COSTS

     Property, equipment and software development costs consist of the following:

                                                          JUNE 30,
                                                   -----------------------   MARCH 31,
                                                      1997         1998         1999
                                                   ----------   ----------   ----------
Furniture and fixtures...........................  $  284,846   $  386,480   $  616,433
Software.........................................   1,183,130    2,145,606    3,402,821
Leasehold improvements...........................      --           --          212,470
                                                   ----------   ----------   ----------
                                                    1,467,976    2,532,086    4,231,724
Accumulated depreciation/amortization............     566,997      935,643    1,480,730
                                                   ----------   ----------   ----------
                                                   $  900,979   $1,596,443   $2,750,994
                                                   ----------   ----------   ----------
                                                   ----------   ----------   ----------

     Depreciation and amortization expense for the years ended June 30, 1996, 1997 and 1998 was $184,708, $240,744 and $368,644, respectively, and $278,113 and $545,087 for the nine months ended March 31, 1998 and 1999, respectively.

3. RELATED PARTY TRANSACTIONS

(a) DISTRIBUTIONS -- CAPITAL

     The Company leases office space in Port Washington, New York from a company affiliated by common ownership under an agreement expiring March 30, 2004 (Note 7(a)). Leasehold improvements made to this space by a company affiliated by common ownership during the nine months ended March 31, 1999, were approximately $58,000. The Company also leased certain space from companies affiliated by common ownership during fiscal 1997 and fiscal 1998. These additional leases were terminated in July 1997 and April 1998, respectively.

     In September 1998 the Company leased space for a pharmacy in Port Washington, New York, from a Company affiliated by common ownership under a seven year agreement expiring August 31, 2005 (Note 7(a)).

     Rent expense including utilities for the years ended June 30, 1996, 1997 and 1998 under operating leases amounted to $153,330, $264,727 and $304,193, respectively, and $244,095 and $206,342 for the nine months ended March 31, 1998 and 1999, respectively.

     Due to affiliates represent trade payables for developed software, other software services, operating leases and maintenance costs. During 1998 an affiliate charged the Company approximately $208,000, as a fee to hire programmers, which were formerly employed by the affiliated company. The Company assumed a liability of $86,000 relating to these employees.

           NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
               (INFORMATION AS OF MARCH 31, 1999 AND FOR THE NINE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

     In accordance with SAB 48, the Company has recorded amounts in excess of affiliates' cost for capitalized software development and acquisition of employees as a capital distribution, net of tax as follows:

                                                          1996       1997       1998
                                                        --------   --------   --------
Software development..................................  $625,986   $640,312   $520,122
Acquisition of employees..............................     --         --       208,476
Tax effect*...........................................  (175,000)  (471,000)  (291,439)
                                                        --------   --------   --------
Net charge to stockholders' equity (deficit)..........  $450,986   $169,312   $437,159
                                                        --------   --------   --------
                                                        --------   --------   --------

------------

* Approximately $215,000 of the tax benefit for 1997 was offset by a decrease in the deferred income tax valuation reserve. (Note 6)

(b) OTHER


     Due from affiliates represents loans to companies affiliated by common ownership or companies controlled by the majority stockholder. Effective
June 1, 1998, the majority of the loan balances were consolidated into a promissory note in the amount of $4,254,785 due from one affiliated company controlled by the majority stockholder. Such amount bears interest at 8.5% per annum, payable quarterly, and has no set repayment date. Mr. Brodsky has agreed to repay the promissory note and other amounts due from affiliates within one year of the consummation of the public offering currently in process. This note has been classified as a non-current asset. The note is collateralized by 1,022,758 shares of $.001 par value common stock of the Company registered in the name of the majority stockholder and subject to the personal guarantee of the majority stockholder. For the year ended June 30, 1998, the amount of interest income accrued was $30,117. For the nine months ended March 31, 1999, interest income accrued was $273,436. Interest paid by the affiliate in December 1998 aggregated $183,000. Prior to June 1, 1998, the outstanding balances did not bear any interest. On January 2, 1999, one of the affiliates executed a non-interest bearing note payable to the Company in the amount of $90,100 to evidence advances to the affiliate in the same amount.


     Prior to June 1, 1998, the Company leased all of its employees from an affiliated company at an agreed upon price equal to the affiliate's cost plus a 7% administrative fee. Effective June 1, 1998, the Company hired these employees (which included programmers as discussed above) and paid its own payroll and related costs. For the years ended June 30, 1996, 1997 and 1998 the administrative fee charged by the affiliate was approximately $97,000, $131,000 and $157,000, respectively and $123,000 and $-0- for the nine months ended
March 31, 1998 and 1999, respectively.

     Certain costs paid to the affiliates were capitalized as software development costs. For the years ended June 30, 1996, 1997 and 1998, the amounts charged by affiliates and capitalized were $386,161, $373,884 and $422,315, respectively. For the nine months ended March 31, 1998 and 1999, the amounts charged by affiliates and capitalized were $320,610 and $487,000, respectively.

     The Company purchased furniture and fixtures from an affiliate during the nine months ended March 31, 1999 for approximately $127,000. The price included a 20% purchasing and handling fee.

     For the periods presented certain general, administrative and other expenses reflected in the financial statements include allocations of certain corporate expenses from affiliates which take into consideration personnel, estimates of the time spent to provide services or other appropriate bases. These allocations include services and expenses for general management, information systems maintenance, financial consulting, employee benefits administration, legal communications and other miscellaneous services.

           NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
               (INFORMATION AS OF MARCH 31, 1999 AND FOR THE NINE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

     Management believes the foregoing allocations were made on a reasonable basis. Although these allocations do not necessarily represent the costs which would have been or may be incurred by the Company on the stand-alone basis, management believes that any variance in costs would not be material.

     General and administrative expenses related to transactions with affiliates included in the statement of income are:

                                                                       NINE MONTHS ENDED
                                     YEAR ENDED JUNE 30,                   MARCH 31,
                             ------------------------------------   -----------------------
                                1996         1997         1998         1998         1999
                             ----------   ----------   ----------   ----------   ----------
Software maintenance and
  related services(i)......  $  551,083   $1,443,470   $1,124,626   $  747,958   $  536,871
Management and consulting
  fees(ii).................     538,058      600,654      857,540      652,876    1,449,141
Administrative and
  bookkeeping
  services(iii)............   1,626,503    2,202,293    2,618,155    2,027,236      184,073
Rent and utilities.........     153,330      264,727      304,193      244,095      191,828
                             ----------   ----------   ----------   ----------   ----------
                             $2,868,974   $4,511,144   $4,904,514   $3,672,165   $2,361,913
                             ----------   ----------   ----------   ----------   ----------
                             ----------   ----------   ----------   ----------   ----------

------------

  (i) A company affiliated by common ownership provides a significant portion of the Company's software maintenance (Note 1), certain other software services, computer hardware under operating leases and maintains certain computer hardware.

 (ii) The Company incurred fees to certain other affiliated companies for various management and consulting services. Pursuant to an agreement with one of these affiliated companies, dated April 14, 1994, minimum fees are $25,000 per year payable in monthly installments. Actual monthly fees through March 31, 1999 were approximately $58,000.

 (iii) A company affiliated by common ownership provides the Company with various administrative services. The arrangement includes the leasing of all the Company's employees through June 1, 1998 and the provision of bookkeeping services and personnel related consulting services.

                            ------------------------

     Due from stockholders primarily represent loans to the majority stockholder. These loans do not bear interest and have no set repayment dates.

     On June 1, 1998, the Company agreed to pay the majority stockholder annual compensation of $360,000 in the form of a bonus for continued services. The Company accrued $30,000 for the year ended June 30, 1998 and $270,000 for the nine months ended March 31, 1999 as a result of this agreement. At March 31, 1999 net amounts due to this officer/stockholder aggregated $300,000.

     During the nine months ended March 31, 1999, the Company paid the annual premium of $60,000 on a life insurance policy where the majority stockholder is the owner and beneficiary.

     On October 23, 1998 the Company sold 340,919 shares of common stock to the majority stockholder at $5.87 per share. In connection with this transaction the majority stockholder obtained a loan from a bank for $2,000,000 to pay for the shares. The Company unconditionally guaranteed this loan which was due on January 28, 1999, bore interest at an annual rate of 7.72% payable monthly, and was secured by all assets of the Company. As the guarantor, the Company had to comply with certain operational covenants as defined in the guarantee agreement for the duration of the loan. On January 28, 1999, the loan to the bank was paid in full by the majority stockholder and the unconditional guarantee along with the security on the assets was terminated.

           NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
               (INFORMATION AS OF MARCH 31, 1999 AND FOR THE NINE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

4. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following:

                                                        JUNE 30,
                                                -------------------------    MARCH 31,
                                                   1997          1998          1999
                                                -----------   -----------   -----------
Claims payable................................  $10,676,936   $13,571,796   $14,887,476
Rebates payable to sponsors...................    1,891,174     4,470,404     5,377,968
Other payables................................      785,774     1,687,910     2,086,572
                                                -----------   -----------   -----------
                                                $13,353,884   $19,730,110   $22,352,016
                                                -----------   -----------   -----------
                                                -----------   -----------   -----------

5. MAJOR CUSTOMERS AND PHARMACIES


     For the years ended June 30, 1996, 1997 and 1998, approximately 66%, 63% and 60% of the revenues were from two plan sponsors administering multiple plans. Amounts due from these two customers at June 30, 1997 and 1998 approximated $925,000 and $2,751,000, respectively.



     For the nine months ended March 31, 1998 and 1999, approximately 61% and 66%, respectively, of the revenues were from two and three plan sponsors, respectively. Amounts due from the three customers at March 31, 1999 approximated $4,541,000. During the nine months ended March 31, 1999 the Company recorded approximately $500,000 of additional revenue when the amount of the adjustment became determinable, upon the Company receiving verbal acceptance of the calculations under the provisions of one of its arrangements to adjust for the increased cost of drugs primarily related to the prior year.


     For the years ended June 30, 1996, 1997 and 1998, approximately 22%, 30% and 25% of the cost of claims were from two pharmacy chains. Amounts payable to these two pharmacy chains at June 30, 1997 and 1998 were approximately $1,714,000 and $2,679,000, respectively.


     For the nine months ended March 31, 1998 and 1999, approximately 25% and 28% of the cost of claims were from two pharmacy chains. Amounts payable to these two chains at March 31, 1999 were approximately $3,727,000.


     The Company evaluated its accounts receivable as of March 31, 1999 taking into consideration the expiration of certain contracts during the period and the status of the negotiations to renew those contracts. As consideration for the renewal of these contracts, the Company determined that it would be necessary to negotiate the receivable balance due from these contracts and the Company most likely would not be able to collect the full amount. As a result the Company estimated and recorded a reserve in the amount of $550,000 during the nine months ended March 31, 1999.

           NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
               (INFORMATION AS OF MARCH 31, 1999 AND FOR THE NINE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

6. TAXES ON INCOME

     Provisions (benefit) for federal, and state income taxes consist of the following:

                                                                       NINE MONTHS ENDED
                                         YEAR ENDED JUNE 30,               MARCH 31,
                                   --------------------------------   -------------------
                                     1996        1997        1998       1998       1999
                                   ---------   ---------   --------   --------   --------
Current:
     Federal.....................  $  26,700   $   6,038   $ 60,000   $ 91,000   $524,000
     State.......................     13,025       3,978     21,000     15,000    155,000
                                   ---------   ---------   --------   --------   --------
                                      39,725      10,016     81,000    106,000    679,000
                                   ---------   ---------   --------   --------   --------
Deferred:
     Federal.....................   (174,400)   (154,900)   363,000    462,000     39,000
     State.......................    (50,600)    (45,100)   125,000     95,000     13,000
                                   ---------   ---------   --------   --------   --------
                                    (225,000)   (200,000)   488,000    557,000     52,000
                                   ---------   ---------   --------   --------   --------
          Total..................  $(185,275)  $(189,984)  $569,000   $663,000   $731,000
                                   ---------   ---------   --------   --------   --------
                                   ---------   ---------   --------   --------   --------

     In 1996, 1997 and 1998, $175,000, $471,000 and $291,439, respectively, of income tax benefits reduced the capital distribution in those years
(Note 3(a)).

     Differences between the federal statutory rate and the Company's effective tax rate are as follows:

                                                                                  NINE MONTHS
                                                                                     ENDED
                                                 YEAR ENDED JUNE 30,               MARCH 31,
                                            -----------------------------       ---------------
                                            1996        1997        1998        1998       1999
                                            -----       -----       -----       ----       ----
Statutory rate............................   34.0%       34.0%       34.0%      34.0%      34.0%
State taxes -- net of federal taxes.......     .7        --           7.1        7.7        5.2
Decrease in deferred income tax valuation
  reserve (see Note 3(a)).................  (49.3)      (48.6)       --           --        --
Utilization of net operating loss
  carryforward............................   --          --          --          --        (8.1)
Permanent differences.....................   --          --          --          --         2.3
                                            -----       -----       -----       ----       ----
                                            (14.6%)     (14.6%)      41.1%      41.7%      33.4%
                                            -----       -----       -----       ----       ----
                                            -----       -----       -----       ----       ----

     Deferred income tax assets (current and non-current) resulting from temporary differences are as follows:

                                                              JUNE 30,
                                                        ---------------------
                                                           1997        1998
                                                        ----------   --------
Accounts receivable allowances........................  $  120,000   $100,000
Vacation expense accrual..............................      --         41,000
Property and equipment................................     951,000    734,000
                                                        ----------   --------
                                                        $1,071,000   $875,000
                                                        ----------   --------
                                                        ----------   --------

7. COMMITMENTS AND CONTINGENCIES

     (a) On December 15, 1998 the Company leased an apartment in Port Washington, New York for use by two members of its management under an operating lease which expires on December 14, 1999. The annual rent is $20,400. Utilities and maintainance are payable by the Company as additional rent. Future minimum rent payments under the noncancellable operating leases with related (Note 3) and other parties are as follows:

           NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
               (INFORMATION AS OF MARCH 31, 1999 AND FOR THE NINE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

                        YEAR ENDING
                          JUNE 30,
------------------------------------------------------------
   1999.....................................................  $  286,000
   2000.....................................................     405,000
   2001.....................................................     415,000
   2002.....................................................     436,000
   2003.....................................................     458,000
   Thereafter...............................................     390,000
                                                              ----------
                                                              $2,390,000
                                                              ----------
                                                              ----------

     (b) In February 1998, the Company entered into an agreement for computer software products and professional services with an unrelated company. The agreement requires the Company to pay an initial license fee of $400,000, of which $100,000 was paid upon signing and $25,000 was payable monthly through February 1999. The initial license fee of $400,000 has been capitalized and is being amortized over three years. In addition, if certain milestones were reached based on the number of processed claims, as defined, the license fee increases incrementally, up to an additional $500,000 over the term of the agreement. In February 1999 the Company met certain milestones, resulting in an additional license fee of $150,000, which was capitalized and is being amortized over three years. The agreement also provides for the annual payment of 18% of the license fee, as defined, as a service maintenance fee which is expensed as incurred.

     (c) On February 9, 1999, the Company was informed by counsel that an action was brought against it by the West Contra Costa Unified School District and an individual plaintiff in the State of California. The case was subsequently removed to Federal court. The complaint alleges, among other things, that the parties entered into a contract in November 1996 for services to be provided by the Company and, subsequently, the Company unilaterally terminated the contract on December 16, 1996. The complaint further alleges that this termination was in violation of the terms of the contract and one or more statutory provisions; that the termination resulted in the school district incurring approximately $150,000 in additional costs due to its having to enter into a fee for service arrangement with the Company in order to continue providing prescription benefits to its plan members; and that, due to the wrongful termination of the contract, the school district was forced to secure a replacement for the benefits and services that were to have been provided under the contract with the Company. In connection with this last circumstance, the complaint alleges that the school district incurred approximately $400,000 in additional expenses. The complaint also seeks treble damages. If treble damages were allowable in this case and a judgment were to be entered against the Company, the Company would be liable for damages in excess of $1,500,000. The Company denies the allegations and intends to vigorously defend this action. In the opinion of management, the outcome of this litigation will not have a material adverse effect on the Company's financial position or its results of operations.

     (d) The Company has an employment arrangement with its senior executives which entitles them to participate in a bonus pool equal to 15% of any increase in pretax profits over the prior year. Pursuant to her employment arrangement, the Company's Executive Vice President of Sales and Marketing is entitled to commissions of .5% of gross revenues received from direct accounts sold and .25% of gross revenues received from accounts sold by sales people under her management.

8. STOCK OPTIONS

     (a) The Company had an incentive stock option plan, under which it may have granted up to 2,301,205 shares of common stock. The Company also had a non-qualified stock option plan under which it may have granted up to 383,534 shares. Both plans have expired.

           NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
               (INFORMATION AS OF MARCH 31, 1999 AND FOR THE NINE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

     On February 14, 1995, the Company granted the principal stockholder an option to purchase 1,022,758 shares of common stock at $.08 per share and a director of the Company 383,534 shares of common stock at $.08 per share which would expire in ten years.

     On November 1, 1995, the principal stockholder exercised his option to acquire 1,022,758 shares of common stock for cash and a promissory note for $72,000 which was paid to the Company in October 1997. Additionally, on November 1, 1995, the Company issued to the principal stockholder a new option for the purchase of an additional 1,022,758 shares of common stock at $.08 per share, which would expire in five years.

     (b) On July 1, 1997 the Company sold 1,713,118 shares of common stock at $.78 per share to the principal stockholder, a director, and an individual in exchange for notes receivable; plus the principal stockholder and the director agreed to cancel options to purchase 1,406,292 shares of common stock at $.08 per share.

     (c) On July 1, 1997 the principal stockholder granted options to an employee of the Company to purchase 255,689 shares of the Company's common stock at $5.87 per share from his personal holdings. In accordance with Statement of Financial Accounting Standards No. 123 ('SFAS No. 123') Accounting for Stock-Based Compensation, the options were accounted for as granted to the employee directly by the Company. These options vest and become exercisable as follows:

          (i) 20% on July 1, 1999

          (ii) 20% on July 1, 2000

          (iii) 20% on July 1, 2001

          (iv) 20% on July 1, 2002

          (v) 20% on July 1, 2003

     These options terminate on July 1, 2005.

     On December 7, 1998 the principal stockholder granted options to an employee of the Company to purchase 63,922 shares of the Company's common stock at $5.87 per share from his personal holdings. In accordance with SFAS No. 123, the options were accounted for as granted to the employee directly by the Company. These options vest and become exercisable as follows:

          (i) 1/3 on December 7, 1999

          (ii) 1/3 on December 7, 2000

          (iii) 1/3 on December 7, 2001

     These options terminate on December 7, 2002.

     On December 7, 1998 the principal stockholder granted options to an employee of the Company to purchase 25,569 shares of the Company's common stock at $5.87 per share from his personal holdings. In accordance with SFAS No. 123, the options were accounted for as granted to the employee directly by the Company. These options vest and become exercisable as follows:

          (i) 1/3 on December 7, 1999

          (ii) 1/3 on December 7, 2000

          (iii) 1/3 on December 7, 2001

     These options terminate on December 7, 2003.

     There was no charge to operations for the issuance of these options.

     (d) SFAS No. 123 requires the Company to provide pro forma information regarding net income and earnings per share as if compensation cost for the Company's stock option grants had been determined in accordance with the fair value method prescribed in SFAS No. 123.

     The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model with the following weighted average assumptions used for

           NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
               (INFORMATION AS OF MARCH 31, 1999 AND FOR THE NINE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

grants in 1997 and 1998, respectively: no dividends paid for all years; 0.1% expected volatility for all years; risk-free interest rates of 6.3% and 4.5%; and expected lives of 7.0 and 4.3 years, respectively.

     Based on the above calculation the weighted fair value of options granted in 1997 and 1998 was $2.03 and $.87, respectively.

     Under the provisions of SFAS No. 123, the Company's net income and earnings per share would have been decreased to the pro forma amounts indicated below:

                                                                               NINE MONTHS ENDED
                                               YEAR ENDED JUNE 30,                 MARCH 31,
                                        ----------------------------------   ---------------------
                                           1996         1997        1998       1998        1999
                                        ----------   ----------   --------   --------   ----------
Net income:
     As reported......................  $1,456,157   $1,488,766   $816,448   $928,565   $1,459,237
     Proforma.........................   1,456,157    1,488,766    764,466    889,579    1,411,586

Basic earnings per share:
     As reported......................        $.47         $.46       $.16       $.19         $.28
     Proforma.........................         .47          .46        .15        .18          .27

Diluted earnings per share:
     As reported......................        $.35         $.37       $.16       $.19         $.28
     Proforma.........................         .35          .37        .15        .18          .27

     (e) The following table summarizes information about stock options as of March 31, 1999:

                                                               SHARES OF     WEIGHTED AVERAGE
                                                              COMMON STOCK    EXERCISE PRICE
                                                              ------------    --------------
Shares under option at June 30, 1995........................    2,940,428         $ .08
     Granted................................................    1,022,758           .08
     Cancelled..............................................   (1,534,136)          .08
     Exercised..............................................   (1,022,758)          .08
                                                               ----------         -----
Shares under option at June 30, 1996........................    1,406,292           .08
     Granted, cancelled, exercised..........................      --             --
                                                               ----------         -----
Shares under option at June 30, 1997........................    1,406,292           .08
     Granted................................................      255,689          5.87
     Cancelled..............................................   (1,406,292)          .08
                                                               ----------         -----
Shares under option at June 30, 1998........................      255,689          5.87
     Granted................................................       89,491          5.87
                                                               ----------         -----
Shares under option at March 31, 1999.......................      345,180         $5.87
                                                               ----------         -----
                                                               ----------         -----

     None of the above outstanding options were exercisable at March 31, 1999 (Note 11).

           NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
               (INFORMATION AS OF MARCH 31, 1999 AND FOR THE NINE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

9. SUPPLEMENTAL CASH FLOW INFORMATION

                                                                               NINE MONTHS ENDED
                                                YEAR ENDED JUNE 30,                MARCH 31,
                                           -----------------------------       ------------------
                                             1996       1997      1998          1998       1999
                                           --------   --------   -------       -------   --------
Cash paid:
     Interest............................  $  2,589   $  2,254   $ 4,136       $ 1,645   $  --
     Income taxes........................       825     48,916    20,901        15,416    147,798
Non cash investing and financing
  activities:
     Conversion of claims payable into a
       non-interest bearing note.........   900,000      --        --            --         --
     Accrual for the purchase of computer
       software..........................     --         --        --          300,000    150,000
     Issuance of common stock for notes
       from stockholders.................    72,000      --    1,340,000(i)  1,340,000(i)    --

------------

(i) These non-recourse (except with regard to interest) promissory notes dated July 1, 1997 are due and payable in five years and bear interest at 8 1/4% per annum payable quarterly. The 1,713,118 shares issued in connection with these notes included 1,278,447 shares to the majority stockholder. The notes are collateralized by the shares of stock purchased.

10. EMPLOYEE BENEFIT PLAN

     Effective June 1, 1998, the Company adopted a 401(k) plan covering substantially all employees. Participants may elect to contribute to the plan a minimum of 1% to a maximum of 18% of their annual compensation, not to exceed a dollar limit set by law. Annually, the Company will determine a discretionary matching contribution equal to a percentage of each participant's contribution. Contributions made by the Company for the year ended June 30, 1998 and the nine months ended March 31, 1999 were approximately $4,000 and $6,000, respectively.

11. EARNINGS PER SHARE

     A reconciliation of shares used in calculating basic and diluted earnings per share follows:

                                                                      NINE MONTHS ENDED
                                       YEAR ENDED JUNE 30,                MARCH 31,
                                ---------------------------------   ---------------------
                                  1996        1997        1998        1998        1999
                                ---------   ---------   ---------   ---------   ---------
Basic.........................  3,093,085   3,258,459   4,966,885   4,965,326   5,169,411
Effect of assumed conversion
  of employee stock options...  1,089,824     750,022       2,281       2,081      --
                                ---------   ---------   ---------   ---------   ---------
Diluted.......................  4,182,909   4,008,481   4,969,166   4,967,407   5,169,411
                                ---------   ---------   ---------   ---------   ---------
                                ---------   ---------   ---------   ---------   ---------

     Outstanding options to purchase shares of common stock were not included in the computation of diluted earnings per share because upon exercise, the common stock would be issued by the majority stockholder in accordance with the option agreements. (See Note 8.) These options were as follows:

                                                                       NINE MONTHS ENDED
                                             YEAR ENDED JUNE 30,           MARCH 31,
                                         ---------------------------   -----------------
                                          1996      1997      1998      1998      1999
                                         -------   -------   -------   -------   -------
Number of options......................    --        --      255,689   255,689   345,180
Weighted-average exercise price........    --        --        $5.87     $5.87     $5.87

           NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
               (INFORMATION AS OF MARCH 31, 1999 AND FOR THE NINE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

     The shares held by the majority stockholder subject to employee options have been included in the computation of basic and diluted earnings per share.

12. SUBSEQUENT EVENTS

     (a) In connection with a proposed public offering ('the Offering'), the Company signed a letter of intent with an underwriter to complete an offering of its common stock.

     (b) In connection with the Offering the Company on May 25, 1999, filed an amendment to its Certificate of Incorporation to adjust its authorized preferred stock to 10,000,000 shares, to adjust its authorized common stock to 25,000,000 shares and effect a .1278447 for-one reverse stock split. All applicable share and per share amounts in the accompanying financial statements have been retroactively adjusted to reflect the stock split.

     (c) On May 10, 1999 the Company's Board of Directors adopted the 1999 stock option plan which provides for the grant of options intended to qualify as 'incentive stock options' under Section 422 of the Internal Revenue Code and options that are not intended to so qualify -- 'nonstatutory stock options', as well as stock appreciation rights. The total number of shares of common stock reserved for issuance under the plan is 1,650,000 plus an indeterminate number of shares of common stock issuable upon the exercise of 'reload options'. The 1999 Stock Option Plan was approved by stockholders on May 10, 1999.

     The plan is administered by the Company's Board of Directors and options may be granted to all full-time employees (including officers) and directors of the Company or its subsidiary. No options have been granted under this plan.

     (d) The Company entered into an employment agreement with the majority stockholder effective July 1, 1999. Pursuant to this agreement, the majority stockholder has agreed to serve as Chairman of the Board of Directors and Chief Executive Officer at an annual salary of $200,000, subject to adjustment by the Board of Directors. The agreement commences on July 1, 1999 and has a term of two years, unless terminated by the Company for cause, or in the event the stockholder becomes permanently disabled. The agreement provides for certain fringe benefits payable to or on behalf of the majority stockholder, such as the use of an automobile. In addition, the agreement provides for certain termination benefits payable to the majority stockholder, which depending upon the reason for termination, can be equal to up to two years salary.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                2,000,000 SHARES
                                     [LOGO]

                                  COMMON STOCK
                ------------------------------------------------
                                   PROSPECTUS
                ------------------------------------------------

                                     [LOGO]

                                     [LOGO]

                                            , 1999

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses (other than underwriting discounts and commissions and the non-accountable expense allowance and financial advisory fee) expected to be incurred in connection with the offering described in this Registration Statement:

Securities and Exchange Commission registration fee.........  $    8,827
NASD filing fee.............................................       3,675
The Nasdaq National Market listing fee......................      69,375
Blue Sky fees and expenses..................................      20,000
Legal fees and expenses.....................................     250,000
Accounting fees and expenses................................     450,000
Printing and engraving expenses.............................     125,000
Transfer Agent and Registrar's fees and expenses............      25,000
Miscellaneous expenses......................................      48,123
                                                              ----------
     Total..................................................  $1,000,000
                                                              ----------
                                                              ----------

All amounts except the Securities and Exchange Commission Registration Fee, the NASD Filing Fee and the Nasdaq National Market Listing Fee are estimated. All expenses will be borne by the Company.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the laws of the State of New York, the officers and directors of the Registrant are entitled to indemnification by the Registrant, under certain circumstances, pursuant to Sections 721-726 of the New York Business Corporation Law which authorizes the Registrant, generally, to indemnify officers and directors against both expenses and liabilities in connection with any proceeding in which any such officer or director is made or threatened to be made, a party, other than in a proceeding by or in the right of the Registrant to procure a judgment in its favor, if (i) such officer or director acted in good faith and for a purpose he reasonably believed to be in the best interests of the Registrant; and (ii) with respect to any criminal proceeding, such officer or director also had no reasonable cause to believe his conduct was unlawful. In addition, such statute authorizes the Registrant, generally subject to certain limitations, to indemnify officers and directors against amounts paid in settlement and their expenses in connection with any proceeding by or in the right of the Registrant to procure a judgment in its favor which involved the officer or director, if such officer or director acted in good faith for a purpose which he reasonably believed to be in the best interests of the Registrant.

     The Registrant is required to indemnify an officer or director, as set forth above, if such officer or director has been successful on the merits or otherwise in the defense of any matter referred to herein. Otherwise, indemnification of an officer or director, unless ordered by a court, may be made by the Registrant only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because the officer or director met the applicable standard of conduct or because indemnification is permitted pursuant to Section 721 of the Business Corporation Law. Such determination must be made generally (a) by the Board of Directors of the Registrant, acting by a quorum consisting of directors who were not parties to the proceeding; or (b) if a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs (i) by the Board of Directors upon the written opinion of independent legal counsel that indemnification is proper under the circumstances, or (ii) by the shareholders.

     The Registrant's Certificate of Incorporation and By-Laws, as amended, provide that the Registrant shall, to the fullest extent permitted by law, indemnify all its officers and directors.

     The Registrant's Certificate of Incorporation contains the provisions of
Section 402(b) of the Business Corporation Law of the State of New York relating to the elimination of directors' liability for damages for breach of duty in such capacity.

     The Company expects to maintain directors' and officers' liability insurance policies covering certain liabilities of persons serving as officers and directors and providing reimbursement to the Company for its indemnification of such persons.

     Pursuant to the Underwriting Agreement to be entered into among the Company and the underwriters, officers and directors of the Company are indemnified for certain liabilities, including liabilities incurred under the Securities Act of 1933, as amended.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT, IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND IS THEREFORE UNENFORCEABLE.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The Company sold the following shares of common stock during the past three years. The number of shares of common stock referred to herein gives effect to a recent .1278447-for-one reverse stock split of the Company's shares of common stock.

     On February 14, 1995, the Company granted an option to purchase 1,022,758 shares of common stock at an exercise price of $.0782 per share to Mr. Bert E. Brodsky (the 'February Option').

     On November 1, 1995, the Company granted an option to purchase 1,022,758 shares of common stock at an exercise price of $.0782 per share to Mr. Brodsky. The February Option was exercised on November 1, 1995 by Mr. Brodsky's payment of $8,000 and delivery of a promissory note made payable to the order of the Company in the original principal amount of $72,000. In October, 1997, Mr. Brodsky paid such promissory note in full.

     On February 14, 1995, the Company granted an option to purchase 383,534 shares of common stock at an exercise price of $.0782 per share to Mr. Gerald Shapiro.

     On July 1, 1997, Mr. Bert E. Brodsky purchased 1,278,447 shares of common stock by surrendering currently exercisable options to purchase 1,022,758 shares of common stock of Health Card and by executing and delivering a non-recourse (except for interest) promissory note made payable to the order of the Company in the original principal amount of $1,000,000. This note is secured by 1,278,447 shares of common stock owned by Mr. Brodsky on July 1, 1997.

     On July 1, 1997, Mr. Gerald Shapiro purchased 383,534 shares of common stock by surrendering currently exercisable options to purchase 383,534 shares of common stock of Health Card and by executing and delivering a non-recourse (except for interest) promissory note made payable to the order of the Company in the original principal amount of $300,000. This note is secured by 383,534 shares of common stock owned by Mr. Shapiro on July 1, 1997.

     On July 1, 1997, Ms. Sandy Rothstein purchased 51,137 shares of common stock by executing and delivering a non-recourse (except for interest) promissory note made payable to the order of the Company in the original principal amount of $40,000. This note is secured by 51,137 shares of common stock owned by Ms. Rothstein on July 1, 1997.

     On October 30, 1998, Mr. Bert E. Brodsky purchased 340,919 shares of common stock for $2,000,000 cash. The funds used for this purchase were borrowed from Marine Midland Bank. The indebtedness of $2,000,000 to Marine Midland Bank was secured by 340,919 shares of common stock owned by Mr. Brodsky on October 30, 1998. The Company also executed an unlimited continuing Guaranty Agreement for the indebtedness of Mr. Brodsky to Marine Midland Bank. In January 1999, Mr. Brodsky paid such promissory note in full. On April 8, 1999, HSBC (formerly Marine Midland Bank), advised Health Card that its unlimited guaranty of Mr. Brodsky's $2,000,000 loan was released.

     All the foregoing transactions were private transactions not involving a public offering and were exempt from the registration provisions of the Act pursuant to Section 4(2) thereof. Sales of the securities were without the use of an underwriter, and the certificates evidencing the securities relating to the foregoing transactions bear restrictive legends permitting the transfer thereof only upon registration of such securities or an exemption under the Act.

ITEM 16. EXHIBITS


Exhibit
Number                                      Description of Exhibits

  1.1     -- Form of Underwriting Agreement by and between the Company and the Representatives(1)
  3.1     -- Certificate of Incorporation of the Company(1)
  3.2     -- Amendment, dated January 9, 1987, to Certificate of Incorporation of the Company(1)
  3.3     -- Amendment, dated April 21, 1987, to Certificate of Incorporation of the Company(1)
  3.4     -- Restated Certificate of Incorporation of the Company filed May 25, 1999(1)
  3.5     -- Amendment, filed May 25, 1999, to Certificate of Incorporation of the Company(1)
  3.6     -- By-Laws of the Company(1)
  3.7     -- Amended and Restated By-Laws of the Company(1)
  4.1     -- Form of Specimen Common Stock Certificate(1)
  4.2     -- Form of Warrant Agreement, including form of Representatives' Warrants(1)
  5.1     -- Opinion of Certilman Balin Adler & Hyman, LLP, counsel for the Company(1)
 10.1     -- Agreement, dated April 1, 1990, between the Company and ChoiceCare Long Island, Inc.
            d/b/a Vytra Healthcare(1)
 10.2     -- Prescription Drug Service Agreement, dated December 1, 1995, between the Company and
            ChoiceCare Long Island, Inc. d/b/a Vytra Healthcare(1)(2)
 10.3     -- Amendment to Prescription Drug Service Agreement, dated September 25, 1998 between the Company and Vytra Healthcare(1)
 10.4     -- Letter Agreement dated March 30, 1999 among National Medical Health Card Systems
            IPA, Inc., the Company and Vytra Healthcare(1)
 10.5     -- Agreement, dated January 1, 1995, between the Company and Suffolk County(1)
 10.6     -- Agreement, dated March 15, 1998, between the Company and Medi-Span, Inc.(1)
 10.7     -- Formulary Agreement, dated January 1, 1996, between the Company and Foundation
            Health Pharmaceutical Services d/b/a Integrated Pharmaceutical Services(1)(2)
 10.8     -- Mail Service Provider Agreement, dated July 1, 1996, between the Company and Thrift
            Drug, Inc. d/b/a Express Pharmacy Services(1)
 10.9     -- Amendment to Mail Service Provider Agreement, dated January 1, 1997, between the
            Company and Thrift Drug, Inc. d/b/a Express Pharmacy Services(1)
 10.10    -- Agreement, dated June 1, 1998, between Sandata, Inc. and the Company(1)
 10.11    -- Amendment to Agreement, dated June 1, 1998 between Sandata, Inc. and the Company(1)
 10.12    -- Agreement, dated June 16, 1998 between Sandata, Inc. and the Company(1)
 10.13    -- Bill of Sale, dated June 1, 1998, between Sandata, Inc. and the Company(1)
 10.14    -- Letter Agreement dated June 1, 1998 between Sandata, Inc. and the Company(1)
 10.15    -- Software License Agreement and Professional Service Agreement, dated February 18,
            1998, between the Company and Prospective Health, Inc.(1)
 10.16    -- 1999 Stock Option Plan(1)
 10.17    -- Letter, dated January 31, 1996, from the Company to Mary Casale(1)
 10.18    -- Employee Covenant Agreement, dated June 15, 1998, between the Company and Mary
            Casale(1)
 10.19    -- Stock Option Agreement, dated July 1, 1997, between Bert Brodsky and Mary Casale(1)
 10.20    -- Letter, dated November 30, 1998, from the Company to Marjorie O'Malley(1)
 10.21    -- Employee Covenant Agreement, dated December 7, 1998, between the Company and
            Marjorie O'Malley(1)
 10.22    -- Stock Option Agreement, dated December 7, 1998, between Bert Brodsky and Marjorie
            O'Malley(1)
 10.23    -- Letter, dated November 3, 1998, from the Company to John Ciufo(1)
 10.24    -- Confidentiality and Non-Disclosure Agreement, dated November 19, 1998, between the
            Company and John Ciufo(1)
 10.25    -- Stock Option Agreement, dated December 7, 1998, between Bert Brodsky and John
            Ciufo(1)
 10.26    -- Employee Covenant Agreement, dated June 16, 1998 between the Company and Ken
            Hammond(1)

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
------                       ----------------------
 10.27    -- Employee Covenant Agreement, dated June 1, 1998 between the Company and Linda Portney(1)
 10.28    -- Lease, dated January 1, 1996, between Sandata, Inc. and the Company(1)
 10.29    -- Assignment, dated November 1, 1996, from Sandata, Inc., to BFS Realty, LLC(1)
 10.30    -- First Amendment to BFS Realty, LLC Lease, dated June 1,
            1998, between BFS Realty, LLC and the Company(1)
 10.31    -- Second Amendment to BFS Realty, LLC Lease, dated April 1,
            1999, between BFS Realty, LLC and the Company(1)
 10.32    -- Lease, dated August 10, 1998, between 61 Manor Haven
            Boulevard, LLC and the Company(1)
 10.33    -- Promissory Note, dated July 1, 1997, made payable by Bert
            Brodsky to the order of the Company in the original
            principal amount of $1,000,000(1)
 10.34    -- Letter, dated June 3, 1999, from Bert Brodsky to the
            Company(1)
 10.35    -- Promissory Note, dated July 1, 1997, made payable by
            Gerald Shapiro to the order of the Company in the original principal amount of $300,000(1)
 10.36    -- Letter, dated June 3, 1999, from Gerald Shapiro to the
            Company(1)
 10.37    -- Promissory Note, dated June 1, 1998, made payable by P.W.
            Capital, LLC to the order of the Company in the original
            principal amount of $4,254,785(1)
 10.38    -- Agreement of Guaranty, dated June 1, 1998, by Bert E.
            Brodsky in favor of the Company(1)
 10.39    -- Promissory Note, dated October 30, 1998, made payable by
            Bert Brodsky to Marine Midland Bank in the principal
            amount of $2,000,000(1)
 10.40    -- Agreement of Guaranty, dated October 30, 1998, by the
            Company in favor of Marine Midland Bank(1)
 10.41    -- Promissory Note, dated November 3, 1998, made payable by
            Bert Brodsky to Marine Midland Bank in the principal
            amount of $2,000,000(1)
 10.42    -- Letter, dated January 29, 1999, from Marine Midland Bank to BDO Seidman(1)
 10.43    -- Letter, dated June 4, 1999, from HSBC to Bert E.
            Brodsky(1)
 10.44    -- Demand Promissory Note, dated January 2, 1999, made
            payable by P.W. Capital, LLC to the order of the Company,
            in the original principal amount of $90,100(1)
 10.45    -- Consulting Agreement, dated April 14, 1994, between P.W.
            Medical Management, Inc. and the Company(1)
 10.46    -- Assignment, dated July 1, 1996, between P.W. Medical
            Management, Inc. and P.W. Capital Corp.(1)
 10.47    -- Letter, dated June 8, 1999, from P.W. Capital Corp. to
            the Company(1)
 10.48    -- Letter, dated June 9, 1999, from Bert E. Brodsky to the
            Company(1)
 10.49    -- Letter, dated June 8, 1999, from the Bert E. Brodsky
            Revocable Trust to the Company(1)
 10.50    -- Letter agreement, dated June 30, 1999, between the Bert
            E. Brodsky Revocable Trust and the Company(1)
 10.51    -- Employment Agreement, dated July 1, 1999, between the
            Company and Bert E. Brodsky(1)
 10.52    -- Letter, dated June 8, 1999, from Bert E. Brodsky to the
            Company(1)
 10.53    -- Form of Lock-up Agreement(1)
 21       -- Subsidiaries of the Company(1)
 23.1     -- Consent of BDO Seidman, LLP(1)
 23.2     -- Consent of Certilman Balin Adler & Hyman, LLP (included in its opinion filed as Exhibit 5.1 hereto)(1)
 23.3     -- Consent of Ruskin Moscov Evans & Faltischek, P.C.(1)
 24.1     -- Powers of Attorney (included in signature page forming a part hereof)(1)
 27.1     -- Financial Data Schedule(1)


------------

(1) Filed previously.
(2) Contains confidential material omitted and filed separately with the Securities and Exchange Commission. Brackets denote such omission.

ITEM 17. UNDERTAKINGS

     (a) Rule 415 Offering.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraphs (l)(i) and (l)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Equity Offerings of Nonreporting Registrants.

     The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     (c) Indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) Rule 430A.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective;

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Port Washington, State of New York, on the 23rd day of July, 1999.


                                          NATIONAL MEDICAL HEALTH CARD
                                          SYSTEMS, INC.

                                          By:         /S/ BERT E. BRODSKY
                                               .................................

                                                      BERT E. BRODSKY
                                                CHAIRMAN OF THE BOARD, CHIEF
                                                      EXECUTIVE OFFICER

                                          By:          /S/ BARRY DENARO
                                               .................................

                                                        BARRY DENARO
                                                  CHIEF FINANCIAL OFFICER

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bert E. Brodsky his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                SIGNATURE                                 CAPACITY                       DATE
                ---------                                 --------                       ----
                    *                       Chairman of the Board and Chief         July 23, 1999
 .........................................    Executive Officer
            (BERT E. BRODSKY)                 (Principal Executive Officer)

                    *                       Vice Chairman of the Board,             July 23, 1999
 .........................................    Secretary
             (GERALD SHAPIRO)

                    *                       President and Chief Operating           July 23, 1999
 .........................................    Officer
          (MARJORIE G. O'MALLEY)

                    *                       Executive Vice President of             July 23, 1999
 .........................................    Operations
             (LINDA PORTNEY)

                     *                      Director                                July 23, 1999
 .........................................
    (RICHARD J. STRAUSS, F.A.C.S. M.D)

                    *                       Director                                July 23, 1999
 .........................................
            (GERALD ANGOWITZ)

                     *                      Director                                July 23, 1999
 .........................................
            (KENNETH J. DALEY)

                    *                       Chief Financial Officer                 July 23, 1999
 .........................................    (Principal Accounting Officer)
              (BARRY DENARO)

                    *                       Executive Vice President of Sales       July 23, 1999
 .........................................    and Marketing
              (MARY CASALE)

*By:       /s/ BERT E. BRODSKY
    ......................................
             (BERT E. BRODSKY)
             Attorney-in-Fact

           NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARY
                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                                       ADDITIONS
                                         BALANCE AT    CHARGED TO                           BALANCE AT
                                        BEGINNING OF   COSTS AND                  OTHER        END
             DESCRIPTION                   PERIOD      EXPENSE(a)   WRITE-OFFS   CHANGES    OF PERIOD
--------------------------------------  ------------   ----------   ----------   --------   ----------
Reserves and allowances deducted from
  asset accounts:
Allowance for possible losses
     Year ended June 30, 1996.........    $100,000      $214,046     $214,046    $  --       $100,000
     Year ended June 30, 1997.........     100,000       115,000       15,000       --        200,000
     Year ended June 30, 1998.........     200,000        70,000       70,000       --        244,189

------------

 (a) Charged to bad debts.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                        ON FINANCIAL STATEMENT SCHEDULE

     The audit referred to in our report to National Medical Health Card Systems, Inc. and Subsidiary, dated September 2, 1998, except for Note 12 which is as of May 25, 1999, which is contained in the Prospectus constituting part of this Registration Statement included the audit of the schedule listed under
Item 16(b) for each of the three years in the period ended June 30, 1998. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based upon our audits.

     In our opinion, such schedule presents fairly, in all material respects, the information set forth therein.

BDO SEIDMAN, LLP
September 2, 1998

                                      S-2


                           STATEMENT OF DIFFERENCES

The prescription symbol shall be expressed as...............................'Rx'